Form 10KSB, Exhibit 13
period 1996-12-31
EASTON BANCORP INC/MD
filed 1997-03-31
CIK 880209

                                                                     EXHIBIT 13

                         ANNUAL REPORT TO STOCKHOLDERS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                         ANNUAL REPORT TO STOCKHOLDERS
                               DECEMBER 31, 1996





                              EASTON BANCORP, INC.

                              EASTON BANCORP, INC.





                                   March 1997


Dear Stockholders:

I am pleased and proud to present Easton Bancorp, Inc.'s 1996 Annual Report to Stockholders. Total assets at the end of 1996 stood at $37,294,940 and our deposits have grown from $28,237,995 to $32,758,559.

As Easton's first community bank in over 100 years, we are committed to providing quality service, growth, and profitability.

Thanks to the efforts of our officers and staff, Easton Bank & Trust is on course to a very exciting future. Our customer base is continuing to grow and we showed a profit for each month of 1996.

In closing, let me thank all of the stockholders who have supported Easton Bancorp, Inc. You are an essential component in the growth of the Bank; and by sharing with friends your satisfaction with our services, you have contributed greatly to our success.

                                   Sincerely,

                                   /s/ W. David Hill
                                   W. David Hill, DDS
                                   Chairman of the Board





                 501 Idlewild Ave. P.O. Box 629 Easton MD 21601
                      410-819-0300       FAX 410-819-8091

                            BUSINESS OF THE COMPANY

         Easton Bancorp, Inc. (the "Company") was incorporated as a Maryland corporation on July 19, 1991, to become a one-bank holding company by acquiring all of the capital stock of Easton Bank & Trust Company (the "Bank") upon its formation. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank.
The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office location in its primary service area, Talbot County, Maryland. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. The Bank also offers a full range of short- to medium-term commercial and personal loans. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.


                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein.

OVERVIEW

         Easton Bancorp, Inc. is a one-bank holding company which was incorporated on July 19, 1991. Its wholly-owned subsidiary, Easton Bank and Trust Company, is a Maryland-chartered bank which began operations July 1, 1993.

         Consolidated income of the Company is derived primarily from operations of the Bank. Fiscal year 1996 represented the Bank's third full year of operations. Losses were projected for the first three years of operation for the Bank as it developed its deposit and loan base. The Bank has shown net income since the fourth quarter of 1995. As a result, the Company is reporting net income of $191,114 for 1996, compared to a net loss of $164,608 for 1995.

RESULTS OF OPERATIONS

         The Company reported its first full year of profitability with net income of $191,114, or $.32 per share, for the year ended December 31, 1996, which was an increase of $355,722 over the net loss of $164,608, or ($.29) per share, for the year ended December 31, 1995. The primary reason for the change in profitability is the increase in net interest income while controlling overhead so that operating expenses have remained relatively stable.

         Net interest income increased $246,888, or 23.59%, to $1,293,645 in 1996 from $1,046,757 in 1995. This increase in net interest income was the result of a $585,653 increase in interest income and a $338,765 increase in interest expense associated with the Bank's continued development of its deposit and loan base. Net interest spread decreased to 3.77% in 1996 from 3.92% in 1995, and the net interest margin decreased to 3.94% in 1996 from 4.12% in 1995.

         The provision for loan losses was $18,699 in 1996, a decrease of $105,601 from the $124,300 provision in 1995. The reduced provision is the result of net recoveries for 1996 of $53,554, compared to net charge-offs for 1995 of $452,300.

         The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $13,058 and $184,704 as of December 31, 1996 and 1995, respectively. The Company's allowance for loan losses as a percentage of its year-end loans was 1.09% at December 31, 1996, compared to 1.06% at December 31, 1995. During 1996, the Company had net recoveries of $53,554 which was .21% of average loans. Net charge-offs of $452,300 during 1995 resulted in a ratio of net charge-offs to average loans of 2.04%. The 1995 net charge-offs as a percentage of loans were unusually high because of a charge-off of approximately $400,000 made during the year for the loans of one borrower which victimized the Bank in a fraudulent loan scheme. During 1996, the banks which were victimized by this loan scheme recovered part of the loans charged off. The share of these recoveries received by the Bank during 1996 was in excess of $60,000.

         Noninterest income increased $28,258, or 33.31%, to $113,088 in 1996 from $84,830 in 1995. The increase was due primarily to an increase in credit card merchant fees and a 29.46% growth in average deposits.

         Noninterest expense increased $25,025, or 2.14%, to $1,196,920 in 1996 from $1,171,895 in 1995. The Company has closely monitored its overhead expenses during 1996. The Company's efficiency ratio, which is noninterest expense as a percentage of the sum of net interest income and noninterest income, improved to 85.09% in 1996, compared to 103.56% in 1995. The Company's improving ratio is the result of growth in loans and deposits without an increase in corresponding overhead expenses. This is typical in the first years of operation of a new bank.

         The Company showed a profit for the first time during the final quarter of 1995 when net income for the quarter was $12,992. In each succeeding quarter, the net income of the Company has increased. For the fourth quarter of 1996, net income was $75,586.

NET INTEREST INCOME

         The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" which follows shows the Company's average volume of interest-earning assets and interest-bearing liabilities for 1996 and 1995 and related income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans), and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" shows the amount of net interest income change from rate changes and from activity changes.

         The key performance measure for net interest income is the "net margin on interest-bearing assets," or net interest income divided by average interest-earning assets. The Company's net interest margin for 1996 was 3.94%, compared to 4.12% for 1995. The decrease is due to a larger investment in federal funds sold during 1996 compared to 1995 which have lower interest rates than other earning assets. The Bank has no old, higher yielding loans or securities to increase the average yield, and a significant number of the Bank's loans are fixed rate loans. As a result of the significant amount of fixed rate loans, the Bank's income may increase in a falling interest rate environment and decrease in a rising interest rate environment. Management of the Company expects to maintain or increase the net margin on interest-earning assets. The net margin may decline, however, if competition increases, loan demand decreases, or the cost of funds rises faster than the return on loans. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

         The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 1996 and 1995.

                AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES



                                               For the Year Ended                        For the Year Ended
                                                December 31, 1996                         December 31, 1995
                                         ---------------------------------      -------------------------------------
                                           Average       Income/     Yield/       Average         Income/       Yield/
                                           Balance       Expenses     Rate        Balance         Expenses       Rate
                                         -----------   ----------    ------     -----------     ----------      ------
ASSETS
Federal funds sold                       $ 6,845,883   $  364,327     5.32%     $ 3,021,489     $  177,606      5.88%
Interest-bearing deposits                     10,360          530     5.12%             -              -        0.00%
Investment securities:
  U.S. Government agency                     717,213       38,863     5.42%         500,000         25,773      5.15%
  Other                                        4,319         -        0.00%            -              -         0.00%
                                         -----------   ----------    -----      -----------     ----------      ----
    Total investment securities              721,532       38,863     5.39%         500,000         25,773      5.15%
                                         -----------   ----------    -----      -----------     ----------      ----
Loans:
  Demand and time                          3,179,554      300,504     9.45%       2,700,786        253,131      9.37%
  Mortgage                                20,577,929    1,892,300     9.20%      17,796,041      1,589,671      8.93%
  Installment                              1,812,925      190,989    10.53%       1,637,469        155,679      9.51%
                                         -----------   ----------    -----      -----------     ----------      ----
    Total loans                           25,570,408    2,383,793     9.32%      22,134,296      1,998,481      9.03%
Allowance for loan losses                    284,970        -           -           250,380           -           -
                                         -----------   ----------    -----      -----------     ----------      ----
    Total loans, net of allowance         25,285,438    2,383,793     9.43%      21,883,916      1,998,481      9.13%
                                         -----------   ----------    -----      -----------     ----------      ----
Total interest-earning assets             32,863,213    2,787,513     8.48%      25,405,405      2,201,860      8.67%
                                                       ----------    -----                      ----------      ----
Cash and due from banks                      711,474                                690,638
Premises and equipment                     1,576,200                              1,645,044
Other assets                                 307,884                                328,981
                                         -----------                            -----------
         Total assets                    $35,458,771                            $28,070,068
                                         ===========                            ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-Bearing Deposits
  Savings and NOW deposits               $ 7,273,028   $  236,164     3.25%     $ 6,248,071     $  213,330      3.41%
  Money market and supernow                2,497,559       88,182     3.53%       1,909,174         69,530      3.64%
  Other time deposits                     20,122,148    1,157,291     5.75%      14,882,301        865,095      5.81%
                                         -----------   ----------    -----      -----------     ----------      ----
Total interest-bearing deposits           29,892,735    1,481,637     4.96%      23,039,546      1,147,955      4.98%
Noninterest-bearing deposits               1,429,358        -            -        1,155,459          -             -
                                         -----------   ----------    -----      -----------     ----------      ----
Total deposits                            31,322,093    1,481,637     4.73%      24,195,005      1,147,955      4.74%
Borrowed funds                               388,883       12,231     3.15%         128,356          7,148      5.57%
                                         -----------   ----------    -----      -----------     ----------      ----
                                          31,710,976    1,493,868     4.71%      24,323,361      1,155,103      4.75%
                                                       ----------    -----                      ----------      ----
Other liabilities                            135,260                                 89,736
Stockholders' equity                       3,612,535                              3,656,971
                                         -----------                            -----------
         Total liabilities and
         stockholders equity             $35,458,771                            $28,070,068
                                         ===========                            ===========

Net interest spread                                                   3.77%                                     3.92%
                                                                     =====                                      ====

Net interest income                                    $1,293,645                               $1,046,757
                                                       ==========                               ==========

Net interest income/margin                                            3.94%                                     4.12%
                                                                     =====                                      ====

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                           Year Ended December 31,                   Year Ended December 31,
                                           1996 Compared with 1995                   1995 Compared with 1994
                                              Variance Due To                           Variance Due To
                                   ------------------------------------      --------------------------------------

                                     Total        Rate          Volume         Total         Rate          Volume
                                   --------     --------       --------      ---------     --------      ----------
 EARNING ASSETS

   Interest-bearing deposits       $    530     $     -        $    530      $   (9,268)   $    -        $   (9,268)
     with banks

   Federal funds sold               186,721      (38,153)       224,874         109,560      47,061          62,499

   Investment Securities:

     U.S. Treasury                     -              -            -             (6,999)        -            (6,999)

     U.S. Government Agency          13,090        1,904         11,186          (5,094)      5,688         (10,782)

   Loans:

     Demand and time                 47,373        2,512         44,861          92,791      30,231          62,560

     Mortgage                       302,629       54,206        248,423         787,773      92,700         695,073

     Installment                     35,310       18,624         16,686          63,793       5,966          57,827
                                   --------      -------       --------      ----------    --------       ---------
        Total interest income       585,653       39,093        546,560       1,032,556     181,646         850,910
                                   --------      -------       --------      ----------    --------       ---------

 INTEREST-BEARING LIABILITIES

   Savings and NOW deposits          22,834      (12,117)        34,951          60,441      10,850          49,591

   Money market and
     supernow deposits               18,652       (2,765)        21,417          12,006       7,254           4,752

   Time deposits                    292,196      (12,239)       304,435         566,184     147,755         418,429

   Federal funds purchased and        5,083       (9,428)        14,511           7,148         -             7,148
     short-term borrowings         --------    ---------       --------      ----------    --------       ---------

       Total interest expense       338,765      (36,549)       375,314         645,779     165,859         479,920
                                   --------     --------       --------      ----------    --------       ---------

 Net interest income               $246,888     $ 75,642       $171,246      $  386,777    $ 15,787       $ 370,990
                                   ========     ========       ========      ==========    ========       =========


COMPOSITION OF LOAN PORTFOLIO

       Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $25,285,438 and $21,883,916 during 1996 and 1995, respectively, which constituted 76.94% and 86.14% of average interest-earning assets for the periods. At December 31, 1996, the Company's loan to deposit ratio was 91.77%, compared to 85.83% at December 31, 1995. The Bank extends loans primarily to customers located in and near Talbot County. There are no industry concentrations in the Bank's loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate and its performance may be influenced by the real estate market in the region.

       The following table sets forth the composition of the Company's loan portfolio as of December 31, 1996 and 1995, respectively.

                         COMPOSITION OF LOAN PORTFOLIO


                                                                     December 31,
                                                         1996                        1995
                                               ------------------------    ----------------------------
                                                               Percent                        Percent
                                                 Amount        of Total      Amount           of Total
                                               -----------     --------    -----------        ---------
Commercial                                     $ 2,473,468       8.12%     $ 1,949,673          7.94%
Real estate                                     21,371,852      70.19%      16,913,382         68.87%
Construction                                     2,624,709       8.62%       2,323,490          9.46%
Home equity                                      1,607,606       5.28%       1,268,170          5.16%
Consumer                                         2,372,719       7.79%       2,103,166          8.57%
                                               -----------     ------      -----------        ------
     Total Loans                                30,450,354     100.00%      24,557,881        100.00%
                                                               ======                         ======
Less deferred loan origination fees                 55,670                      60,106
Less allowance for credit losses                   332,253                     260,000
                                               -----------                 -----------
     Net Loans                                 $30,062,431                 $24,237,775
                                               ===========                 ===========


     The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company's loan portfolio as of December 31, 1996.

      LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES


                                                                   December 31, 1996
                                               ---------------------------------------------------------
                                                              Over one
                                                 One Year     through          Over five
                                                 or less     five years          years          Total
                                               -----------   -----------       --------      -----------
     Commercial                                $ 1,347,194   $ 1,126,274       $    -        $ 2,473,468
     Real estate                                 6,898,079    13,879,820        593,953       21,371,852
     Construction                                2,624,709          -               -          2,624,709
     Home equity                                 1,607,606          -               -          1,607,606
     Consumer                                      654,418     1,708,942          9,359        2,372,719
                                               -----------   -----------       --------      -----------
          Total                                $13,132,006   $16,715,036       $603,312      $30,450,354
                                               ===========   ===========       ========      ===========

     Fixed interest rate                       $ 7,936,324   $16,450,718       $253,312      $24,640,354
     Variable interest rate                      5,195,682       264,318        350,000        5,810,000
                                               -----------   -----------       --------      -----------
          Total                                $13,132,006   $16,715,036       $603,312      $30,450,354
                                               ===========   ===========       ========      ===========

       As of December 31, 1996, $24,640,354, or 80.92%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand during the first three years of operations of the Bank. With such a significant amount of fixed rate loans, the Bank's income will decrease in a rising interest rate environment, but will increase in a falling interest rate environment.

       The Company has the following commitments, lines of credit, and letters of credit outstanding as of December 31, 1996 and 1995, respectively.

                                                                                     1996            1995
                                                                                  ----------      ----------
       Construction loans                                                         $1,650,040      $  620,059
       Lines of credit                                                             1,257,319       1,140,976
       Overdraft protection lines                                                     93,997          88,454
       Standby letters of credit                                                      44,563          12,700
                                                                                  ----------      ----------
            Total                                                                 $3,045,919      $1,862,189
                                                                                  ==========      ==========

       Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have interest fixed at current rates, fixed expiration dates, and may require the payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Loan commitments and lines and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management is not aware of any accounting loss the Company will incur by the funding of these commitments.

LOAN QUALITY

       The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing, past due and other loans that management believes require attention. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan loss or that additional increases in the loan loss allowance will not be required.

       For significant problem loans, management's review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management's evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to reserve for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions. The Bank is a relatively new institution without a long history. Its current policy is to maintain an allowance equal to the greater of one percent of gross loans or the results of management's evaluation of the risk associated with each loan. This allowance is increased for reserves for specific loans identified as substandard during management's loan review.

       The table "Allocation of Allowance for Loan Losses" which follows shows the specific reserves applied by loan type and also the general allowance included in the December 31, 1996 and 1995 allowance for loan losses.

       The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. At year-end 1996, the allowance for loan losses was 1.09% of outstanding loans, compared to 1.06% at year-end 1995.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES


                                                           1996                                 1995
                                                   ---------------------               ---------------------
                                                    Amount       Percent                Amount       Percent
                                                   --------      -------               --------      -------
       Commercial                                  $ 32,537        9.79%               $ 37,612       14.47%
       Real estate                                  185,532       55.84%                133,377       51.29%
       Construction                                  13,124        3.95%                 11,618        4.47%
       Home equity                                   11,034        3.32%                  8,877        3.41%
       Consumer                                      24,817        7.47%                 18,759        7.22%
       Commitments                                   24,706        7.44%                 16,038        6.17%
       General                                       40,503       12.19%                 33,719       12.97%
                                                   --------      ------                --------      ------
            Total                                  $332,253      100.00%               $260,000      100.00%
                                                   ========      ======                ========      ======


                           ALLOWANCE FOR LOAN LOSSES

                                                                         1996            1995
                                                                     -----------     -----------
       Balance at beginning of year                                  $   260,000     $   588,000

       Loan losses:
         Commercial                                                        2,464         414,307
         Consumer                                                         25,592          47,454
                                                                     -----------     -----------
           Total loan losses                                              28,056         461,761
                                                                     -----------     -----------

       Recoveries on loans previously charged off
         Commercial                                                       73,469           2,555
         Consumer                                                          8,141           6,906
                                                                     -----------     -----------
           Total loan recoveries                                          81,610           9,461
                                                                     -----------     -----------

       Net loan losses                                                   (53,554)        452,300
       Provision for loan losses charged to expense                       18,699         124,300
                                                                     -----------     -----------
       Balance at end of year                                        $   332,253     $   260,000
                                                                     ===========     ===========

       Total loans outstanding at end of year                        $30,450,354     $24,557,881

       Allowance for loan losses to loans outstanding
         at end of year                                                     1.09%           1.06%

       Net charge-offs to average loans                                    (0.21%)          2.04%


       As a result of management's ongoing review of the loan portfolio, loans are classified as nonaccrual when it is not reasonable to expect collection of interest under the original terms. These loans are classified as nonaccrual even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Interest on nonaccrual loans is recognized only when received. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

       The Company had nonperforming loans totaling $13,058 and $184,704 as of December 31, 1996 and 1995, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified no significant impaired loans as of December 31, 1996.

       A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected.
At December 31, 1996, the Company had twenty one borrowers with loans considered by management to be potential problem loans totaling approximately $412,502. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

LIQUIDITY AND INTEREST RATE SENSITIVITY

       The primary objective of asset/liability management is to ensure the steady growth of the Company's primary source of earnings, net interest income. Net interest income can fluctuate with significant interest rate movements. To lessen the impact of these margin swings, the balance sheet should be structured so that repricing opportunities exist for both assets and liabilities in roughly equivalent amounts at approximately the same time intervals. Imbalances in these repricing opportunities at any point in time constitute interest rate sensitivity.

       Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits.

       Average liquid assets (cash and amounts due from banks, interest bearing deposits in other banks, federal funds sold and investment securities) were 26.46% of average deposits for 1996, compared to 17.41% for 1995. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans.

       Interest rate sensitivity may be controlled on either side of the balance sheet. On the asset side, management can exercise some control on maturities. Also, loans may be structured with rate floors and ceilings on variable rate notes and by providing for repricing opportunities on fixed rate notes. The Company's investment portfolio, including federal funds sold, probably provides the most flexible and fastest control over rate sensitivity since it can generally be restructured more quickly than the loan portfolio.

       On the liability side, deposit products can be restructured so as to offer incentives to attain the maturity distribution desired. Competitive factors sometimes make control over deposits more difficult and less effective.

       Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities at a given time interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management generally attempts to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Company.

       The asset mix of the balance sheet is continually evaluated in terms of several variables; yield, credit quality, appropriate funding sources, and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

       The interest rate sensitivity position at December 31, 1996, is presented in the table "Interest Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was liability-sensitive through the one-year period but asset-sensitive for longer time horizons. For liability-sensitive institutions, if interest rates should increase, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                         INTEREST SENSITIVITY ANALYSIS

                                                                  December 31, 1996
                                    ------------------------------------------------------------------------------
                                                   After three
                                       Within      but within      After one
                                       three         twelve        but within        After
                                       months        months        five years        five years           Total
                                    -----------     -----------    -----------       ----------        -----------
ASSETS
Earning Assets:
  Federal funds sold                $ 2,824,727     $      -       $      -          $     -           $ 2,824,727
  Investment securities
    available for sale                  121,600            -              -                -               121,600
  Investment securities
    held to maturity                    250,000         250,000        750,000             -             1,250,000
  Loans                               6,625,322       6,506,684     16,715,036          603,312         30,450,354
                                    -----------     -----------    -----------       ----------        -----------
Total earning assets                $ 9,821,649     $ 6,756,684    $17,465,036       $  603,312        $34,646,681
                                    ===========     ===========    ===========       ==========        ===========

LIABILITIES
Interest-bearing liabilities:
  Money market and NOW              $ 7,660,738     $      -       $      -          $     -           $ 7,660,738
  Savings deposits                    3,228,701            -              -                -             3,228,701
  Club accounts                            -             26,084           -                -                26,084
  Certificates $100,000
   and over                           1,210,112       1,547,716      1,371,563             -             4,129,391
  Certificates under $100,000         3,034,786       5,152,409      7,807,263             -            15,994,458
  Securities sold under
    agreements to repurchase            574,328            -               -               -               574,328
                                    -----------     -----------    -----------       ----------        -----------
Total interest-bearing liabilities  $15,708,665     $ 6,726,209    $ 9,178,826       $     -           $31,613,700
                                    ===========     ===========    ===========       ==========        ===========

Period gap                          $(5,887,016)    $    30,475    $ 8,286,210       $  603,312        $ 3,032,981
                                    ===========     ===========    ===========       ==========        ===========

Cumulative gap                      $(5,887,016)    $(5,856,541)   $ 2,429,669       $3,032,981        $ 3,032,981
                                    ===========     ===========     ==========       ==========        ===========

Ratio of cumulative gap to total
  earning assets                         (16.99)%        (16.90)%         7.01%            8.75%              8.75%


       As noted in the table "Loan Maturity Schedule and Sensitivity to Changes in Interest Rates," approximately $5,098,177, or 16.74%, of the loan portfolio consisted of commercial loans and real estate construction loans. Of this amount, $3,971,903, or 77.91%, matures within one year.

       The table "Investment Securities Maturity Distribution and Yields" shows that as of December 31, 1996, $500,000 of the investment portfolio matures in one year or less. The balance of the debt securities mature within five years. All debt securities of the Company have been classified as "held-to-maturity." The equity securities are comprised of Federal Home Loan Bank stock which are classified as "available-for-sale" even though the Company has no immediate plans to sell the securities. The funds invested in Federal funds sold provide liquidity so that no debt securities have been classified as "available-for-sale." Another source of liquidity is the $1,000,000 line of credit the Company has available from a correspondent bank.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS




                                                       December 31, 1996               December 31, 1995
                                                    -----------------------         -----------------------
                                                                   Year-end                        Year-end
                                                    Book Value      Yields          Book value      Yields
                                                    ----------     --------         ----------     --------
U.S. Government Agency securities
  One year or less                                  $  500,000     5.2%             $   -          0.0%
  Over one through five years                          750,000     6.0%              500,000       5.2%
                                                    ----------     ---              --------       ---
Total U.S. Government Agency securities             $1,250,000     5.6%             $500,000       5.2%
                                                    ==========     ===              ========       ===


DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Average interest-bearing liabilities increased $7,113,716, or 30.71%, to $30,281,618 in 1996, from $23,167,902 in 1995. Average interest-bearing deposits increased $6,853,189, or 29.75%, to $29,892,735 in 1996, from
$23,039,546 in 1995. These increases resulted from increases in all categories of interest-bearing deposits resulting from the continued promotional efforts of management to increase the deposits and loans of the Bank. At December 31, 1996, total deposits were $32,758,559, compared to $28,237,995 at December 31, 1995, an increase of 16.01%.

         The following table sets forth the deposits of the Company by category as of December 31, 1996 and 1995, respectively.

                                    DEPOSITS

                                                                     December 31,
                                      -------------------------------------------------------------------------
                                                    1996                                    1995
                                      --------------------------------         --------------------------------
                                                            Percent of                               Percent of
                                         Amount              Deposits             Amount              Deposits
                                      -----------           --------           -----------           ----------
 Demand deposit accounts              $ 1,719,187             5.25%            $ 1,493,690             5.29%

 NOW accounts                           4,457,641            13.61%              3,291,062            11.65%

 Money market accounts                  3,203,097             9.78%              1,965,025             6.96%

 Savings accounts                       3,254,785             9.94%              3,147,391            11.15%

 Time deposits less than
    $100,000                           15,994,458            48.82%             13,555,818            48.00%

 Time deposits of $100,000
    or over                             4,129,391            12.60%              4,785,009            16.95%
                                      -----------           ------             -----------           ------
          Total deposits              $32,758,559           100.00%            $28,237,995           100.00%
                                      ===========           ======             ===========           ======


         Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $5,176,182 during 1996. Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 91.77% at December 31, 1996, and 85.83% at the end of 1995, with a 1996 ratio of average loans to average deposits of 80.73%. The maturity distribution of the Company's time deposits over $100,000 at December 31, 1996, is shown in the following table.

                     MATURITIES OF CERTIFICATES OF DEPOSIT
                  AND OTHER TIME DEPOSITS OF $100,000 OF MORE

                                                                   December 31, 1996
                                           -----------------------------------------------------------------
                                                          After
                                                          Three       After Six
                                           Within        Through       Through      After
                                           Three          Six          Twelve       Twelve
                                           Months        Months        Months       Months         Total
                                           ------        ------       ------        ------         -----
 Certificates of deposit
   of $100,000 or more                     $1,210,112    $933,033     $614,683      $1,371,563     $4,129,391
 Other time deposits of $100,000 or more         -           -            -              -               -
                                           ----------    --------     --------      ----------     ----------
    Total                                  $1,210,112    $933,033     $614,683      $1,371,563     $4,129,391
                                           ==========    ========     ========      ==========     ==========


         Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheets using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not accept brokered deposits.

         Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and federal funds purchased from correspondent banks. Average short-term borrowings were $388,883 and $128,356 during 1996 and 1995, respectively. As previously noted, the Company's primary funding source is core deposits, and it does not depend heavily on purchased funds to support its earning asset base.

NONINTEREST INCOME

         Noninterest income for 1996 was $113,088, compared to noninterest income in 1995 of $84,830, an increase of $28,258, or 33.31%. Of this increase, $13,965 relates to revenues from credit card merchant fees. The Bank offered its merchants, for a fee, the ability to deposit credit card receipts beginning in 1993. However, the Bank did not receive the fees it was due from the credit card clearing house until 1996, at which time the Bank received the unpaid fees for 1993, 1994 and 1995 due from the credit card clearing house.
In addition, service charges on deposits have grown with the growth in deposits. As the deposit base of the Bank grows, the Company expects the noninterest income will continue to increase. This represents management's best judgment but actual results depend on events that cannot be predicted with certainty and these expectations cannot be assured.

         The following table presents the principal components of noninterest income for the years ended December 31, 1996 and 1995, respectively.

                               NONINTEREST INCOME

                                                                             1996           1995
                                                                           --------        -------
       Service charges on deposit accounts                                 $ 68,660        $65,805
       Other noninterest revenue                                             44,428         19,025
                                                                           --------        -------
         Total noninterest income                                          $113,088        $84,830
                                                                           ========        =======
       Noninterest income as a percentage of average total assets               .32%           .30%
                                                                                ===            ===


NONINTEREST EXPENSE

       Noninterest expense increased by $25,025, or 2.14%, from $1,171,895 in 1995 to $1,196,920 in 1996. Increased personnel costs of $65,411 were offset by controlling other operating expenses.

       The Company has plans to finish the second floor of the Bank's main office during 1997 and to begin renting part of it to third parties by the second half of 1997. A portion of the second floor will be used as increased space of the Bank. Although the floor space used by the Bank will increase, management expects the rental income will offset the cost of this expansion.

       The following table presents the principal components of noninterest expense for the years ended December 31, 1996 and 1995, respectively.

                              NONINTEREST EXPENSE

                                                                                     1996            1995
                                                                                   ----------      ----------
       Compensation and related expenses                                           $  673,944      $  608,533
       Occupancy expense                                                               75,310          64,108
       Furniture and equipment expense                                                 92,704          86,837
       Advertising                                                                     35,332          39,544
       Professional fees                                                               44,890          59,976
       Data processing                                                                 65,372          58,497
       Deposit assessment                                                               2,000          22,795
       Insurance                                                                       21,435          34,147
       Loan reports and collection costs                                                2,491          25,585
       Organizational expense amortization                                             46,964          46,964
       Stationery and supplies                                                         35,119          30,112
       Telephone and postage                                                           34,115          30,769
       Other                                                                           67,244          64,028
                                                                                   ----------      ----------
         Total noninterest expense                                                 $1,196,920      $1,171,895
                                                                                   ==========      ==========

       Noninterest expense as a percentage of average total assets                       3.38%           4.17%
                                                                                         =====           =====

CAPITAL

       Under the capital guidelines of the Federal Reserve Board and the FDIC, the Company and the Bank are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. Tier 1 capital consists of common stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less certain intangibles. In addition, the Company and the Bank must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 3%, but this minimum ratio is increased by 100 to 200 basis points for other than the highest-rated institutions.

       At December 31, 1996, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                              ANALYSIS OF CAPITAL

                                                                                           Required
                                                                Company       Bank         Minimums
                                                                -------       ----         --------
                   Tier 1 risk-based capital ratio                 13.1%      12.8%         4.0%
                   Total risk-based capital ratio                  14.3%      13.9%         8.0%
                   Tier 1 leverage ratio                           10.1%       9.8%         3.0%


ACCOUNTING RULE CHANGES

         Accounting for Stock-Based Compensation. The Financial Accounting Standards Board (the "FASB") issued SFAS 123, "Accounting for Stock-Based Compensation," which encouraged, but did not require, the use of fair value based accounting for stock compensation awards. Under SFAS 123, compensation cost is measured and shown as an expense on the income statement based on the fair value of the awards at the grant dates. The Company adopted SFAS 123 as of January 1, 1996, electing to report the fair values in disclosure information only.

         Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. During 1996 the FASB issued SFAS 125. Many of its provisions become effective in 1997. SFAS 125 defines when assets are transferred or debt is extinguished. Generally, transfers are recognized when the transferee no longer has control over the assets. The Company adopted SFAS 125 as of January 1, 1997. Management does not expect the adoption of SFAS 125 to have a material adverse impact on the Company's financial position or results of operations.

IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions, such as the Company and the Bank, are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. See "-- Liquidity and Interest Rate Sensitivity" above.

INDUSTRY DEVELOPMENTS

         Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or results of operations.


                     MARKET FOR COMPANY'S COMMON EQUITY AND
                          RELATED STOCKHOLDER MATTERS

         The Company's Articles of Incorporation authorize it to issue up to 5,000,000 shares of the Common Stock. The Company closed its initial public offering (the "Initial Offering") of Common Stock on December 31, 1992, in which the Company offered for sale a minimum of 535,000 shares and a maximum of 700,000 shares at a purchase price of $10.00 per share. As a result of the Initial Offering, 559,328 shares of the Common Stock were issued.

         As of March 20, 1997, there were approximately 589 holders of record of the Common Stock and 559,328 shares of Common Stock issued and outstanding. In addition, there were 207,800 shares of Common Stock issuable pursuant to warrants which may be issued in the next 60 days. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

         All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available, when, as, and if declared by the Board of Directors. No dividends have been paid to date on the Common Stock, and it is anticipated that earnings will be retained for the foreseeable future in order to expand the Bank's capital base to support deposit growth. The Company currently has no source of income other than dividends and other payments received from the Bank. It is unlikely that any cash dividends will be paid in the near future.

                        [ROWLES & COMPANY LLP LETTERHEAD]
                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Easton Bancorp, Inc. and Subsidiary
Easton, Maryland



     We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 1996, 1995, and 1994, and the related consolidated statements of income (loss), changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 1996, 1995, and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                         /s/ Rowles & Company LLP



Salisbury, Maryland
January 22, 1997

                      EASTON BANCORP, INC. AND SUBSIDIARY

                          Consolidated Balance Sheets


                                                                                            December 31,
                                                                                  1996         1995           1994
                                                                              -----------   -----------   -----------

                                    Assets
Cash and due from banks                                                       $ 1,211,182   $   991,301   $ 1,277,753
Federal funds sold                                                              2,824,727     4,500,000     1,900,000
Investment in Federal Home Loan Bank stock                                        121,600          --            --
Investment securities held to maturity (market value of
  $1,247,275, $496,113, and $482,500)                                           1,250,000       500,000       500,000
Loans, less allowance for credit losses of
  $332,253, $260,000, and $588,000                                             30,062,431    24,237,775    17,779,187
Premises and equipment                                                          1,515,354     1,597,478     1,691,067
Intangible assets                                                                  84,503       137,844       192,904
Accrued interest receivable                                                       181,009       156,483       101,037
Other assets                                                                       44,134        37,270        32,703
                                                                              -----------   -----------   -----------

        Total assets                                                          $37,294,940   $32,158,151   $23,474,651
                                                                              ===========   ===========   ===========


                     Liabilities and Stockholders' Equity

Deposits
  Noninterest-bearing                                                         $ 1,719,187   $ 1,493,690   $ 1,261,038
  Interest-bearing                                                             31,039,372    26,744,305    18,461,396
                                                                              -----------   -----------   -----------
        Total deposits                                                         32,758,559    28,237,995    19,722,434

Accrued interest payable                                                           93,684       101,109        54,014
Securities sold under agreements to repurchase                                    574,328       277,363          --
Other liabilities                                                                 145,578        10,007         1,918
                                                                              -----------   -----------   -----------
        Total liabilities                                                      33,572,149    28,626,474    19,778,366
                                                                              -----------   -----------   -----------

Stockholders' equity
  Common stock, par value $.10 per share; authorized 5,000,000
    issued and outstanding 559,328 shares                                          55,933        55,933        55,933
  Additional paid-in capital                                                    5,217,686     5,217,686     5,217,686
  Retained earnings (deficit)                                                  (1,550,828)   (1,741,942)   (1,577,334)
                                                                              -----------   -----------   -----------
        Total stockholders' equity                                              3,722,791     3,531,677     3,696,285
                                                                              -----------   -----------   -----------

        Total liabilities and stockholders' equity                            $37,294,940   $32,158,151   $23,474,651
                                                                              ===========   ===========   ===========


  The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Income (Loss)


                                                                                        Years Ended December 31,
                                                                                 1996          1995           1994
                                                                              -----------   -----------   -----------

INTEREST REVENUE
  Loans, including fees                                                       $ 2,383,793   $ 1,998,481   $ 1,054,124
  Deposits in banks                                                                   530          --           9,268
  U.S. Treasury and Government agency securities                                   38,863        25,773        37,866
  Federal funds sold                                                              364,327       177,606        68,046
                                                                              -----------   -----------   -----------
        Total interest revenue                                                  2,787,513     2,201,860     1,169,304
                                                                              -----------   -----------   -----------

INTEREST EXPENSE
  Interest on deposits                                                          1,481,637     1,147,955       509,127
  Interest on borrowed funds                                                       12,231         7,148           197
                                                                              -----------   -----------   -----------
        Total interest expense                                                  1,493,868     1,155,103       509,324
                                                                              -----------   -----------   -----------

        Net interest income                                                     1,293,645     1,046,757       659,980

PROVISION FOR CREDIT LOSSES                                                        18,699       124,300       546,510
                                                                              -----------   -----------   -----------
        Net interest income after provision for credit losses                   1,274,946       922,457       113,470
                                                                              -----------   -----------   -----------

OTHER OPERATING REVENUE
  Service charges on deposit accounts                                              68,660        65,805        46,506
  Other noninterest revenue                                                        44,428        19,025        11,171
                                                                              -----------   -----------   -----------
        Total other operating revenue                                             113,088        84,830        57,677
                                                                              -----------   -----------   -----------

OTHER EXPENSES
  Compensation and related expenses                                               673,944       608,533       564,152
  Occupancy                                                                        75,310        64,108        61,397
  Furniture and equipment                                                          92,704        86,837        80,796
  Other operating                                                                 354,962       412,417       348,806
                                                                              -----------   -----------   -----------
        Total other expenses                                                    1,196,920     1,171,895     1,055,151
                                                                              -----------   -----------   -----------

Income (loss) before income taxes                                                 191,114      (164,608)     (884,004)

Income taxes                                                                         --            --            --
                                                                              -----------   -----------   -----------

NET INCOME (LOSS)                                                             $   191,114   $  (164,608)  $  (884,004)
                                                                              ===========   ===========   ===========

Earnings (loss) per common share and common stock equivalents
  Primary                                                                     $      0.32   $     (0.29)  $     (1.58)
                                                                              ===========   ===========   ===========
  Fully diluted                                                               $      0.32   $     (0.29)  $     (1.58)
                                                                              ===========   ===========   ===========

  The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity



                                                            Common stock                         Retained
                                                        ---------------------                    earnings
                                                        Shares      Par value      Surplus       (deficit)
                                                        ------      ---------      -------       ---------
Balance, December 31, 1993                               559,328   $    55,933   $ 5,217,686   $  (693,330)

Net loss                                                     -             -             -        (884,004)
                                                     -----------   -----------   -----------   -----------

Balance, December 31, 1994                               559,328        55,933     5,217,686    (1,577,334)

Net loss                                                     -             -             -        (164,608)
                                                     -----------   -----------   -----------   -----------

Balance, December 31, 1995                               559,328        55,933     5,217,686    (1,741,942)

Net income                                                   -             -             -         191,114
                                                     -----------   -----------   -----------   -----------

BALANCE, DECEMBER 31, 1996                               559,328   $    55,933   $ 5,217,686   $(1,550,828)
                                                     ===========   ===========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows


                                                                                      Years Ended December 31,
                                                                                  1996          1995          1994
                                                                              ------------  ------------  ------------

CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                                           $  2,758,551  $  2,179,706  $  1,101,322
  Fees, commissions, and rent received                                             112,868        84,830        57,677
  Interest paid                                                                 (1,501,293)   (1,108,008)     (464,894)
  Payments to suppliers and employees                                             (918,846)   (1,016,472)     (905,619)
                                                                              ------------  ------------  ------------
                                                                                   451,280       140,056      (211,514)
                                                                              ------------  ------------  ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans originated, net of principal repayments                                 (5,604,316)   (6,737,602)  (13,686,815)
  Loan participations sold                                                             -         897,750           -
  Loan participations purchased                                                   (344,346)     (776,328)          -
  Purchase of investment securities                                               (871,600)          -        (250,000)
  Purchase of interest-bearing deposits,
    net of redemptions                                                                 -             -         300,000
  Proceeds from maturities of investment securities                                    -             -       1,000,000
  Proceeds from sale of other real estate owned                                    113,804           -             -
  Purchase of premises and equipment, including
   construction in progress                                                        (15,287)       (2,817)      (35,414)
  Cash paid for organization costs and software                                     (2,456)         (435)         (966)
                                                                              ------------  ------------  ------------
                                                                                (6,724,201)   (6,619,432)  (12,673,195)
                                                                              ------------  ------------  ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in deposits                                                       4,520,564     8,515,561    11,549,583
  Increase in securities sold under agreements to repurchase                       296,965       277,363           -
  Advances from organizers repaid                                                      -             -            (500)
  Payments on notes payable                                                            -             -         (16,380)
                                                                              ------------  ------------  ------------
                                                                                 4,817,529     8,792,924    11,532,703
                                                                              ------------  ------------  ------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (1,455,392)    2,313,548    (1,352,006)

Cash and cash equivalents at beginning of year                                   5,491,301     3,177,753     4,529,759
                                                                              ------------  ------------  ------------

Cash and cash equivalents at end of year                                      $  4,035,909  $  5,491,301  $  3,177,753
                                                                              ============  ============  ============




   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                   (Continued)

                                                                                       Years Ended December 31,
                                                                                  1996           1995           1994
                                                                               ----------     ----------     ----------

RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
   OPERATING ACTIVITIES
Net income (loss)                                                              $  191,114     $ (164,608)    $ (884,004)

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
   Accretion on investments                                                           -              -          (10,610)
   Provision for credit losses                                                     18,699        124,300        546,510
   Depreciation                                                                    97,411         96,406         95,099
   Amortization of intangibles                                                     55,797         55,495         55,548
   Gain on sale of other real estate owned                                         (4,061)           -              -
   Decrease (increase) in
     Accrued interest receivable                                                  (24,526)       (55,446)       (77,391)
     Other assets                                                                  (6,864)        (4,567)        (2,639)
   Increase (decrease) in
     Deferred loan origination fees                                                (4,436)        33,292         20,019
     Accrued interest payable                                                      (7,425)        47,095         44,430
     Other liabilities                                                            135,571          8,089          1,524
                                                                               ----------     ----------     ----------

                                                                               $  451,280     $  140,056     $ (211,514)
                                                                               ==========     ==========     ==========




NONCASH ACTIVITY
  Other real estate acquired in lieu of foreclosure                            $  109,743 $          -   $          -
                                                                               ==========     ==========     ==========



   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          The accounting and reporting policies in the financial statements conform to generally accepted accounting principles and to general practices within the banking industry. Management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates and assumptions may affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Business
          Easton Bancorp, Inc. is a one-bank holding company. Easton Bank & Trust Company is a financial institution operating primarily in Talbot County. The Bank offers deposit services and loans to individuals, small businesses, associations, and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, cash management services, safe deposit boxes, money orders, and travelers cheques. The Bank also offers credit card services and discount brokerage services through a correspondent.

     Principles of consolidation
          The consolidated financial statements of Easton Bancorp, Inc. include the accounts of its wholly owned subsidiary, Easton Bank & Trust Company. Intercompany accounts and transactions have been eliminated.

     Cash equivalents
          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     Investment securities
          As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity.

     Earnings (loss) per share
          Earnings (loss) per common share and common stock equivalents is determined by dividing net income (loss) by the weighted average number of common stock and dilutive common stock equivalents outstanding during the period.

          Dilutive common equivalent shares consist of stock warrants, calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded since the effect would be anti-dilutive.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

     Loans and allowance for credit losses
          Loans are stated at face value less deferred origination fees and the allowance for credit losses.

          Interest on loans is credited to income based on the principal amounts outstanding. Origination fees are recorded as income over the contractual life of the related loans as an adjustment of yield.

          Accrual of interest on a loan is discontinued when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that collection of interest is doubtful.

          The allowance for credit losses represents an amount which, in management's judgment, will be adequate to absorb possible losses on existing loans that may become uncollectible. If the current economy or real estate market were to suffer a severe downturn, the estimate for uncollectible accounts would need to be increased. Management's judgment in determining the adequacy of the allowance is based on evaluations of the collectibility of loans. These evaluations take into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, and current economic conditions that may affect the borrowers' ability to pay.

          Management classifies loans as impaired when the collection of contractual obligations, including principal and interest, is doubtful.

     Premises and equipment
          Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives using the straight-line method. Leasehold improvements are amortized over the terms of the lease or the estimated useful lives of the improvements, whichever is shorter.

     Stock options
          The Company accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

2.   CASH AND EQUIVALENTS

          The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $6,865,970, $3,031,492 and $1,422,037 for 1996, 1995, and
     1994, respectively.

          Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 3.   INVESTMENT SECURITIES

            Investment securities held to maturity are summarized as follows:

                                                             Amortized  Unrealized  Unrealized      Market
                                                               cost        gains      losses        value
                                                             ---------  ----------  ----------      ------
      DECEMBER 31, 1996
         U.S. Government agencies                           $1,250,000  $   -      $    2,725    $1,247,275

      DECEMBER 31, 1995
         U.S. Government agencies                           $  500,000  $   -      $    3,887    $  496,113

      DECEMBER 31, 1994
         U.S. Government agencies                           $  500,000  $   -      $   17,500    $  482,500

          There were no sales of investment securities during 1996, 1995, or 1994.

          Pledged securities and the amortized cost and estimated market value of investment securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                             December 31, 1996         December 31, 1995        December 31, 1994
                          ------------------------    --------------------    --------------------
                           Amortized       Market     Amortized     Market    Amortized     Market
                             cost          value        cost        value       cost        value
                          ----------    ----------    --------    --------    --------    --------

Due
  One year or less        $  500,000    $  499,453     $  -        $  -        $  -        $  -
  After one year
    through five years       750,000       747,822     500,000     496,113     500,000     482,500
                          ----------    ----------    --------    --------    --------    --------

                          $1,250,000    $1,247,275    $500,000    $496,113    $500,000    $482,500
                          ==========    ==========    ========    ========    ========    ========

Pledged securities        $  650,000    $  648,546    $250,000    $249,863    $250,000    $242,188
                          ==========    ==========    ========    ========    ========    ========


          Securities were pledged as collateral for repurchase agreements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 4.   LOANS AND ALLOWANCE FOR CREDIT LOSSES

            Major classifications of loans are as follows:

                                                          1996           1995           1994
                                                      -----------    -----------    -----------
Commercial                                            $ 2,473,468    $ 1,949,673    $ 2,209,606
Real estate                                            21,371,852     16,913,382     11,914,573
Construction                                            2,624,709      2,323,490      1,629,267
Home equity                                             1,607,606      1,268,170      1,040,545
Consumer                                                2,372,719      2,103,166      1,600,010
                                                      -----------    -----------    -----------
                                                       30,450,354     24,557,881     18,394,001
Less deferred loan origination fees                        55,670         60,106         26,814
Less allowance for credit losses                          332,253        260,000        588,000
                                                      -----------    -----------    -----------

Loans, net                                            $30,062,431    $24,237,775    $17,779,187
                                                      ===========    ===========    ===========

            The rate repricing distribution of the loan portfolio follows:

Immediately                                           $ 3,267,806    $ 3,501,979    $ 2,812,446
Within one year                                         9,864,200      6,389,267      2,666,375
Over one to five years                                 16,715,036     14,662,115     12,826,499
Over five years                                           603,312          4,520         88,681
                                                      -----------    -----------    -----------

                                                      $30,450,354    $24,557,881    $18,394,001
                                                      ===========    ===========    ===========

            Transactions in the allowance for credit losses are as follows:

Beginning balance                                     $   260,000    $   588,000    $    50,000
Provision charged to operation                             18,699        124,300        546,510
Recoveries                                                 81,610          9,461            -
                                                      -----------    -----------    -----------
                                                          360,309        721,761        596,510
Charge-offs                                                28,056        461,761          8,510
                                                      -----------    -----------    -----------

Ending balance                                        $   332,253    $   260,000    $   588,000
                                                      ===========    ===========    ===========

            Management has identified no significant impaired loans.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


4.    LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

          Nonaccrual loans and loans past due 90 days or more are as follows:

                                                         1996           1995           1994
                                                      -----------    -----------    -----------

Nonaccrual
  Commerical                                          $     7,333    $       -      $       -
  Mortgage                                                    -          180,079            -
  Installment                                               5,725          4,625            -
                                                      -----------    -----------    -----------

                                                      $    13,058    $   184,704    $       -
                                                      ===========    ===========    ===========

Interest not accrued                                  $       449    $    13,526    $       -
                                                      ===========    ===========    ===========

Loans past due ninety days or more,
  still accruing interest                             $   261,664    $       -      $       -
                                                      ===========    ===========    ===========

          The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

                                                         1996          1995          1994
                                                      ----------    ----------    ----------

Construction loans                                    $1,650,040    $  620,059    $1,347,733
Lines of credit, including home equities               1,257,319     1,140,976       990,247
Overdraft protection lines                                93,997        88,454        72,066
Standby letters of credit                                 44,563        12,700        10,000
                                                      ----------    ----------    ----------

                                                      $3,045,919    $1,862,189    $2,420,046
                                                      ==========    ==========    ==========

          Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have rates fixed at current market interest, fixed expiration dates, and may require payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time.

          Letters of credit are commitments issued to guarantee the performance of a customer to a third party.

          Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management is not aware of any accounting loss the Bank will incur by the funding of these commitments.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 5.   PREMISES AND EQUIPMENT

          A summary of premises and equipment and the related depreciation expense is as follows:

                                                          Estimated
                                                         useful lives         1996             1995             1994
                                                         ------------     -----------      -----------      -----------
Land                                                          -           $   295,211      $   295,211      $   295,211
Land improvements                                          20 years            40,512           40,512           40,512
Building                                                 10-40 years        1,050,407        1,050,407        1,049,519
Furniture, fixtures, and equipment                        5-10 years          468,195          452,908          450,979
                                                                          -----------      -----------      -----------
                                                                            1,854,325        1,839,038        1,836,221
Accumulated depreciation                                                      338,971          241,560          145,154
                                                                          -----------      -----------      -----------

Net premises and equipment                                                $ 1,515,354      $ 1,597,478      $ 1,691,067
                                                                          ===========      ===========      ===========

Depreciation expense                                                      $    97,411      $    96,406      $    95,099
                                                                          ===========      ===========      ===========

 6.   INTANGIBLE ASSETS

          A summary of intangible assets and the related amortization follows:

                                                                                  1996          1995          1994
                                                                              ------------  ------------  ------------

Organization costs                                                            $    234,820  $    234,820  $    234,820
Computer software                                                                   42,940        40,917        40,917
                                                                              ------------  ------------  ------------
                                                                                   277,760       275,737       275,737
Accumulated amortization                                                           193,257       137,893        82,833
                                                                              ------------  ------------  ------------

Net intangible assets                                                         $     84,503  $    137,844  $    192,904
                                                                              ============  ============  ============

Amortization expense                                                          $     55,797  $     55,495  $     55,548
                                                                              ============  ============  ============

 7.   LINES OF CREDIT

          The Bank has available lines of credit of $1,000,000 in secured loans from other banks.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 8.   DEPOSITS

          Major classifications of interest-bearing deposits are as follows:

                                                           1996          1995          1994
                                                       ------------  ------------  ------------

Money market and NOW                                   $  7,660,738  $  5,256,087  $  5,228,180
Savings                                                   3,254,785     3,147,391     2,691,079
Other time                                               20,123,849    18,340,827    10,542,137
                                                       ------------  ------------  ------------
                                                       $ 31,039,372  $ 26,744,305  $ 18,461,396
                                                       ============  ============  ============

          Included in other time deposits are certificates of deposit issued in denominations of $100,000 or more. The maturities and related interest expense of these deposits follow:

                                                           1996          1995          1994
                                                       ------------  ------------  ------------

Three months or less                                   $  1,210,112  $  1,473,198  $    712,947
Three to twelve months                                    1,547,716     2,387,364     1,056,203
One to five years                                         1,371,563       924,447     1,012,357
                                                       ------------  ------------  ------------

                                                       $  4,129,391  $  4,785,009  $  2,781,507
                                                       ============  ============  ============

Interest expense                                       $    296,856  $    184,461  $     77,833
                                                       ============  ============  ============

 9.   OTHER OPERATING EXPENSES

          Other operating expenses are comprised as follows:

                                                    1996           1995           1994
                                                ------------   ------------   ------------

Advertising                                     $     35,332   $     39,544   $     34,312
Professional fees                                     44,890         59,976         34,679
Data processing                                       65,372         58,497         44,447
Deposit assessment                                     2,000         22,795         22,667
Insurance                                             21,435         34,147         35,109
Loan reports and collection costs                      2,491         25,585          8,855
Organizational expense amortization                   46,964         46,964         46,964
Postage                                               21,128         17,871         10,672
Proxy and transfer agent costs                         2,701          9,076         10,701
Software amortization                                  8,833          8,531          8,584
Stationery and supplies                               35,119         30,112         36,084
Telephone                                             12,987         12,898         13,121
Other                                                 55,710         46,421         42,611
                                                ------------   ------------   ------------

                                                $    354,962   $    412,417   $    348,806
                                                ============   ============   ============

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


10.  INCOME TAXES

          For income tax purposes at December 31, 1996, 1995, and 1994, the Corporation had net operating loss carryforwards of $1,426,467, $1,598,364, and $1,038,768 available to offset future taxable income.

          The statutory federal income tax rate was 34% for 1996, 1995, and 1994. The Company's effective tax rate for 1996, 1995, and 1994 was zero due to the net operating losses. The provision (benefit) for income taxes is reconciled as follows:

                                                        1996          1995          1994
                                                     ----------    ----------    ----------

Income (loss) before income taxes                    $  191,114    $ (164,608)   $ (884,004)
                                                     ==========    ==========    ==========

Tax provision at statutory rates                     $   64,979    $  (55,967)   $ (300,561)
Increase (decrease) resulting from
  State income taxes, less federal benefit                8,822        (7,605)      (40,841)
  Nondeductible expenses                                  1,649         2,068         2,013
  Net operating loss carryover                          (75,450)       61,504       339,389
                                                     ----------    ----------    ----------

Provision (benefit) for income taxes                 $      -      $      -      $     -
                                                     ==========    ==========    ==========

          The components of the deferred tax assets and liabilities as of December 31, 1996, 1995, and 1994, are as follows:

Deferred tax assets
  Allowance for credit losses                        $   93,255    $   86,034    $  218,602
  Deferred loan origination fees                          1,033         1,668           -
  Contributions carryforward                              2,355         2,355         1,368
  Net operating loss carryforward                       550,902       617,288       401,172
  Start-up costs                                         22,398        36,559        50,719
                                                     ----------    ----------    ----------
                                                        669,943       743,904       671,861
                                                     ----------    ----------    ----------
Deferred tax liabilities
  Depreciation                                           46,980        47,803        38,671
  Cash method accounting                                 34,741        32,198        30,790
                                                     ----------    ----------    ----------
                                                         81,721        80,001        69,461
                                                     ----------    ----------    ----------

Net deferred tax asset before
 valuation allowance                                    588,222       663,903       602,400

Valuation allowance                                    (588,222)     (663,903)     (602,400)
                                                     ----------    ----------    ----------

Net deferred tax asset                               $      -      $      -      $      -
                                                     ==========    ==========    ==========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


11.  LEASE COMMITMENTS

          The Bank is currently leasing branch facilities from a related party. The initial two year term of the lease began July 1, 1993. The second lease term, for a period of five years, began July 1, 1995. Rent is fixed at $300 per month. There are options to extend beyond the initial lease terms with rent increases that are contingent on the performance of the Bank and based on the consumer price index of Easton.

     Minimum lease payments                                     Amount
     ----------------------                                     ------
              1997                                           $  3,600
              1998                                              3,600
              1999                                              3,600
              2000                                              1,800
                                                             --------

                                                             $ 12,600
                                                             ========

          Rent expense was $3,600 for each of the years ended December 31, 1996, 1995, and 1994.

12.  STOCK WARRANTS

          The organizers of the Corporation and certain partnerships controlled by the organizers have purchased 272,574 shares of common stock sold in the initial offering and hold warrants to purchase up to 207,800 additional shares of common stock. The warrants are exercisable at a price of $10 per share for a period of 10 years and expire June 30, 2003.

13.  STOCK OPTION PLANS

          The Corporation has entered into an employment agreement with an executive officer that provides for options to purchase for $10 per share 2,797 shares each year for four years and, at the end of year five, to receive an option for 5,593 shares. The officer must meet performance criteria to be established by the Board of Directors. If issued, each such option will be exercisable for a period of seven years following the date of grant.

          The Corporation has adopted a stock option plan, covering 35,000 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan will provide for granting options to purchase shares of the common stock to the officers and other key employees of the Corporation and the Bank.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


13.  STOCK OPTION PLANS (Continued)

           A summary of the status of the Company's performance-based stock option plans follows:

           Shares                                       1996
-----------------------------------                  ---------

Outstanding, beginning of year                             -
Granted                                                  5,593
Exercised                                                  -
Forfeited                                                  -
                                                     ---------

Outstanding, end of year                                 5,593
                                                     =========

          The Bank applies APB No. 25 in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock options granted. Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123) was issued in October, 1995 to establish accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for measuring compensation expense for stock-based plans to be recognized in the statement of income or disclosed in the notes to the financial statements. Based on estimated fair values of the stock, no compensation expense has been recognized.

14.   RELATED PARTY TRANSACTIONS

          The executive officers and directors of the Corporation enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans of officers and directors follows:

                                                         1996            1995            1994
                                                     ------------    ------------    ------------

Beginning balance                                    $  2,067,392    $  2,025,790    $  1,305,419
Advances                                                  936,266         411,326       1,535,609
Repayments                                               (561,815)       (369,724)       (815,238)
                                                     ------------    ------------    ------------

Ending balance                                       $  2,441,843    $  2,067,392    $  2,025,790
                                                     ============    ============    ============

          The Corporation engaged a firm owned by one of the organizers to construct the Bank's main office. The general contractor was paid $7,578 in 1994.

          The Bank paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 1996.

          During 1996, 1995, and 1994, the Bank leased office space to a director for $7,938 yearly.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


15.  CAPITAL STANDARDS

          The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. As of December 31, 1996, the capital ratios and minimum capital requirements of the Bank are as follows:

                                                                                                                To be well
                                                   Actual                    Capital adequacy                   capitalized
                                              -----------------             ------------------              -------------------
(in thousands)                                Amount      Ratio             Amount       Ratio              Amount        Ratio
                                              ------      -----             ------       -----              ------        -----
  Total capital
    (to risk-weighted assets)                $ 3,893       13.9%          > $2,234      >  8.0%           >  $ 2,792     > 10.0%
                                                                          -             -                 -              -
  Tier 1 capital
    (to risk-weighted assets)                $ 3,561       12.8%          > $1,117      >  4.0%           >  $ 1,675     >  6.0%
                                                                          -             -                 -              -
  Tier 1 capital
   (to average assets)                       $ 3,561        9.8%          > $1,454      >  4.0%           >  $ 1,818     >  5.0%
                                                                          -             -                 -              -

          Tier 1 capital consists of capital stock, surplus, and undivided profits. Total capital includes a limited amount of the allowance for credit losses. In calculating risk-weighted assets, specified risk percentages are applied to each category of asset and off-balance sheet items.

          Failure to meet the capital requirements could affect the Bank's ability to pay dividends and accept deposits and may significantly affect the operations of the Bank.

16.  PROFIT SHARING PLAN

          In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. In 1996, the Board of Directors approved contributions matching 10% of employee contributions which totaled $1,605.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


17.  FAIR VALUE OF FINANCIAL INSTRUMENTS

          The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques prescribed by the FASB and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                                                                    December 31,
                                                            1996                         1995
                                                -------------------------   -------------------------
                                                  Carrying        Fair        Carrying        Fair
                                                   amount        value         amount         value
                                                -----------   -----------   -----------   -----------

Financial assets
  Cash and due from banks                       $ 1,211,182   $ 1,211,182   $   991,301   $   991,301
  Federal funds sold                              2,824,727     2,824,727     4,500,000     4,500,000
  Investment securities                           1,371,600     1,368,875       500,000       496,113
  Loans, net                                     30,062,431    29,907,317    24,237,775    23,958,784
  Accrued interest receivable                       181,009       181,009       156,483       156,483

Financial liabilities
  Noninterest-bearing deposits                  $ 1,719,187   $ 1,719,187   $ 1,493,690   $ 1,493,690
  Interest-bearing deposits and securities
   sold under agreements to repurchase           31,613,700    31,887,840    27,021,668    27,282,075
  Accrued interest payable                           93,684        93,684       101,109       101,109

          The fair values of U.S. Government agency securities are determined using market quotations.

          The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect for loans of the same class and term. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible loan losses.

          The fair value of interest-bearing checking, savings, and money market deposit accounts is equal to the carrying amount. The fair value of fixed-maturity time deposits is estimated based on interest rates currently offered for deposits of similar remaining maturities.

          It is not practicable to estimate the fair value of outstanding loan commitments, unused lines, and letters of credit.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.   PARENT COMPANY FINANCIAL INFORMATION

          The balance sheet and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:

                                                                                            December 31,
                                                                                  1996          1995          1994
                                                                              ------------  ------------  ------------
BALANCE SHEETS

                                     Assets
Cash                                                                          $     91,153  $    100,414  $    117,356
Investment in Easton Bank & Trust Company                                        3,623,899     3,418,365     3,560,872
Organization costs                                                                   7,739        12,898        18,057
                                                                              ------------  ------------  ------------

          Total assets                                                        $  3,722,791  $  3,531,677  $  3,696,285
                                                                              ============  ============  ============

                      Liabilities and Stockholders' Equity

Stockholders' equity
  Common stock, par value $.10 per share;
   authorized 5,000,000 shares; issued and
   outstanding 559,328 shares                                                 $     55,933  $     55,933  $     55,933
  Additional paid-in capital                                                     5,217,686     5,217,686     5,217,686
  Retained earnings (deficit)                                                   (1,550,828)   (1,741,942)   (1,577,334)
                                                                              ------------  ------------  ------------
          Total stockholders' equity                                             3,722,791     3,531,677     3,696,285
                                                                              ------------  ------------  ------------

          Total liabilities and stockholders' equity                          $  3,722,791  $  3,531,677  $  3,696,285
                                                                              ============  ============  ============



STATEMENTS OF (INCOME) LOSS                                                           Years Ended December 31,
                                                                                  1996          1995          1994
                                                                              ------------  ------------  ------------
Interest revenue                                                              $      3,327  $      3,929  $      4,236

Equity in undistributed income (loss) of subsidiary                                205,534      (142,507)     (854,310)
                                                                              ------------  ------------  ------------
                                                                                   208,861      (138,578)     (850,074)
                                                                              ------------  ------------  ------------
Expenses
  Furniture and equipment                                                               49            49            49
  Other                                                                             17,698        25,981        33,881
                                                                              ------------  ------------  ------------
                                                                                    17,747        26,030        33,930
                                                                              ------------  ------------  ------------

Net income (loss)                                                             $    191,114  $   (164,608) $   (884,004)
                                                                              ============  ============  ============

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.   PARENT COMPANY FINANCIAL INFORMATION (Continued)

                                                                                      Years Ended December 31,
                                                                                 1996          1995          1994
                                                                              ----------    ----------    ----------

STATEMENTS OF CASH FLOWS

CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                                           $    3,327    $    3,929    $    4,236
  Cash paid for operating expenses                                               (12,588)      (20,871)      (28,772)
                                                                              ----------    ----------    ----------
                                                                                  (9,261)      (16,942)      (24,536)
                                                                              ----------    ----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Advances from organizers repaid                                                    -             -            (500)
                                                                              ----------    ----------    ----------

NET (DECREASE) IN CASH                                                            (9,261)      (16,942)      (25,036)

Cash and equivalents at beginning of year                                        100,414       117,356       142,392
                                                                              ----------    ----------    ----------

Cash and equivalents at end of year                                           $   91,153    $  100,414    $  117,356
                                                                              ==========    ==========    ==========

RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
   Net income (loss)                                                          $  191,114    $ (164,608)   $ (884,004)
   Adjustments to reconcile net income (loss) to net
     cash used in operating activities
   Undistributed net (income) loss of subsidiary                                (205,534)      142,507       854,310
   Amortization                                                                    5,159         5,159         5,158
                                                                              ----------    ----------    ----------

                                                                              $   (9,261)   $  (16,942)   $  (24,536)
                                                                              ==========    ==========    ==========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


19.   QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

          The following is a summary of the unaudited quarterly results of operations:

                                                                    Three months ended
                                          ------------------------------------------------------------------
                                          December 31,       September 30,         June 30,        March 31,
                                          ------------       -------------         --------        ---------
1996
----
Interest revenue                            $  741,826         $  694,753         $  699,932       $  651,002
Interest expense                               373,791            367,737            386,380          365,960
Net interest income                            368,035            327,016            313,552          285,042
Provision for loan losses                      (15,463)             9,066             21,297            3,799
Net income                                      75,586             61,304             29,547           24,677

Earnings per share                                0.13               0.10               0.05             0.04

1995
----
Interest revenue                            $  632,399         $  585,856         $  527,976       $  455,629
Interest expense                               334,910            317,476            286,494          216,223
Net interest income                            297,489            268,380            241,482          239,406
Provision for loan losses                       21,164             27,539             47,943           27,654
Net income (loss)                               12,992            (17,696)           (80,747)         (79,157)

Earnings (loss) per share                         0.02              (0.03)             (0.14)           (0.14)

1994
----
Interest revenue                            $  419,208         $  347,051         $  248,273       $  154,772
Interest expense                               187,539            149,194            107,760           64,831
Net interest income                            231,669            197,857            140,513           89,941
Provision for loan losses                      420,784             38,726             49,000           38,000
Net income (loss)                             (443,790)           (93,701)          (173,492)        (173,021)

Earnings (loss) per share                        (0.79)             (0.17)             (0.31)           (0.31)

THE FOLLOWING COMMENT IS REQUIRED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

"This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation"

                      DIRECTORS AND EXECUTIVE OFFICERS OF
                              EASTON BANCORP, INC.


W. DAVID HILL, DDS                         PRESIDENT, WILLIAM HILL MANOR, INC.
CHAIRMAN/CHIEF EXECUTIVE OFFICER

THOMAS P. MCDAVID                          PRESIDENT/CHIEF EXECUTIVE OFFICER
PRESIDENT                                          EASTON BANK & TRUST COMPANY

SHEILA W. BATEMAN                          CHIEF ADMINISTRATIVE OFFICER
SECRETARY                                          WILLIAM HILL MANOR, INC.

JERRY L. WILCOXON                          CHIEF FINANCIAL OFFICER
TREASURER                                          CAULK MANAGEMENT COMPANY

JACK H. BISHOP, DDS                        DENTIST, JACK H. BISHOP, DDS

J. PARKER CALLAHAN, JR.                    FARMER

J. FREDRICK HEATON, DMD                    ENDODONTIST, J. FREDRICK HEATON,
                                                   DMDPA

WILLIAM C. HILL                            PRESIDENT, HILL'S DRUG STORE, INC.

DAVID F. LESPERANCE                        PRESIDENT, LESPERANCE CONSTRUCTION,
                                                   INC.

VINODRAI MEHTA, MD                         PHYSICIAN, VINODRAI MEHTA, MD

ROGER A. ORSINI, MD                        PLASTIC & RECONSTRUCTIVE SURGEON
                                                   PRESIDENT OF SHORE AESTHETIC
                                                   & RECONSTRUCTIVE ASSOCIATES

MAHMOOD S. SHARIFF, MD                     CARDIOLOGIST, MAHMOOD S. SHARIFF, MD


ALL OF THE PERSONS NOTED ABOVE ARE DIRECTORS OF EASTON BANCORP, INC.

                        DIRECTORS, OFFICERS AND STAFF OF
                          EASTON BANK & TRUST COMPANY


                                   DIRECTORS


                 W. DAVID HILL, DDS                                                           THOMAS P. MCDAVID
                 CHAIRMAN OF THE BOARD                                                        PRESIDENT

                 SHEILA W. BATEMAN                                                            JERRY L. WILCOXON
                 SECRETARY                                                                    TREASURER

                 JACK H. BISHOP, DDS                                                          PAMELA H. LAPPEN
                 J. PARKER CALLAHAN, JR.                                                      DAVID F. LESPERANCE
                 CHARLES T. CAPUTE                                                            VINODRAI MEHTA, MD
                 WALTER E. CHASE, JR.                                                         ROGER A. ORSINI, MD
                 STEPHEN W. CHITTY                                                            MARIAN H. SHANNAHAN
                 J. FREDRICK HEATON, DMD                                                      MAHMOOD S. SHARIFF, MD
                 THOMAS E. HILL                                                               JAMES B. SPEAR, SR.
                 WILLIAM C. HILL                                                              MYRON SZCZUKOWSKI, JR. MD
                 WILLIAM R. HOUCK, DDS                                                        DONNA S. TAYLOR
                 M. LINDA KILDEA



                                                         OFFICERS
                                                         --------

                 THOMAS P. MCDAVID                                                            DELIA B. DENNY
                 PRESIDENT/CHIEF EXECUTIVE OFFICER                                            SENIOR VICE PRESIDENT

                 PAMELA A. MUSSENDEN                                                          GENE FISCHGRUND
                 SENIOR VICE PRESIDENT/TREASURER                                              VICE PRESIDENT

                 BARBARA M. OSTRANDER                                                         ROSE M. KLECKNER
                 ASSISTANT VICE PRESIDENT                                                     ASSISTANT TREASURER



                                                          STAFF
                                                          -----

                 TERRI L. BRANNOCK, CSR SUPERVISOR                                            BRENDA L. FORBES, CSR
                 BETTY C. GOULD, ADMINISTRATIVE ASSISTANT                                     TRACY L. LEDNUM, CSR
                 SUSAN D. HASCHEN, OPERATIONS ADMINISTRATOR                                   KIMBERLY D. STARTT, CSR
                 JACQUELINE D. WILSON, CREDIT ADMINISTRATOR                                   PHILLIP B. MOANEY, JR., CSR
                 LESTA R. GUNTHER, OPERATIONS/LOAN ASSISTANT                                  ANNE H. HUGHES, RECEPTIONIST