Form 10KSB40, Exhibit 13
period 1997-12-31
EASTON BANCORP INC/MD
filed 1998-03-26
CIK 880209

                                                                      EXHIBIT 13






                          ANNUAL REPORT TO STOCKHOLDERS
                                DECEMBER 31, 1997

























                              EASTON BANCORP, INC.

                              Easton Bancorp, Inc.





                                   March 1998


Dear Stockholders:

         It is my pleasure to report to you on another successful year. Total assets reached $42,739,697 as of the end of 1997, an increase of 14.6 percent from the previous year; and deposits stood at $38,088,152 at December 31, 1997, an increase of 16.3 percent from the prior year. Net income was up to $289,921 for 1997, a substantial gain of 51.7 percent over 1996. This increase in earnings, along with a very strong capital ratio, positions us well for the many challenges and opportunities that will surely arise over the coming years.

         Easton Bank & Trust, Talbot County's first community bank in over 100 years, is continuing to gain market share and is committed to providing the ultimate in banking service, growth, and profitability. For this, I sincerely thank our officers and staff.

         As always, your support is greatly appreciated and we look forward to an exciting and successful 1998.

                             Sincerely,

                             /s/ W. David Hill
                             W. David Hill, DDS
                             Chairman of the Board









               501 Idlewild Avenue, P.O. Box 619, Easton, MD 21601
                          410-819-0300 FAX 410-819-8091

         This Annual Report contains statements which constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements appear in a number of places in this Annual Report and include all statements regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans;
(ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors discussed herein and those factors discussed in detail in the Company's filings with the Securities and Exchange Commission.

                             BUSINESS OF THE COMPANY

         Easton Bancorp, Inc. (the "Company") was incorporated as a Maryland corporation on July 19, 1991, to become a one-bank holding company by acquiring all of the capital stock of Easton Bank & Trust Company (the "Bank") upon its formation. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank. The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office location in its primary service area, Talbot County, Maryland. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. The Bank offers a full range of short- to medium-term commercial and personal loans. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein.

OVERVIEW

         Consolidated income of the Company is derived primarily from operations of the Bank. Fiscal year 1997 represented the Bank's fourth full year of operations. Losses were projected for the first three years of operation for the Bank as it developed its deposit and loan base. The Bank has shown net income since the fourth quarter of 1995. As the Bank continues to expand its deposit and loan base, its net interest income continues to increase. As a result, the Company is reporting net income of $289,921 for 1997, compared to $191,114 for 1996.

RESULTS OF OPERATIONS

         The Company reported net income of $289,921, or $.52 per share, for the year ended December 31, 1997, which represents an increase of $98,807, or $.18 per share from $191,114, or $.34 per share, for the year ended December 31, 1996. The primary reason for the change in profitability is the increase in net interest income.

         Net interest income increased $335,802, or 25.96%, to $1,629,447 in 1997 from $1,293,645 in 1996. This increase in net interest income was the result of a $490,470 increase in interest income and a $154,668 increase in interest expense associated with the Bank's continued development of its deposit and loan base while increasing net interest spread to 4.23% in 1997 from 3.77% in 1996. The net interest margin increased to 4.40% in 1997 from 3.94% in 1996.

         The provision for loan losses was $81,807 in 1997, an increase of $63,108 from the $18,699 provision in 1996. The provision increased because of loan growth and because in 1997 the Company experienced net charge-offs of $36,060 compared to net recoveries for 1996 of $53,554.

         The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $42,446 and $13,058 as of December 31, 1997 and 1996, respectively. The Company's allowance for loan losses as a percentage of its year-end loans was 1.08% at December 31, 1997, compared to 1.09% at December 31, 1996. Net charge-offs of $36,060 during 1997 resulted in a ratio of net charge-offs to average loans of .11%. During 1996, the Company had net recoveries of $53,554 which was .21% of average loans. The 1996 net recoveries were related to a significant charge-off in 1995 resulting from a fraudulent loan scheme by one borrower who victimized several banks, including the Bank. During 1996, the banks which were victimized by the fraudulent loan scheme recovered part of the loans charged off. The share of these recoveries received by the Bank during 1996 was in excess of $60,000.

         Noninterest income decreased $17,673, or 15.63%, to $95,415 in 1997 from $113,088 in 1996. Despite an increase in average deposits, return check charges and overdraft charges decreased $10,617 during 1997. The Company's fee schedule for these items remained constant in 1996 and 1997, but has been adjusted for 1998.

         Noninterest expense increased $156,214, or 13.05%, to $1,353,134 in 1997 from to $1,196,920 in 1996. To handle the volume of transactions associated with growth in both deposits and loans, the Company has hired two additional full-time and one part-time employee. These additional employees and annual salary increases accounted for an increase of noninterest expense of $70,594. Effective April, 1997, all directors were compensated $25 for each committee meeting of the Bank they attended. As a result, directors' fees increased $8,625 during 1997. The increased cost of data processing and supplies, totaling $21,056, were the result of increased deposit and loan accounts. The Company's efficiency ratio, which is noninterest expense as a percentage of the sum of net interest income and noninterest income, improved to 78.45% in 1997, compared to 85.09% in 1996. The Company's improving ratio is the result of faster growth in loans and deposits than in corresponding overhead expenses. This is typical in the first years of operation of a new bank.

NET INTEREST INCOME

         The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" which follows shows the Company's average volume of interest-earning assets and interest-bearing liabilities for 1997 and 1996 and related interest income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" shows the amount of net interest income change from rate changes and from activity changes.

         The key performance measure for net interest income is the "net margin on interest-bearing assets," or net interest income divided by average interest-earning assets. The Company's net interest margin for 1997 was 4.40%, compared to 3.94% for 1996. The increase is due to larger investment yields and lower rates paid on savings and NOW accounts. As a result of the significant amount of fixed rate loans, the Bank's income may increase in a falling interest rate environment and decrease in a rising interest rate environment. Management of the Company expects to maintain the net margin on interest-earning assets. The net margin may decline, however, if competition increases, loan demand decreases, or the cost of funds rises faster than the return on loans. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

         The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 1997 and 1996.



                                 AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                                 For the Year Ended                          For the Year Ended
                                                 December 31, 1997                           December 31, 1996
                                       ---------------------------------------     --------------------------------------

                                           Average       Income/       Yield/          Average       Income/       Yield/
ASSETS                                     Balance       Expenses      Rate            Balance       Expenses      Rate
                                         -----------    ---------      -----         -----------    ----------     -----
Federal funds sold                       $ 4,061,651    $  223,281      5.50%        $ 6,845,883    $  364,327      5.32%
Interest-bearing deposits                      3,819           211      5.53%             10,360           530      5.12%
Investment securities:
   U.S. Government agency                  1,302,055        77,907      5.98%            717,213        38,863      5.42%
   Other                                     123,898         8,982      7.25%              4,319         -          0.00%
                                         -----------    ----------     -----         -----------    ----------     -----
     Total investment securities           1,425,953        86,889      6.09%            721,532        38,863      5.39%
                                         -----------    ----------     -----         -----------    ----------     -----
Loans:
   Demand and time                         3,198,500       314,191      9.82%          3,179,554       300,504      9.45%
   Mortgage                               26,558,797     2,437,593      9.18%         20,577,929     1,892,300      9.20%
   Installment                             2,131,907       215,818     10.12%          1,812,925       190,989     10.53%
                                         -----------    ----------     -----         -----------    ----------     -----
     Total loans                          31,889,204     2,967,602      9.31%         25,570,408     2,383,793      9.32%
Allowance for loan losses                    347,325         -          -                284,970         -            -
                                         -----------    ----------     -----         -----------    ----------     -----
     Total loans, net of allowance        31,541,879     2,967,602      9.41%         25,285,438     2,383,793      9.43%
                                         -----------    ----------     -----         -----------    ----------     -----
Total interest-earning assets             37,033,302     3,277,983      8.85%         32,863,213     2,787,513      8.48%
                                                        ----------     -----                        ----------     -----
Cash and due from banks                      732,418                                     711,474
Premises and equipment                     1,624,800                                   1,576,200
Other assets                                 330,160                                     307,884
                                         -----------                                 -----------
       Total assets                      $39,720,680                                 $35,458,771
                                         ===========                                 ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings and NOW deposits              $ 7,806,635    $  243,536      3.12%        $ 7,273,028    $  236,164      3.25%
   Money market                            4,065,734       158,799      3.91%          2,497,559        88,182      3.53%
   Other time deposits                    21,408,000     1,224,459      5.72%         20,122,148     1,157,291      5.75%
                                         -----------    ----------     -----         -----------    ----------     -----
     Total interest-bearing deposits      33,280,369     1,626,794      4.89%         29,892,735     1,481,637      4.96%
Noninterest-bearing deposits               1,947,430         -             -           1,429,358         -            -
                                         -----------    ----------     -----         -----------    ----------     -----

     Total deposits                       35,227,799     1,626,794      4.62%         31,322,093     1,481,637      4.73%
Borrowed funds                               478,005        21,742      4.55%            388,883        12,231      3.15%
                                         -----------    ----------     -----         -----------    ----------     -----
                                          35,705,804     1,648,536      4.62%         31,710,976     1,493,868      4.71%
                                                        ----------     -----                        ----------     -----
Other liabilities                            143,505                                     135,260
Stockholders' equity                       3,871,371                                   3,612,535
                                         -----------                                 -----------
       Total liabilities and
       stockholders equity               $39,720,680                                 $35,458,771
                                         ===========                                 ===========

Net interest spread                                                     4.23%                                       3.77%
                                                                       =====                                       =====

Net interest income                                     $1,629,447                                  $1,293,645
                                                        ==========                                  ==========

Net interest income/margin                                              4.40%                                       3.94%
                                                                       =====                                       =====

                                    ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                         Year Ended December 31, 1997               Year Ended December 31, 1996 Compared
                                              Compared with 1996                                  with 1995
                                               Variance Due To                                 Variance Due To
                                  -------------------------------------------     ------------------------------------------

                                          Total          Rate        Volume             Total           Rate         Volume
EARNING ASSETS
   Interest-bearing deposits           $    (319)      $    16     $    (335)         $    530        $     -      $    530
   Federal funds sold                   (141,046)        7,075      (148,121)          186,721        (38,153)      224,874
   Investment Securities:
     U.S. Government Agency               39,044         7,346        31,698            13,090          1,904        11,186
     Other                                 8,982             -         8,982                 -              -             -
   Loans:
     Demand and time                      13,687        11,897         1,790            47,373          2,512        44,861
     Mortgage                            545,293        (4,947)      550,240           302,629         54,206       248,423
     Installment                          24,829        (8,760)       33,589            35,310         18,624        16,686
                                       ---------       -------     ---------          --------        -------      --------
       Total interest income             490,470        12,627       477,843           585,653         39,093       546,560
                                       ---------       -------     ---------          --------        -------      --------

INTEREST-BEARING LIABILITIES
   Savings and NOW deposits                7,372        (9,970)       17,342            22,834        (12,117)       34,951
   Money-market deposits                  70,617        15,260        55,357            18,652         (2,765)       21,417
   Time deposits                          67,168        (6,768)       73,936           292,196        (12,239)      304,435
   Federal funds purchased and
    short-term borrowings                  9,511         6,704         2,807             5,083         (9,428)       14,511
                                       ---------       -------     ---------          --------        -------      --------
       Total interest expense            154,668         5,226       149,442           338,765        (36,549)      375,314
                                       ---------       -------     ---------          --------        -------      --------

   Net interest income                 $ 335,802       $ 7,401     $ 328,401          $246,888        $75,642      $171,246
                                       =========       =======     =========          ========        =======      ========


 COMPOSITION OF LOAN PORTFOLIO

        Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $31,541,879 and $25,285,438 during 1997 and 1996, respectively, which constituted 85.17% and 76.94%, respectively, of average interest-earning assets for the periods. At December 31, 1997, the Company's loan to deposit ratio was 91.06%, compared to 91.77% at December 31, 1996. The Bank extends loans primarily to customers located in and near Talbot County. There are no industry concentrations in the Bank's loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate and its performance may be influenced by the real estate market in the region.

        The following table sets forth the composition of the Company's loan portfolio as of December 31, 1997 and 1996, respectively.

                         COMPOSITION OF LOAN PORTFOLIO

                                                                           December 31,
                                           --------------------------------------------------------------------------
                                                         1997                                    1996
                                           ----------------------------------     -----------------------------------

                                                                     Percent                                 Percent
                                                   Amount           of Total              Amount             of Total
                                                   ------           --------              ------             --------
Commercial                                       $2,270,375            6.46%           $ 2,473,468             8.12%
Real estate                                      24,273,513           69.10%            21,371,852            70.19%
Construction                                      3,658,528           10.41%             2,624,709             8.62%
Home equity                                       2,067,995            5.89%             1,607,606             5.28%
Consumer                                          2,859,345            8.14%             2,372,719             7.79%
                                                -----------          ------            -----------           ------
   Total loans                                   35,129,756          100.00%            30,450,354           100.00%
                                                                     ======                                  ======
Less deferred loan origination fees                  69,477                                 55,670
Less allowance for credit losses                    378,000                                332,253
                                                -----------                            -----------
   Net loans                                    $34,682,279                            $30,062,431
                                                ===========                            ===========

      The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company's loan portfolio as of December 31, 1997.

                        LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                                       December 31, 1997
                                                ---------------------------------------------------------------
                                                                  Over One           Over
                                                 One Year          through           Five
                                                  Or Less        Five Years          Years             Total
                                                  -------        ----------          -----             -----
Commercial                                      $ 1,202,081      $ 1,068,294        $   -          $ 2,270,375
Real estate                                       9,283,500       14,990,013            -           24,273,513
Construction                                      3,658,528           -                 -            3,658,528
Home equity                                       2,067,995           -                 -            2,067,995
Consumer                                            629,307        2,222,021           8,017         2,859,345
                                                -----------      -----------        --------       -----------
   Total                                        $16,841,411      $18,280,328        $  8,017       $35,129,756
                                                ===========      ===========        ========       ===========

Fixed interest rate                             $12,980,695      $18,280,328        $  8,017        31,269,040
Variable interest rate                            3,860,716           -                 -            3,860,716
                                                -----------      -----------        --------       -----------
   Total                                        $16,841,411      $18,280,328        $  8,017       $35,129,756
                                                ===========      ===========        ========       ===========

        As of December 31, 1997, $31,269,040, or 89.01%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand of the Bank. With such a significant amount of fixed rate loans, the Bank's income will decrease in a rising interest rate environment, but will increase in a falling interest rate environment.

         The Company has the following commitments, lines of credit, and letters of credit outstanding as of December 31, 1997 and 1996, respectively.

                                                   1997              1996
                                                ----------       ----------

          Construction loans                    $1,319,956       $1,650,040
          Lines of credit                        1,472,709        1,257,319
          Overdraft protection lines               144,026           93,997
          Standby letters of credit                382,767           44,563
                                                ----------       ----------
          Total                                 $3,319,458       $3,045,919
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

 LOAN QUALITY

         The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with a particular emphasis on non-accruing, past due, and other loans that management believes require attention. The determination of the reserve level rests upon management's judgment about factors affecting loan quality and assumptions about the economy. Management considers the year-end allowance appropriate and adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan loss or that additional increases in the loan loss allowance will not be required.

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

         The table "Allocation of Allowance for Loan Losses" which follows shows the specific reserves applied by loan type and also the general allowance included in the December 31, 1997 and 1996, allowance for loan losses.

         The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. At year-end 1997, the allowance for loan losses was 1.08% of outstanding loans, compared to 1.09% at year-end 1996.

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                          1997                         1996
                               ---------------------      -----------------------
                               Amount         Percent      Amount          Percent
                              --------        ------      --------         -------

        Commercial            $ 17,926          4.74%     $ 32,537           9.79%
        Real estate            214,117         56.64%      185,532          55.84%
        Construction            18,293          4.84%       13,124           3.95%
        Home equity             12,958          3.43%       11,034           3.32%
        Consumer                31,445          8.32%       24,817           7.47%
        Commitments             33,912          8.97%       24,706           7.44%
        General                 49,349         13.06%       40,503          12.19%
                              --------        ------      --------         ------
            Total             $378,000        100.00%     $332,253         100.00%
                              ========        ======      ========         ======


                           ALLOWANCE FOR LOAN LOSSES


                                                                 1997               1996
                                                                 ----               ----

         Balance at beginning of year                        $   332,253       $   260,000

         Loan losses:
                Commercial                                         8,244             2,464
                Real Estate                                       18,278                --
                Consumer                                          23,290            25,592
                                                             -----------       -----------
                    Total loan losses                             49,812            28,056
                                                             -----------       -----------

         Recoveries on loans previously charged off
                Commercial                                         1,885            73,469
                Real Estate                                        7,500                --
                Consumer                                           4,367             8,141
                                                             -----------       -----------
                    Total loan recoveries                         13,752            81,610
                                                             -----------       -----------

         Net loan losses/(recoveries)                             36,060           (53,554)
         Provision for loan losses charged to expense             81,807            18,699
                                                             -----------       -----------
         Balance at end of year                              $   378,000       $   332,253
                                                             ===========       ===========

         Total loans outstanding at end of year              $35,129,756       $30,450,354

         Allowance for loan losses to loans outstanding
                at end of year                                      1.08%             1.09%

         Net charge-offs/(recoveries) to average loans              0.11%            (0.21%)

        As a result of management's ongoing review of the loan portfolio, loans are classified as nonaccrual when it is not reasonable to expect collection of interest under the original terms. These loans are classified as nonaccrual even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Interest on nonaccrual loans is recognized only when received. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there ultimately may be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

        The Company had nonperforming loans totaling $42,466 and $13,058 as of December 31, 1997 and 1996, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified no significant impaired loans as of December 31, 1997.

        A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 1997, the Company had seventeen borrowers with loans considered by management to be potential problem loans totaling approximately $355,117. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

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

        Average liquid assets (cash and amounts due from banks, interest bearing deposits in other banks, federal funds sold and investment securities) were 17.67% of average deposits for 1997, compared to 26.46% for 1996. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans.

        Interest rate sensitivity may be controlled on either side of the balance sheet. On the asset side, management can exercise some control on maturities. Also, loans may be structured with rate floors and ceilings on variable rate notes and by providing for repricing opportunities on fixed rate notes. The Company's investment portfolio, including federal funds sold, probably provides the most flexible and fastest control over rate sensitivity since it generally can be restructured more quickly than the loan portfolio.

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

        The interest rate sensitivity position at December 31, 1997, is presented in the table "Interest Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was liability-sensitive through the one-year period but asset-sensitive for longer time horizons. For liability-sensitive institutions, if interest rates should increase, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                         INTEREST SENSITIVITY ANALYSIS

                                                                              December 31, 1997
                                       ---------------------------------------------------------------------------------------
                                                           After Three
                                          Within            but Within       After One but
                                          Three               Twelve          Within Five       After Five
                                          Months              Months             Years            Years             Total
                                          ------              ------             -----            -----             -----
ASSETS
Earning assets:
   Federal funds sold                  $  3,739,622       $         --       $         --      $         --       $  3,739,622
   Investment securities
    available for sale                      124,500                 --                 --                --            124,500
   Investment securities
    held to maturity                             --            500,000          1,000,000                --          1,500,000
   Loans                                  7,728,584          9,112,827         18,280,328             8,017         35,129,756
                                       ------------       ------------       ------------      ------------       ------------
Total earning assets                   $ 11,592,706       $  9,612,827       $ 19,280,328      $      8,017       $ 40,493,878
                                       ============       ============       ============      ============       ============

LIABILITIES
Interest-bearing liabilities:
   Money market and NOW                $  9,328,273       $         --       $         --      $         --       $  9,328,273
   Savings deposits                       3,558,605                 --                 --                --          3,558,605
   Club accounts                                 --             22,443                 --                --             22,443
   Certificates $100,000 and over         1,116,056          1,452,974          1,579,570                --          4,148,600
   Certificates under $100,000            2,923,645          5,434,683         10,600,221            10,834         18,969,383
   Securities sold under
    agreements to repurchase                481,490                 --                 --                --            481,490
                                       ------------       ------------       ------------      ------------       ------------
Total interest-bearing liabilities     $ 17,408,069       $  6,910,100       $ 12,179,791      $     10,834       $ 36,508,794
                                       ============       ============       ============      ============       ============

Period gap                             $ (5,815,363)      $  2,702,727       $  7,100,537      $     (2,817)      $  3,985,084

Cumulative gap                         $ (5,815,363)      $ (3,112,636)      $  3,987,901      $  3,985,084       $  3,985,084

Ratio of cumulative gap to total
   earning assets                            (14.36)%            (7.69)%             9.85%             9.84%              9.84%

         As noted in the table "Loan Maturity Schedule and Sensitivity to Changes in Interest Rates," as of December 31, 1997, approximately $5,928,903, or 16.88%, of the loan portfolio consisted of commercial loans and real estate construction loans. Of this amount, $4,860,609, or 81.98%, matures within one year.

         The table "Investment Securities Maturity Distribution and Yields" shows that as of December 31, 1997, $500,000 of the investment portfolio matures in one year or less. The balance of the debt securities mature within five years. All debt securities of the Company have been classified as "held-to-maturity." The equity securities are comprised of Federal Home Loan Bank stock which is classified as "available-for-sale" even though the Company has no immediate plans to sell the securities. The funds invested in federal funds sold provide liquidity so that no debt securities have been classified as "available-for-sale." Another source of liquidity is the $3,500,000 secured line of credit the Company has from the Federal Home Loan Bank, the $1,000,000 unsecured line of credit the Company has from a correspondent bank, and the $1,500,000 secured line of credit the Company has from another correspondent bank, of which $675,000 of the $1,500,000 line of credit is pledged to secure repurchase agreements.



                              INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                                       December 31, 1997                     December 31, 1996
                                                   ------------------------             -------------------------
                                                                   Year-end                              Year-end
                                                  Book Value        Yields              Book Value        Yields
                                                  ----------        ------              ----------        ------
 U.S. Government Agency securities
  One year or less                                 $  500,000        5.9%                  $500,000        5.2%
  Over one through five years                       1,000,000        6.1%                   750,000        6.0%
                                                   ----------        ---                 ----------        ---
Total U.S. Government Agency securities            $1,500,000        6.0%                $1,250,000        5.6%
                                                   ==========        ===                 ==========        ===

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Average interest-bearing liabilities increased $3,476,756, or 11.48%, to $33,758,374 in 1997, from $30,281,618 in 1996. Average interest-bearing deposits increased $3,837,634, or 11.33%, to $33,280,369 in 1997, from
$29,892,735 in 1996. These increases resulted from increases in all categories of interest-bearing deposits, except NOW accounts, resulting from the continued promotional efforts of management to increase the deposits and loans of the Bank. At December 31, 1997, total deposits were $38,088,152, compared to $32,758,559 at December 31, 1996, an increase of 16.27%.

         The following table sets forth the deposits of the Company by category as of December 31, 1997 and 1996, respectively.

                                    DEPOSITS

                                                                   December 31,
                                      -----------------------------------------------------------------------------
                                                   1997                                      1996
                                     ----------------------------------         ----------------------------------
                                                             Percent of                                 Percent of
                                        Amount                Deposits            Amount                 Deposits
                                        ------                --------            ------                 --------
   Demand deposit accounts           $ 2,060,848                5.41%           $1,719,187                5.25%
   NOW accounts                        4,270,427               11.21%            4,457,641               13.61%
   Money market accounts               5,057,846               13.28%            3,203,097                9.78%
   Savings accounts                    3,581,048                9.40%            3,254,785                9.94%
   Time deposits less than
      $100,000                        18,969,383               49.81%           15,994,458               48.82%
   Time deposits of $100,000
      or over                          4,148,600               10.89%            4,129,391               12.60%
                                     -----------              ------           -----------              ------
            Total deposits           $38,088,152              100.00%          $32,758,559              100.00%
                                     ===========              ======           ===========              ======


         Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $5,310,384 during 1997. Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 91.06% at December 31, 1997, and 91.77% at the end of 1996, with a 1997 ratio of average loans to average deposits of 89.54%. The maturity distribution of the Company's time deposits over $100,000 at December 31, 1997, is shown in the following table.

                    MATURITIES OF CERTIFICATES OF DEPOSIT
                 AND OTHER TIME DEPOSITS OF $100,000 OF MORE

                                                                       December 31, 1997
                                             -----------------------------------------------------------------------
                                                                 After
                                                                 Three      After Six
                                                  Within        Through      Through        After
                                                   Three          Six         Twelve        Twelve
                                                  Months         Months       Months        Months          Total
                                                  ------         ------       ------        ------          -----
   Certificates of deposit
      of $100,000 or more                       $1,116,056      $838,291     $614,683     $1,579,570     $4,148,600
   Other time deposits of $100,00 or more              -           -            -              -              -
                                                ----------      --------     --------     ----------     ----------
      Total                                     $1,116,056      $838,291     $614,683     $1,579,570     $4,148,600
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

         Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and federal funds purchased from correspondent banks. Average short-term borrowings were $478,055 and $388,883 during 1997 and 1996, respectively. As previously noted, the Company's primary funding source is core deposits, and it does not depend heavily on purchased funds to support its earning asset base.

NONINTEREST INCOME

         Noninterest income for 1997 was $95,415, compared to noninterest income in 1996 of $113,088, a decrease of $17,673, or 15.63%. Of this decrease, $10,617 is a result of the decrease in return check and overdraft charges. The Company's fee schedule for these items remained constant in 1996 and 1997 but the number of overdraft and return check occurrences decreased. The Bank offered its merchants, for a fee, the ability to deposit credit card receipts beginning in 1993. However, the Bank did not receive the fees it was due from the credit card clearing house until 1996, at which time the Bank received the unpaid fees for 1993, 1994, and 1995, due from the credit card clearing house. Credit card merchant fees decreased $3,370 from 1996 to 1997. In 1996, the Bank was originating fixed rate loans for another institution and receiving compensation for processing the loans. The demand for these loans decreased during 1997, decreasing fees by $3,396.

         The following table presents the principal components of noninterest income for the years ended December 31, 1997 and 1996, respectively.

                               NONINTEREST INCOME


                                                           1997         1996
                                                           ----         ----

          Service charges on deposit accounts             $62,588     $ 68,660
          Other noninterest revenue                        32,827       44,428
                                                           ------     --------
          Total noninterest income                        $95,415     $113,088
                                                          =======     ========

          Noninterest income as a percentage
           of average total assets                           0.24%        0.32%
                                                             ====         ====

NONINTEREST EXPENSE

         Noninterest expense increased by $156,214, or 13.05%, from $1,196,920 in 1996 to $1,353,134 in 1997. To handle the volume of transactions associated with growth in both deposits and loans, the Company has hired two additional full-time and one part-time employee. These additional employees and annual salary increases accounted for an increase of compensation and related expenses of $70,594. Effective April, 1997, all directors were compensated $25 for each committee meeting of the Bank they attended. As a result, directors' fees increased $8,625 during 1997. The increased cost of data processing and supplies, totaling $21,056, were the result of increased deposit and loan accounts.

         The following table presents the principal components of noninterest expense for the years ended December 31, 1997 and 1996, respectively.

                               NONINTEREST EXPENSE

                                                               1997         1996
                                                           ----------    ----------

          Compensation and related expenses                $  744,538    $  673,944
          Occupancy expense                                    71,871        75,310
          Furniture and equipment expense                      99,050        92,704
          Advertising                                          47,417        35,332
          Professional fees                                    58,421        44,890
          Data processing                                      77,487        65,372
          Deposit assessment                                    3,712         2,000
          Insurance                                            14,830        21,435
          Loan reports and collection costs                     8,086         2,491
          Organizational expense amortization                  46,964        46,964
          Stationery and supplies                              44,833        35,119
          Telephone and postage                                35,751        34,115
          Other                                               100,174        67,244
                                                           ----------    ----------
                  Total noninterest expense                $1,353,134    $1,196,920
                                                           ==========    ==========

          Noninterest expense as a percentage
           of average total assets                               3.41%         3.38%
                                                           ==========    ==========

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

         At December 31, 1997, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                               ANALYSIS OF CAPITAL

                                                                          Required
                                                Company       Bank        Minimums
                                                -------       ----        --------

           Tier 1 risk-based capital ratio        12.5%       12.0%         4.0%
           Total risk-based capital ratio         13.4%       13.1%         8.0%
           Tier 1 leverage ratio                   9.4%        9.2%         3.0%

ACCOUNTING RULE CHANGES

         Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. During 1996 the Financial Accounting Standards Board (the "FASB") issued SFAS 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." Many of its provisions became effective in 1997. SFAS 125 defines when assets are transferred or debt is extinguished. Generally, transfers are recognized when the transferee no longer has control over the assets. The Company adopted SFAS 125 as of January 1, 1997. The adoption of SFAS 125 did not have a material adverse impact on the Company's financial position or results of operations.

         Earnings Per Share. SFAS 128, "Earnings Per Share," replaces the presentation of primary earnings per share with a presentation of basic earnings per share and it requires a dual presentation of basic and diluted earnings per share on the face of the income statement. SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997. The adoption of this pronouncement by the Company in 1997 resulted in the restatement of the Company's prior period earnings per share disclosures.

IMPACT OF INFLATION

         Unlike most industrial companies, the assets and liabilities of financial institutions, such as the Company and the Bank, are primarily monetary in nature. Therefore, interest rates have a more significant affect on the Company's performance than do the effects of changes in the general rate of inflation and changes in prices. In addition, interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. As discussed previously, management seeks to manage the relationships between interest sensitive assets and liabilities in order to protect against wide interest rate fluctuations, including those resulting from inflation. See "Liquidity and Interest Rate Sensitivity" above.

INDUSTRY DEVELOPMENTS

         Certain recently enacted and proposed legislation could have an effect on both the costs of doing business and the competitive factors facing the financial institutions industry. The Company is unable at this time to assess the impact of this legislation on its financial condition or results of operations.

YEAR 2000 ISSUES

         The Company uses a third-party data processor for most of its accounting functions. The processor has implemented many changes in preparation for the year 2000 ("Year 2000"). Testing should be complete by the end of 1998. The Company also has a number of portable computers, most of which, due to their age, are Year 2000 compliant. Management expects no significant costs to get its systems Year 2000 compliant. The largest Year 2000 exposure to most banks is the preparedness of the customers of the banks. Management is addressing with its customers the possible consequences of not being prepared for Year 2000. Should large borrowers not sufficiently address this issue, the Company may experience an increase in loan defaults. The amount of potential loss from this issue is not quantifiable. Management is attempting to reduce this exposure by educating its customers.

                     MARKET FOR COMPANY'S COMMON EQUITY AND
                           RELATED STOCKHOLDER MATTERS

         The Company's Articles of Incorporation authorize it to issue up to 5,000,000 shares of its common stock, par value $0.10 per share (the "Common Stock"). The Company closed its initial public offering (the "Initial Offering") of Common Stock on December 31, 1992, in which the Company offered for sale a minimum of 535,000 shares and a maximum of 700,000 shares at a purchase price of $10.00 per share. As a result of the Initial Offering, 559,328 shares of the Common Stock were issued.

         As of March 16, 1998, there were approximately 569 holders of record of the Common Stock and 559,478 shares of Common Stock issued and outstanding. In addition, there were approximately 244,797 shares of Common Stock issuable pursuant to warrants and options which may be issued in the next 60 days. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

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

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Easton Bancorp, Inc. and Subsidiary
Easton, Maryland



         We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 1997, 1996, and 1995, and the related consolidated statements of income (loss), changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 1997, 1996, and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

         As discussed in Note 1 to the financial statements, the Bank changed its method of reporting earnings per share in 1997.


                                             /s/ Rowles & Company, LLP


Salisbury, Maryland
January 23, 1998

                       EASTON BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                                                                                      December 31,
                                                                       1997               1996               1995
                                                                   ------------       ------------       ------------
                                                      Assets

Cash and due from banks                                            $    642,726       $  1,211,182       $    991,301
Federal funds sold                                                    3,739,622          2,824,727          4,500,000
Investment in Federal Home Loan Bank stock                              124,500            121,600                 --
Investment securities held to maturity (market value of
 $1,502,794, $1,247,275, and $496,113)                                1,500,000          1,250,000            500,000
Loans, less allowance for credit losses of
 $378,000, $332,253, and $260,000                                    34,682,279         30,062,431         24,237,775
Premises and equipment                                                1,713,683          1,515,354          1,597,478
Intangible assets                                                        30,261             84,503            137,844
Accrued interest receivable                                             248,303            181,009            156,483
Other assets                                                             58,323             44,134             37,270
                                                                   ------------       ------------       ------------

     Total assets                                                  $ 42,739,697       $ 37,294,940       $ 32,158,151
                                                                   ============       ============       ============


                                      Liabilities and Stockholders' Equity

Deposits
 Noninterest-bearing                                               $  2,060,848       $  1,719,187       $  1,493,690
 Interest-bearing                                                    36,027,304         31,039,372         26,744,305
                                                                   ------------       ------------       ------------
     Total deposits                                                  38,088,152         32,758,559         28,237,995

Accrued interest payable                                                 99,980             93,684            101,109
Securities sold under agreements to repurchase                          481,490            574,328            277,363
Other liabilities                                                        57,363            145,578             10,007
                                                                   ------------       ------------       ------------
     Total liabilities                                               38,726,985         33,572,149         28,626,474
                                                                   ------------       ------------       ------------

Stockholders' equity
 Common stock, par value $.10 per share; authorized 5,000,000
  shares, issued and outstanding 559,328 shares                          55,933             55,933             55,933
 Additional paid-in capital                                           5,217,686          5,217,686          5,217,686
 Retained earnings (deficit)                                         (1,260,907)        (1,550,828)        (1,741,942)
                                                                   ------------       ------------       ------------
     Total stockholders' equity                                       4,012,712          3,722,791          3,531,677
                                                                   ------------       ------------       ------------

     Total liabilities and stockholders' equity                    $ 42,739,697       $ 37,294,940       $ 32,158,151
                                                                   ============       ============       ============




   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                    Consolidated Statements of Income (Loss)


                                                                             Years Ended December 31,
                                                                       1997             1996             1995
                                                                   -----------      -----------      -----------
INTEREST REVENUE
  Loans, including fees                                            $ 2,967,602      $ 2,383,793      $ 1,998,481
  Deposits in banks                                                        211              530               --
  U.S. Treasury and Government agency securities                        77,907           38,863           25,773
  Federal funds sold                                                   223,281          364,327          177,606
  Other                                                                  8,982               --               --
                                                                   -----------      -----------      -----------
        Total interest revenue                                       3,277,983        2,787,513        2,201,860
                                                                   -----------      -----------      -----------

INTEREST EXPENSE
  Interest on deposits                                               1,626,794        1,481,637        1,147,955
  Interest on borrowed funds                                            21,742           12,231            7,148
                                                                   -----------      -----------      -----------
        Total interest expense                                       1,648,536        1,493,868        1,155,103
                                                                   -----------      -----------      -----------

        Net interest income                                          1,629,447        1,293,645        1,046,757

PROVISION FOR CREDIT LOSSES                                             81,807           18,699          124,300
                                                                   -----------      -----------      -----------
        Net interest income after provision for credit losses        1,547,640        1,274,946          922,457
                                                                   -----------      -----------      -----------

OTHER OPERATING REVENUE
  Service charges on deposit accounts                                   62,588           68,660           65,805
  Other noninterest revenue                                             32,827           44,428           19,025
                                                                   -----------      -----------      -----------
        Total other operating revenue                                   95,415          113,088           84,830
                                                                   -----------      -----------      -----------

OTHER EXPENSES
  Compensation and related expenses                                    744,538          673,944          608,533
  Occupancy                                                             71,871           75,310           64,108
  Furniture and equipment                                               99,050           92,704           86,837
  Other operating                                                      437,675          354,962          412,417
                                                                   -----------      -----------      -----------
        Total other expenses                                         1,353,134        1,196,920        1,171,895
                                                                   -----------      -----------      -----------

Income (loss) before income taxes                                      289,921          191,114         (164,608)

Income taxes                                                                --               --               --
                                                                   -----------      -----------      -----------

NET INCOME (LOSS)                                                  $   289,921      $   191,114      $  (164,608)
                                                                   ===========      ===========      ===========

Earnings (loss) per common share
  Basic                                                            $      0.52      $      0.34      $     (0.29)
                                                                   ===========      ===========      ===========

  Diluted                                                          $      0.48      $      0.32      $     (0.29)
                                                                   ===========      ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity


                                       Common stock                                Retained
                                ---------------------------                        earnings
                                  Shares         Par value         Surplus         (deficit)
                                ----------      -----------      -----------      -----------
Balance, December 31, 1994          559,328      $    55,933      $ 5,217,686      $(1,577,334)

Net loss                                 --               --               --         (164,608)
                                -----------      -----------      -----------      -----------

Balance, December 31, 1995          559,328           55,933        5,217,686       (1,741,942)

Net income                               --               --               --          191,114
                                -----------      -----------      -----------      -----------

Balance, December 31, 1996          559,328           55,933        5,217,686       (1,550,828)

NET INCOME                               --               --               --          289,921
                                -----------      -----------      -----------      -----------

BALANCE, DECEMBER 31, 1997          559,328      $    55,933      $ 5,217,686      $(1,260,907)
                                ===========      ===========      ===========      ===========




   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows


                                                                                        Years Ended December 31,
                                                                                 1997              1996              1995
                                                                             -----------       -----------       -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                                          $ 3,224,496       $ 2,758,551       $ 2,179,706
  Fees, commissions, and rent received                                            37,312           112,868            84,830
  Interest paid                                                               (1,642,240)       (1,501,293)       (1,108,008)
  Payments to suppliers and employees                                         (1,240,368)         (918,846)       (1,016,472)
                                                                             -----------       -----------       -----------
                                                                                 379,200           451,280           140,056
                                                                             -----------       -----------       -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans originated, net of principal repayments                               (5,075,228)       (5,604,316)       (6,737,602)
  Loan participations sold                                                       359,766                --           897,750
  Loan participations purchased                                                       --          (344,346)         (776,328)
  Purchase of investment securities                                           (1,502,900)         (871,600)               --
  Proceeds from maturities of investment securities                            1,250,000                --                --
  Proceeds from sale of other real estate owned                                       --           113,804                --
  Purchase of premises and equipment, including
   construction in progress                                                     (298,893)          (15,287)           (2,817)
  Cash paid for organization costs and software                                   (2,261)           (2,456)             (435)
                                                                             -----------       -----------       -----------
                                                                              (5,269,516)       (6,724,201)       (6,619,432)
                                                                             -----------       -----------       -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in time deposits                                                2,994,134         1,783,022         7,798,690
  Net increase in other deposits                                               2,335,459         2,737,542           716,871
  Increase (decrease) in securities sold under agreements to repurchase          (92,838)          296,965           277,363
                                                                             -----------       -----------       -----------
                                                                               5,236,755         4,817,529         8,792,924
                                                                             -----------       -----------       -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                             346,439        (1,455,392)        2,313,548

Cash and cash equivalents at beginning of year                                 4,035,909         5,491,301         3,177,753
                                                                             -----------       -----------       -----------

Cash and cash equivalents at end of year                                     $ 4,382,348       $ 4,035,909       $ 5,491,301
                                                                             ===========       ===========       ===========




   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                   (Continued)


                                                                 Years Ended December 31,
                                                            1997            1996            1995
                                                         ---------       ---------       ---------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
   OPERATING ACTIVITIES
Net income (loss)                                        $ 289,921       $ 191,114       $(164,608)

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
   Provision for credit losses                              81,807          18,699         124,300
   Depreciation                                            100,564          97,411          96,406
   Amortization of intangibles                              56,503          55,797          55,495
   Gain on sale of other real estate owned                      --          (4,061)             --
   Decrease (increase) in
     Accrued interest receivable                           (67,294)        (24,526)        (55,446)
     Other assets                                          (14,189)         (6,864)         (4,567)
   Increase (decrease) in
     Deferred loan origination fees                         13,807          (4,436)         33,292
     Accrued interest payable                                6,296          (7,425)         47,095
     Other liabilities                                     (88,215)        135,571           8,089
                                                         ---------       ---------       ---------

                                                         $ 379,200       $ 451,280       $ 140,056
                                                         =========       =========       =========


NONCASH ACTIVITY
  Other real estate acquired in lieu of foreclosure      $      --       $ 109,743       $      --
                                                         =========       =========       =========




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

         Earnings (loss) per share

                  In 1997, the Company adopted Statement of Financial Accounts Standards (SFAS) No. 128, Earnings per Share which changes the earnings per share disclosures from primary and fully diluted per share amounts to basic and diluted earnings per share. Under SFAS No. 128, basic earnings per common share are determined by dividing net income (loss) by the weighted average number of shares of common stock outstanding. Diluted earnings per share is calculated including the average dilutive common stock equivalents outstanding during the period. Earnings (loss) per share disclosures for prior periods have been restated to conform to these new calculation methods.

                  Dilutive common equivalent shares consist of stock options and warrants, calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded since the effect would be antidilutive.

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

                  The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

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

                  Loans are considered impaired when, based on current information, management considers it unlikely that the collection of principal and interest payments will be made according to contractual terms. Generally, loans are not reviewed for impairment until the accrual of interest has been discontinued.

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

         Stock options

                  The Company accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

2.       CASH AND EQUIVALENTS

                  The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $4,069,486, $6,865,970, and $3,031,492 for
         1997, 1996, and 1995, respectively.

                  Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


3.       INVESTMENT SECURITIES

                  Investment securities held to maturity are summarized as follows:

                                                 Amortized      Unrealized      Unrealized        Market
                                                    cost           gains          losses           value
                                                ----------      ----------      ----------      ----------
         DECEMBER 31, 1997
            U.S. GOVERNMENT AGENCIES            $1,500,000      $    2,794      $       --      $1,502,794
                                                ==========      ==========      ==========      ==========

         December 31, 1996
            U.S. Government agencies            $1,250,000      $       --      $    2,725      $1,247,275
                                                ==========      ==========      ==========      ==========

         December 31, 1995
            U.S. Government agencies            $  500,000      $       --      $    3,887      $  496,113
                                                ==========      ==========      ==========      ==========

                  There were no sales of investment securities during 1997, 1996, or 1995.

                  Pledged securities and the amortized cost and estimated market value of investment securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.

                                          DECEMBER 31, 1997               December 31, 1996               December 31, 1995
                                     --------------------------      --------------------------      --------------------------
                                      AMORTIZED        MARKET         Amortized        Market         Amortized        Market
                                        COST            VALUE           cost            value           cost            value
                                     ----------      ----------      ----------      ----------      ----------      ----------
         Due
           One year or less          $  500,000      $  500,771      $  500,000      $  499,453      $       --      $       --
           After one year
             through five years       1,000,000       1,002,023         750,000         747,822         500,000         496,113
                                     ----------      ----------      ----------      ----------      ----------      ----------

                                     $1,500,000      $1,502,794      $1,250,000      $1,247,275      $  500,000      $  496,113
                                     ==========      ==========      ==========      ==========      ==========      ==========

         Pledged securities          $  675,000      $  676,095      $  650,000      $  648,546      $  250,000      $  249,863
                                     ==========      ==========      ==========      ==========      ==========      ==========


                  Securities were pledged as collateral for repurchase agreements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


4.       LOANS AND ALLOWANCE FOR CREDIT LOSSES

                  Major classifications of loans are as follows:


                                                      1997             1996             1995
                                                  -----------      -----------      -----------
         Commercial                               $ 2,270,375      $ 2,473,468      $ 1,949,673
         Real estate                               24,273,513       21,371,852       16,913,382
         Construction                               3,658,528        2,624,709        2,323,490
         Home equity                                2,067,995        1,607,606        1,268,170
         Consumer                                   2,859,345        2,372,719        2,103,166
                                                  -----------      -----------      -----------
                                                   35,129,756       30,450,354       24,557,881
         Less deferred loan origination fees           69,477           55,670           60,106
         Less allowance for credit losses             378,000          332,253          260,000
                                                  -----------      -----------      -----------

         Loans, net                               $34,682,279      $30,062,431      $24,237,775
                                                  ===========      ===========      ===========


                  The residential mortgage portfolio is pledged as collateral under lines of credit from correspondents and the Federal Home Loan Bank.

                  The rate repricing distribution of the loan portfolio follows:


         Immediately                 $ 4,110,743      $ 3,267,806      $ 3,501,979
         Within one year              12,664,592        9,864,200        6,389,267
         Over one to five years       18,346,404       16,715,036       14,662,115
         Over five years                   8,017          603,312            4,520
                                     -----------      -----------      -----------

                                     $35,129,756      $30,450,354      $24,557,881
                                     ===========      ===========      ===========


                  Transactions in the allowance for credit losses are as follows:


         Beginning balance                   $332,253      $260,000      $588,000
         Provision charged to operation        81,807        18,699       124,300
         Recoveries                            13,752        81,610         9,461
                                             --------      --------      --------
                                              427,812       360,309       721,761
         Charge-offs                           49,812        28,056       461,761
                                             --------      --------      --------

         Ending balance                      $378,000      $332,253      $260,000
                                             ========      ========      ========

                  Management has identified no significant impaired loans.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


4.       LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

                  Nonaccrual loans and loans past due 90 days or more are as follows:

                                                    1997          1996          1995
                                                  --------      --------      --------
         Nonaccrual
           Commercial                             $ 13,785      $  7,333      $     --
           Mortgage                                     --            --       180,079
            Installment                             28,661         5,725         4,625
                                                  --------      --------      --------

                                                  $ 42,446      $ 13,058      $184,704
                                                  ========      ========      ========

         Interest not accrued                     $  1,388      $    449      $ 13,526
                                                  ========      ========      ========


         Loans past due ninety days or more,
           still accruing interest                $218,055      $261,664      $     --
                                                  ========      ========      ========


                  The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

                                                          1997            1996            1995
                                                       ----------      ----------      ----------
         Construction loans                            $1,319,956      $1,650,040      $  620,059
         Lines of credit, including home equities       1,472,709       1,257,319       1,140,976
         Overdraft protection lines                       144,026          93,997          88,454
         Standby letters of credit                        382,767          44,563          12,700
                                                       ----------      ----------      ----------

                                                       $3,319,458      $3,045,919      $1,862,189
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

                  Loan commitments, lines of credit and letters of credit are made on the same terms, including collateral, as outstanding loans. The Bank's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management includes an assessment of potential loss from funding these commitments in its allowance for credit losses.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


5.       PREMISES AND EQUIPMENT

                  A summary of premises and equipment and the related depreciation expense is as follows:

                                                  Estimated
                                                 useful lives         1997            1996            1995
                                                 ------------      ----------      ----------      ----------
         Land                                          -           $  295,211      $  295,211      $  295,211
         Land improvements                         20 years            40,512          40,512          40,512
         Building                                 10-40 years       1,298,872       1,050,407       1,050,407
         Furniture, fixtures, and equipment       5-10 years          518,624         468,195         452,908
                                                                   ----------      ----------      ----------
                                                                    2,153,219       1,854,325       1,839,038
         Accumulated depreciation                                     439,536         338,971         241,560
                                                                   ----------      ----------      ----------

         Net premises and equipment                                $1,713,683      $1,515,354      $1,597,478
                                                                   ==========      ==========      ==========

         Depreciation expense                                      $  100,564      $   97,411      $   96,406
                                                                   ==========      ==========      ==========


6.       INTANGIBLE ASSETS

                  A summary of intangible assets and the related amortization follows:

                                            1997            1996            1995
                                          --------        --------        --------
         Organization costs               $234,820        $234,820        $234,820
         Computer software                  44,032          42,940          40,917
                                          --------        --------        --------
                                           278,852         277,760         275,737
         Accumulated amortization          248,591         193,257         137,893
                                          --------        --------        --------

         Net intangible assets            $ 30,261        $ 84,503        $137,844
                                          ========        ========        ========

         Amortization expense             $ 56,503        $ 55,797        $ 55,495
                                          ========        ========        ========

7.       LINES OF CREDIT

                  The Bank has total lines of credit of $1,000,000 in unsecured lines from other banks and secured lines of credit totaling $5,000,000.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

8.       DEPOSITS

                  Major classifications of interest-bearing deposits are as follows:

                                       1997             1996             1995
                                   -----------      -----------      -----------
         Money market and NOW      $ 9,328,273      $ 7,660,738      $ 5,256,087
         Savings                     3,581,048        3,254,785        3,147,391
         Other time                 23,117,983       20,123,849       18,340,827
                                   -----------      -----------      -----------

                                   $36,027,304      $31,039,372      $26,744,305
                                   ===========      ===========      ===========

                  Included in other time deposits are certificates of deposit issued in denominations of $100,000 or more. The maturities and related interest expense of these deposits follow:

                                        1997            1996            1995
                                     ----------      ----------      ----------
         Three months or less        $1,116,056      $1,210,112      $1,473,198
         Three to twelve months       1,452,974       1,547,716       2,387,364
         One to five years            1,579,570       1,371,563         924,447
                                     ----------      ----------      ----------

                                     $4,148,600      $4,129,391      $4,785,009
                                     ==========      ==========      ==========

         Interest expense            $  234,217      $  296,856      $  184,461
                                     ==========      ==========      ==========

9.       SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                  The Bank has repurchase agreements that are collateralized by government agency securities owned by the Bank. During the year ended December 31, 1997, the following applied to these repurchase agreements:

         Maximum amount outstanding                                              $594,632
         Average amount outstanding                                               478,005
         Average rate paid during the year                                           4.55%
         Investment securities underlying the agreements at year end
           Carrying value                                                        $675,000
           Estimated fair value                                                   676,095

                  $675,000 of the secured lines of credit the Bank has with correspondent banks has been pledged as additional collateral for these agreements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


10.      INCOME TAXES

                  For income tax purposes at December 31, 1997, 1996, and 1995, the Corporation had net operating loss carryforwards of $1,147,924, $1,432,564, and $1,598,364 available to offset future taxable income.

                  The statutory federal income tax rate was 34% for 1997, 1996, and 1995. The Company's effective tax rate for 1997, 1996, and 1995 was zero due to the net operating losses. The provision (benefit) for income taxes is reconciled as follows:

                                                            1997            1996            1995
                                                         ---------       ---------       ---------
         Income (loss) before income taxes               $ 289,921       $ 191,114       $(164,608)
                                                         =========       =========       =========

         Tax provision at statutory rates                $  98,573       $  64,979       $ (55,967)
         Increase (decrease) resulting from
           State income taxes, less federal benefit         13,377           8,822          (7,605)
           Nondeductible expenses                            3,346           1,649           2,068
           Net operating loss carryover                   (115,296)        (75,450)         61,504
                                                         ---------       ---------       ---------

         Provision (benefit) for income taxes            $      --       $      --       $      --
                                                         =========       =========       =========


                  The components of the deferred tax assets and liabilities as of December 31, 1997, 1996, and 1995, are as follows:


         Deferred tax assets
           Allowance for credit losses          $ 124,849       $  93,255       $  86,034
           Deferred loan origination fees             992           1,033           1,668
           Contributions carryforward                  --           2,355           2,355
           Net operating loss carryforward        435,721         550,902         617,288
           Start-up costs                           8,238          22,398          36,559
                                                ---------       ---------       ---------
                                                  569,800         669,943         743,904
                                                ---------       ---------       ---------
         Deferred tax liabilities
           Depreciation                            45,537          46,980          47,803
           Cash method accounting                  59,417          34,741          32,198
                                                ---------       ---------       ---------
                                                  104,954          81,721          80,001
                                                ---------       ---------       ---------

         Net deferred tax asset before
          valuation allowance                     464,846         588,222         663,903

         Valuation allowance                     (464,846)       (588,222)       (663,903)
                                                ---------       ---------       ---------

         Net deferred tax asset                 $      --       $      --       $      --
                                                =========       =========       =========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


11.      OTHER OPERATING EXPENSES

                  Other operating expenses are comprised as follows:

                                                    1997          1996          1995
                                                  --------      --------      --------
         Advertising                              $ 47,417      $ 35,332      $ 39,544
         Professional fees                          58,421        44,890        59,976
         Data processing                            77,487        65,372        58,497
         Deposit assessment                          3,712         2,000        22,795
         Insurance                                  14,830        21,435        34,147
         Loan reports and collection costs           8,086         2,491        25,585
         Organizational expense amortization        46,964        46,964        46,964
         Postage                                    21,813        21,128        17,871
         Proxy and transfer agent costs             15,141         2,701         9,076
         Software amortization                       9,539         8,833         8,531
         Stationery and supplies                    44,833        35,119        30,112
         Telephone                                  13,938        12,987        12,898
         Other                                      75,494        55,710        46,421
                                                  --------      --------      --------

                                                  $437,675      $354,962      $412,417
                                                  ========      ========      ========

12.      LEASE COMMITMENTS

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

                  Minimum lease payments                       Amount
                  ----------------------                       ------
                           1998                                $3,600
                           1999                                 3,600
                           2000                                 1,800
                                                               ------
                                                               $9,000
                                                               ======

                  Rent expense was $3,600 for each of the years ended December 31, 1997, 1996, and 1995.

13.      STOCK WARRANTS

                  The organizers of the Corporation and certain partnerships controlled by the organizers have purchased 272,574 shares of common stock sold in the initial offering and hold warrants to purchase up to 207,800 additional shares of common stock. The warrants are exercisable at a price of $10 per share for a period of 10 years and expire June 30, 2003.

                      EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


14.      STOCK OPTION PLANS

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

                  The Corporation has adopted a stock option plan, covering 35,000 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan provides for granting options to purchase shares of the common stock to the officers and other key employees of the Corporation and the Bank. No options have been granted.

                  A summary of the status of the Company's performance-based stock option plans follows:

                        Shares                             1997          1996
         ----------------------------------               -----         -----
         Outstanding, beginning of year                   5,593            --
         Granted                                          2,797         5,593
         Exercised                                           --            --
         Forfeited                                           --            --
                                                          -----         -----

         Outstanding, end of year                         8,390         5,593
                                                          =====         =====


           These options expire as follows:

         October, 2003                                    5,593
         April, 2004                                      2,797
                                                          -----

                                                          8,390
                                                          =====

                  The Bank applies APB No. 25 in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock options granted. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123) was issued in October, 1995 to establish accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 defines a fair value based method of accounting for measuring compensation expense for stock-based plans to be recognized in the statement of income or disclosed in the notes to the financial statements.

                  The weighted average fair value of options granted during 1997 and 1996 has been estimated using the Black-Scholes option-pricing model with the following assumptions:

                                                      1997               1996
                                                     ------             ------
         Dividend Yield                               0.00%              0.00%
         Risk-free interest rate                      5.75%              6.00%
         Expected volatility                          4.50%             20.00%
         Expected life in years                          7                  7

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


14.      STOCK OPTION PLANS (Continued)

                  Had compensation been determined in accordance with the provisions of SFAS No. 123, the Company's net income and earning per share would have been reduced to the following pro forma amounts:

                                                1997             1996
                                              --------         --------
         Net income
             As reported                      $289,921         $191,114
             Pro forma                         282,955          184,819
         Basic earnings per share
             As reported                          0.52             0.34
             Pro forma                            0.51             0.33
         Diluted earnings per share
             As reported                          0.48             0.32
             Pro forma                            0.47             0.31

                  During 1996, 2,796 options related to 1994 were granted. They are not included in the reported pro forma amounts.

15.      RELATED PARTY TRANSACTIONS

                  The executive officers and directors of the Corporation enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans of officers and directors follows:

                                    1997              1996              1995
                                -----------       -----------       -----------
         Beginning balance      $ 2,441,843       $ 2,067,392       $ 2,025,790
         Advances                   465,854           936,266           411,326
         Repayments                (855,559)         (561,815)         (369,724)
                                -----------       -----------       -----------

         Ending balance         $ 2,052,138       $ 2,441,843       $ 2,067,392
                                ===========       ===========       ===========

                  The Corporation engaged a firm owned by one of the organizers to construct the Bank's main office and remodel the second floor. The general contractor was paid $240,028 in 1997.

                  The Bank paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 1997.

                  During 1997, 1996, and 1995, the Bank leased office space to a director for $7,938 each year.

                  A director is a partner in a law firm which periodically provides services to the Company or Bank. During 1997, $897 was paid to this law practice by the Bank.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


16.      CAPITAL STANDARDS

                  The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:

                                                                                                         To be well
                                                      Actual              Capital adequacy              capitalized
                                                ------------------      --------------------       ---------------------
         (in thousands)                         Amount      Ratio         Amount      Ratio         Amount       Ratio
                                                ------     -------      ---------    -------       ---------    --------
               December 31, 1997
         ----------------------------
           Total capital
             (to risk-weighted assets)          $4,303      13.15%      >= $2,619    >= 8.0%       >= $3,273    >= 10.0%
           Tier 1 capital
             (to risk-weighted assets)          $3,925      11.99%      >= $1,309    >= 4.0%       >= $1,964    >=  6.0%
           Tier 1 capital
             (to average fourth
               quarter assets)                  $3,925       9.18%      >= $1,710    >= 4.0%       >= $2,137    >=  5.0%

               December 31, 1996
         ----------------------------
           Total capital
             (to risk-weighted assets)          $3,893      13.90%      >= $2,234    >= 8.0%       >= $2,792    >= 10.0%
           Tier 1 capital
             (to risk-weighted assets)          $3,561      12.80%      >= $1,117    >= 4.0%       >= $1,675    >=  6.0%
           Tier 1 capital
             (to average fourth
               quarter assets)                  $3,561       9.80%      >= $1,454    >= 4.0%       >= $1,818    >=  5.0%

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

17.      PROFIT SHARING PLAN

                  In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. The Board of Directors approved contributions matching 10% of employee contributions which totaled $1,913 and $1,605 in 1997 and 1996, respectively.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.      FAIR VALUE OF FINANCIAL INSTRUMENTS

                  The estimated fair values of the Bank's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                                                                                  December 31,
                                                                     1997                              1996
                                                         ----------------------------      ----------------------------
                                                           CARRYING           FAIR           Carrying          Fair
                                                            AMOUNT           VALUE            amount           value
                                                         -----------      -----------      -----------      -----------
         Financial assets
           Cash and due from banks                       $   642,726      $   642,726      $ 1,211,182      $ 1,211,182
           Federal funds sold                              3,739,622        3,739,622        2,824,727        2,824,727
           Investment securities                           1,624,500        1,627,294        1,371,600        1,368,875
           Loans, net                                     34,682,279       34,599,709       30,062,431       29,907,317
           Accrued interest receivable                       248,303          248,303          181,009          181,009

         Financial liabilities
           Noninterest-bearing deposits                  $ 2,060,848      $ 2,060,848      $ 1,719,187      $ 1,719,187
           Interest-bearing deposits and securities
            sold under agreements to repurchase           36,508,794       36,779,633       31,613,700       31,887,840
           Accrued interest payable                           99,980           99,980           93,684           93,684

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


19.      PARENT COMPANY FINANCIAL INFORMATION

                  The balance sheets and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:


                                                                                     December 31,
                                                                       1997              1996              1995
                                                                   -----------       -----------       -----------
         BALANCE SHEETS

                                                     Assets
         Cash                                                      $    64,491       $    91,153       $   100,414
         Investment in Easton Bank & Trust Company                   3,945,641         3,623,899         3,418,365
         Organization costs                                              2,580             7,739            12,898
                                                                   -----------       -----------       -----------

                   Total assets                                    $ 4,012,712       $ 3,722,791       $ 3,531,677
                                                                   ===========       ===========       ===========


                                      Liabilities and Stockholders' Equity

         Stockholders' equity
           Common stock, par value $.10 per share;
            authorized 5,000,000 shares; issued and
            outstanding 559,328 shares                             $    55,933       $    55,933       $    55,933
           Additional paid-in capital                                5,217,686         5,217,686         5,217,686
           Retained earnings (deficit)                              (1,260,907)       (1,550,828)       (1,741,942)
                                                                   -----------       -----------       -----------
                   Total stockholders' equity                        4,012,712         3,722,791         3,531,677
                                                                   -----------       -----------       -----------

                   Total liabilities and stockholders' equity      $ 4,012,712       $ 3,722,791       $ 3,531,677
                                                                   ===========       ===========       ===========


         STATEMENTS OF (INCOME) LOSS
                                                                       1997              1996              1995
                                                                   -----------       -----------       -----------
         Interest revenue                                          $     3,002       $     3,327       $     3,929

         Equity in undistributed income (loss) of subsidiary           321,742           205,534          (142,507)
                                                                   -----------       -----------       -----------
                                                                       324,744           208,861          (138,578)
                                                                   -----------       -----------       -----------
         Expenses
           Furniture and equipment                                          49                49                49
           Other                                                        34,774            17,698            25,981
                                                                   -----------       -----------       -----------
                                                                        34,823            17,747            26,030
                                                                   -----------       -----------       -----------

         Net income (loss)                                         $   289,921       $   191,114       $  (164,608)
                                                                   ===========       ===========       ===========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


19.      PARENT COMPANY FINANCIAL INFORMATION (Continued)


                                                                           Years Ended December 31,
                                                                      1997            1996            1995
                                                                   ---------       ---------       ---------
         STATEMENTS OF CASH FLOWS

         CASH FLOWS FROM OPERATING ACTIVITIES
           Interest received                                       $   3,002       $   3,327       $   3,929
           Cash paid for operating expenses                          (29,664)        (12,588)        (20,871)
                                                                   ---------       ---------       ---------
         NET (DECREASE) IN CASH                                      (26,662)         (9,261)        (16,942)
                                                                   ---------       ---------       ---------

         Cash and equivalents at beginning of year                    91,153         100,414         117,356
                                                                   ---------       ---------       ---------

         Cash and equivalents at end of year                       $  64,491       $  91,153       $ 100,414
                                                                   =========       =========       =========

         RECONCILIATION OF NET INCOME (LOSS) TO NET CASH
           PROVIDED BY OPERATING ACTIVITIES
            Net income (loss)                                      $ 289,921       $ 191,114       $(164,608)
            Adjustments to reconcile net income (loss) to net
              cash used in operating activities
            Undistributed net (income) loss of subsidiary           (321,742)       (205,534)        142,507
            Amortization                                               5,159           5,159           5,159
                                                                   ---------       ---------       ---------

                                                                   $ (26,662)      $  (9,261)      $ (16,942)
                                                                   =========       =========       =========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


20.      EARNINGS PER SHARE

                  Diluted earnings per share are calculated as follows:


                                                1997            1996            1995
                                             ----------      ----------      ----------
         NET INCOME (LOSS)                   $  289,921      $  191,114      $ (164,608)
                                             ==========      ==========      ==========

         Average shares outstanding             559,328         559,328         559,328

         Dilutive average shares
            outstanding under options
            and warrants                        215,490         209,897              --

         Exercise price                      $    10.00      $    10.00           n/a

         Assumed proceeds on exercise        $2,154,900      $2,098,970           n/a

         Average market value                $    12.49      $    12.41           n/a

         Less: Treasury stock purchased
               with assumed proceeds
               from exercise                    172,530         169,135           n/a

         Average shares and common
            stock equivalents                   602,288         600,090         559,328

         DILUTED EARNINGS PER SHARE          $     0.48      $     0.32      $    (0.29)
                                             ==========      ==========      ==========


                  The stock of the Company is not traded on any public exchange. The market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


21.      QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                  The following is a summary of the unaudited quarterly results of operations:


                                                                     Three months ended
                                                 ----------------------------------------------------------
                                                 December 31,   September 30,      June 30,       March 31,
                                                 ------------   -------------      --------       ---------
         1997
         ----
         Interest revenue                         $ 892,249       $ 830,754       $ 800,830       $ 754,150
         Interest expense                           449,961         417,765         401,518         379,292
         Net interest income                        442,288         412,989         399,312         374,858
         Provision for loan losses                   32,056           8,285          19,608          21,858
         Net income                                  89,475          73,323          63,367          63,756

         Earnings per share - basic                    0.16            0.13            0.11            0.11
         Earnings per share - diluted                  0.15            0.12            0.10            0.11



         1996
         ----
         Interest revenue                         $ 741,826       $ 694,753       $ 699,932       $ 651,002
         Interest expense                           373,791         367,737         386,380         365,960
         Net interest income                        368,035         327,016         313,552         285,042
         Provision for loan losses                  (15,463)          9,066          21,297           3,799
         Net income                                  75,586          61,304          29,547          24,677

         Earnings per share - basic                    0.14            0.11            0.05            0.04
         Earnings per share - diluted                  0.13            0.10            0.05            0.04



         1995
         ----
         Interest revenue                         $ 632,399       $ 585,856       $ 527,976       $ 455,629
         Interest expense                           334,910         317,476         286,494         216,223
         Net interest income                        297,489         268,380         241,482         239,406
         Provision for loan losses                   21,164          27,539          47,943          27,654
         Net income (loss)                           12,992         (17,696)        (80,747)        (79,157)

         Earnings (loss) per share - basic             0.02           (0.03)          (0.14)          (0.14)
         Earnings (loss) per share - diluted           0.02           (0.03)          (0.14)          (0.14)

THE FOLLOWING COMMENT IS REQUIRED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION

 "This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation."

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                              EASTON BANCORP, INC.


W. DAVID HILL, DDS                          PRESIDENT, WILLIAM HILL MANOR, INC.
CHAIRMAN/CHIEF EXECUTIVE OFFICER

SHEILA W. BATEMAN                           CHIEF ADMINISTRATIVE OFFICER
SECRETARY                                   CAULK MANAGEMENT COMPANY

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

ROGER A. ORSINI, MD                         PLASTIC & RECONSTRUCTIVE SURGEON
                                            PRESIDENT OF SHORE AESTHETIC
                                            & RECONSTRUCTIVE ASSOCIATES

MAHMOOD S. SHARIFF, MD                      CARDIOLOGIST, MAHMOOD S. SHARIFF, MD




ALL OF THE PERSONS NOTED ABOVE ARE DIRECTORS OF EASTON BANCORP, INC.

                        DIRECTORS, OFFICERS AND STAFF OF
                           EASTON BANK & TRUST COMPANY


                                    DIRECTORS

                               W. DAVID HILL, DDS
                              CHAIRMAN OF THE BOARD

 SHEILA W. BATEMAN, CPS                               JERRY L. WILCOXON, CPA
 SECRETARY                                            TREASURER

 JACK H. BISHOP, DDS                                  PAMELA H. LAPPEN
 J. PARKER CALLAHAN, JR.                              DAVID F. LESPERANCE
 CHARLES T. CAPUTE                                    VINODRAI MEHTA, MD
 WALTER E. CHASE, SR.                                 ROGER A. ORSINI, MD
 STEPHEN W. CHITTY                                    MARIAN H. SHANNAHAN
 J. FREDRICK HEATON, DMD                              MAHMOOD S. SHARIFF, MD
 THOMAS E. HILL                                       JAMES B. SPEAR, SR.
 WILLIAM C. HILL                                      MYRON SZCZUKOWSKI, JR. MD
 WILLIAM R. HOUCK, DDS                                DONNA S. TAYLOR
 M. LINDA KILDEA


                                    OFFICERS

 DELIA B. DENNY                                       GENE FISCHGRUND
 INTERIM PRESIDENT/CHIEF EXECUTIVE OFFICER            SENIOR VICE PRESIDENT

 PAMELA A. MUSSENDEN                                  ROSE K. KLECKNER
 SENIOR VICE PRESIDENT/TREASURER                      ASSISTANT TREASURER

 BARBARA M. OSTRANDER
 VICE PRESIDENT


                                      STAFF

                         ALLISON L. ANDREW, RECEPTIONIST
                        TERRI L. BRANNOCK, BRANCH MANAGER
                SHIRLEE D. CHASE, CUSTOMER SERVICE REPRESENTATIVE
                     KATHLEEN K. COOK, CREDIT ADMINISTRATION
                BRENDA L. FORBES, CUSTOMER SERVICE REPRESENTATIVE
                    BETTY C. GOULD, ADMINISTRATIVE ASSISTANT
                     LESTA R. GUNTHER, OPERATIONS ASSISTANT
                   SUSAN D. HASCHEN, OPERATIONS ADMINISTRATOR
                 ANNE H. HUGHES, CREDIT ADMINISTRATIVE ASSISTANT
                      KAREN L. LANDON, OPERATIONS ASSISTANT
                TRACY L. LEDNUM, CUSTOMER SERVICE REPRESENTATIVE
               KIMBERLY D. STARTT, CUSTOMER SERVICE REPRESENTATIVE
              JACQUELINE D. WILSON, CREDIT ADMINISTRATIVE ASSISTANT

                   Easton Bank & Trust Company is a member of
                                    F.D.I.C.