Form 10KSB40, Exhibit 13
period 1998-12-31
EASTON BANCORP INC/MD
filed 1999-03-30
CIK 880209

                                                                      EXHIBIT 13







                          ANNUAL REPORT TO STOCKHOLDERS
                                DECEMBER 31, 1998





















                              EASTON BANCORP, INC.

                              Easton Bancorp, Inc.




                                   March 1999

To our Stockholders:

         As we approach the new millenium, your community bank is positioning to deliver meaningful value to all of our stakeholders: stockholders, customers, associates, and community. The attached financial statements reflect improved earnings based mostly on the realization of a deferred tax credit that was recognized in 1998. This credit is essentially a financial statement reward for 12 consecutive quarters of profitability and offsets increased loan loss provisions. This produced a return on equity of 10.55% and earnings per share of $0.79, up from $0.52 in 1997.

         At year end your Board of Directors decided to expand our community bank services to Caroline County and approved the formation of Denton Bank and Trust, a division of Easton Bank & Trust Company. Mr. Jeffrey Heflebower was elected Executive Vice President/Director and will spearhead our Caroline County initiative that will begin as a loan production office and become a full service banking branch upon receipt of regulatory approval. This effort, combined with strategic objectives developed in our 1998 planning session, will significantly expand our ability to grow earnings and stockholder value over the long term. We celebrated our fifth anniversary this year with a commitment to deliver personal, private, and professional banking services to the communities we serve. By selecting Easton Bank & Trust for your banking needs, you too can participate in our future success. On behalf of your Board of Directors and associates, we thank you for your continued support.

/s/ W. David Hill                               /s/ R. Michael S. Menzies, Sr.
W. David Hill, DDS                              R. Michael S. Menzies, Sr.
Chairman of the Board                           President



               501 Idlewild Avenue, P.O. Box 619, Easton, MD 21601
                         410-819-0300      FAX 410-819-8091

                              EASTON BANCORP, INC.
                           EASTON BANK & TRUST COMPANY


                                   OUR MISSION

         Easton Bank & Trust Company is a community bank dedicated to the delivery of personal, private, and professionally designed financial solutions for individual and small business needs. Easton Bank & Trust is committed to attaining superior results for its stockholders, customers, associates, and community.

                                   CORE VALUES

         At Easton Bank & Trust, we believe our success is founded upon these core values:

- PROFITABILITY: We will constantly pursue profitability for the stakeholders of the Company, including its stockholders, customers, associates, and community.

- TEAMWORK: As a team we will work together to produce a happy, healthy, and fun work environment which results in the accomplishment of our strategic objectives.

- ABSOLUTE INTEGRITY: We will always treat customers, prospects, and associates with respect, honesty, and confidentiality regarding everything we say or do.

- PROFESSIONALISM: As professionals we are committed to continuous, lifelong learning, responsive and reliable quality service, personal responsibility, and the courage to seek ambitious aspirations.

- RELATIONSHIPS: We are in the business of personal service, which is based upon trusting relationships.

- EXCELLENCE: Our Core Values exist in pursuit of excellence and the practice of the 7 Habits: Be Proactive, Begin with an End in Mind, Put First Things First, Think Win Win, Seek First to Understand, Find Synergy, and Keep the Saw Sharp.

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

                             BUSINESS OF THE COMPANY

         Easton Bancorp, Inc. (the "Company") was incorporated as a Maryland corporation on July 19, 1991, to become a one-bank holding company by acquiring all of the capital stock of Easton Bank & Trust Company (the "Bank") upon its formation. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank. The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office location in its primary service area, Talbot County, Maryland. In addition, in February 1999 the Bank opened a loan production office in Denton, Maryland, which is in Caroline County. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. The Bank offers a full range of short- to medium-term commercial and personal loans. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein.

OVERVIEW

         Consolidated income of the Company is derived primarily from operations of the Bank. Fiscal year 1998 represented the Bank's fifth full year of operations. The Bank has shown net income since the fourth quarter of 1995. Based on this sustained history of profits, the Company has recorded its deferred tax asset. As a result, the Company is reporting net income of $444,044 for 1998, compared to $289,921 for 1997.

RESULTS OF OPERATIONS

         The Company reported net income of $444,044, or $.79 per share, for the year ended December 31, 1998, which represents an increase of $154,123, or $.27 per share, from $289,921, or $.52 per share, for the year ended December 31, 1997. The primary reason for the change in profitability is the recognition of the deferred tax asset. Management evaluated the need for an allowance to write the deferred tax asset down and determined that since the Company had reported net income for all quarters of the last three years, the deferred taxes were realizable.

         Net interest income increased $16,405, or 1.01%, to $1,645,852 in 1998 from $1,629,447 in 1997. This increase in net interest income was the result of a $248,661 increase in interest income and a $232,256 increase in interest expense associated with the Bank's continued development of its deposit and loan base. During the year, the Company experienced a decreasing net interest spread to 3.69% in 1998 from 4.23% in 1997. The net interest margin decreased to 3.84% in 1998 from 4.40% in 1997. The retarded growth in net interest income and the declines in the interest spread and interest margin, were the result of placing one loan, in the amount of $2.3 million, on non-accrual status as of March 31, 1998. Lost interest on this nonperforming asset totals in excess of $200,000 for 1998. The loan is secured by real estate and is partially guaranteed by the U. S. Department of Agriculture Rural Community & Development Program. The U. S. Government is responsible for 80% of any deficiency after liquidation of the collateral. The largest real estate parcel was sold in October, 1998, with settlement occurring on December 30, 1998. Because the sale was not ratified by the bankruptcy court, the proceeds are held in escrow. Most of the funds are held in a noninterest-bearing account with the Company. The other real estate that is collateral for the loan is under contract of sale with settlement expected to occur by March 31, 1999.

         The provision for loan losses was $224,281 in 1998, an increase of $142,474 from the $81,807 provision in 1997. The provision increased because of the nonperforming loan discussed above and because in 1998 the Company experienced net charge-offs of $72,281 compared to net charge-offs for 1997 of $36,060.

         The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $1,143,251 and $42,446 as of December 31, 1998 and 1997, respectively. At December 31, 1998, the accrual of interest had been discontinued on loans totaling $107,157 where the loans were less than ninety days delinquent. The Company's allowance for loan losses as a percentage of its year-end loans was 1.57% at December 31, 1998, compared to 1.08% at December 31, 1997. Net charge-offs of $72,281 during 1998 resulted in a ratio of net charge-offs to average loans of .21%. During 1997, the Company had net charge-offs of $36,060 which was .11% of average loans.

         Noninterest income increased $41,305, or 43.29%, to $136,720 in 1998 from $95,415 in 1997. Management increased the return and overdraft charges and took a more aggressive position on waiving fees during 1998, which increased these fees by $30,510. In June 1997, the Company implemented a service charge on NOW accounts. The 1998 fees increased as the volume of NOW accounts increased and as a result of a full year of these fees.

         Noninterest expense increased $159,064, or 11.76%, to $1,512,198 in 1998 from $1,353,134 in 1997. The increase was the result of an increase of $164,671 of compensation and related expenses due to annual increases and the hiring of one full-time employee and one part-time employee. Also, on March 6, 1998, the Bank's former President and Chief Executive Officer, Thomas P. McDavid, and the Company entered into a mutual agreement to accept the resignation of Mr. McDavid, while honoring his employment contract through March 6, 1999. Mr. McDavid's compensation during his severance period was accrued in 1998 and totals $77,114 for the period from May 1, 1998 until March 6, 1999. On May 1, 1998, the Bank hired a new President and Chief Executive Officer, R. Michael S. Menzies, Sr.

         The Company's efficiency ratio, which is noninterest expense as a percentage of the sum of net interest income and noninterest income, deteriorated to 84.83% in 1997, compared to 78.45% in 1997. This deterioration is the result of other expenses increasing at a faster rate than the net interest income.

NET INTEREST INCOME

         The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" which follows shows the Company's average volume of interest-earning assets and interest-bearing liabilities for 1998 and 1997 and related interest income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" shows the amount of net interest income change from rate changes and from activity changes.

         The key performance measure for net interest income is the "net margin on interest-bearing assets," or net interest income divided by average interest-earning assets. The Company's net interest margin for 1998 was 3.84%, compared to 4.40% for 1997. The decrease is due primarily to the decline in mortgage loan yields as a result of the large nonperforming loan discussed under Results of Operations. As a result of the significant amount of fixed rate loans, the Bank's income may increase in a falling interest rate environment and decrease in a rising interest rate environment. Management of the Company expects to increase the net margin on interest-earning assets to a level comparable to the 1997 results. The net margin may decline or stay the same, however, if competition increases, loan demand or quality decreases, or the cost of funds rises faster than the return on loans. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

         The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 1998 and 1997.

                AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                                  For the Year Ended                          For the Year Ended
                                                   December 31, 1998                           December 31, 1997
                                        ----------------------------------------    ----------------------------------------

                                             Average         Income/      Yield/       Average        Income/        Yield/
ASSETS                                       Balance        Expenses      Rate         Balance       Expenses        Rate
                                             -------        --------      ----         -------       --------        ----
Federal funds sold                        $ 5,426,336     $  292,264      5.39%      $ 4,061,651     $  223,281      5.50%
Interest-bearing deposits                      33,010          1,723      5.22%            3,819            211      5.53%
Investment securities:
   U.S. Government agency                   2,768,164        159,044      5.75%        1,302,055         77,907      5.98%
   Other                                      140,860         10,487      7.44%          123,898          8,982      7.25%
                                          -----------     ----------     -----       -----------     ----------     -----
     Total investment securities            2,909,024        169,531      5.83%        1,425,953         86,889      6.09%
                                          -----------     ----------     -----       -----------     ----------     -----
Loans:
   Demand and time                          3,247,262        278,469      8.58%        3,198,500        314,191      9.82%
   Mortgage                                29,060,941      2,499,682      8.60%       26,558,797      2,437,593      9.18%
   Installment                              2,633,811        284,975     10.82%        2,131,907        215,818     10.12%
                                          -----------     ----------     -----       -----------     ----------     -----
     Total loans                           34,942,014      3,063,126      8.77%       31,889,204      2,967,602      9.31%
Allowance for loan losses                     446,883             --        --           347,325             --        --
                                          -----------     ----------     -----       -----------      ---------     -----
     Total loans, net of allowance         34,495,131      3,063,126      8.88%       31,541,879      2,967,602      9.41%
                                          -----------     ----------     -----       -----------     ----------     -----
Total interest-earning assets              42,863,501      3,526,644      8.23%       37,033,302      3,277,983      8.85%
                                          -----------     ----------     -----       -----------     ----------     -----
Cash and due from banks                       794,618                                    732,418
Premises and equipment                      1,682,370                                  1,624,800
Other assets                                  446,850                                    330,160
                                          -----------                                -----------
       Total assets                       $45,787,339                                $39,720,680
                                          ===========                                ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
   Savings and NOW deposits               $ 8,498,077     $  260,562      3.07%      $ 7,806,635     $  243,536      3.12%
   Money market                             4,600,749        164,972      3.59%        4,065,734        158,799      3.91%
   Other time deposits                     24,713,617      1,404,089      5.68%       21,408,000      1,224,459      5.72%
                                          -----------     ----------     -----       -----------     ----------     -----
     Total interest-bearing deposits       37,812,443      1,829,623      4.84%       33,280,369      1,626,794      4.89%
Noninterest-bearing deposits                2,649,700             --        --         1,947,430             --        --
                                          -----------     ----------     -----       -----------     ----------     -----

     Total deposits                        40,462,143      1,829,623      4.52%       35,227,799      1,626,794      4.62%
Borrowed funds                                952,924         49,249      5.17%          478,005         21,742      4.55%
                                          -----------     ----------     -----       -----------     ----------     -----
                                           41,415,067      1,878,872      4.54%       35,705,804      1,648,536      4.62%
                                                          ----------     -----                       ----------     -----
Other liabilities                             161,931                                    143,505
Stockholders' equity                        4,210,341                                  3,871,371
                                          -----------                                -----------
       Total liabilities and
       stockholders equity                $45,787,339                                $39,720,680
                                          ===========                                ===========
Net interest spread                                                       3.69%                                      4.23%
                                                                         =====                                      =====
Net interest income                                       $1,647,772                                 $1,629,447
                                                          ==========                                 ==========
Net interest income/margin                                                3.84%                                      4.40%
                                                                         =====                                      =====

                   ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                           Year Ended December 31, 1998                    Year Ended December 31, 1997
                                                Compared with 1997                              Compared with 1996
                                                  Variance Due To                                Variance Due To
                                     ------------------------------------------     -------------------------------------------

                                          Total          Rate         Volume            Total          Rate          Volume
                                          -----          ----         ------            -----          ----          ------
EARNING ASSETS
   Interest-bearing deposits              $  1,512    $    (102)      $  1,614        $    (319)       $    16      $    (335)
   Federal funds sold                       68,983       (6,075)        75,058         (141,046)         7,075       (148,121)
   Investment Securities:
     U.S. Government Agency                 81,137       (6,536)        87,673           39,044          7,346         31,698
     Other                                   1,505          275          1,230            8,982             --          8,982
   Loans:
     Demand and time                       (35,722)     (40,510)         4,788           13,687         11,897          1,790
     Mortgage                               62,089     (167,608)       229,697          545,293         (4,947)       550,240
     Installment                            69,157       18,364         50,793           24,829         (8,760)        33,589
                                          --------    ---------       --------        ---------        -------      ---------
       Total interest income               248,661     (202,192)       450,853          490,470         12,627        477,843
                                          --------    ---------       --------        ---------        -------      ---------

INTEREST-BEARING LIABILITIES
   Savings and NOW deposits                 17,026       (4,547)        21,573            7,372         (9,970)        17,342
   Money-market deposits                     6,173      (14,746)        20,919           70,617         15,260         55,357
   Time deposits                           179,630       (9,451)       189,081           67,168         (6,768)        73,936
   Borrowed funds                           27,507        5,898         21,609            9,511          6,704          2,807
                                          --------    ---------       --------        ---------        -------        -------
       Total interest expense              230,336      (22,846)       253,182          154,668          5,226        149,442
                                          --------    ---------       --------        ---------        -------      ---------

   Net interest income                    $ 18,325    $(179,346)      $197,671        $ 335,802         $7,401      $ 328,401
                                          ========    =========       ========        =========        =======      =========


 COMPOSITION OF LOAN PORTFOLIO

        Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $34,495,131 and $31,541,879 during 1998 and 1997, respectively, which constituted 80.48% and 85.17%, respectively, of average interest-earning assets for the periods. At December 31, 1998, the Company's loan to deposit ratio was 75.38%, compared to 91.06% at December 31, 1997. The Bank extends loans primarily to customers located in and near Talbot County. In addition, the Bank opened a loan production office in Denton, Maryland, in Caroline County, in February 1999. There are no industry concentrations in the Bank's loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate and its performance may be influenced by the real estate market in the region.

        The following table sets forth the composition of the Company's loan portfolio as of December 31, 1998 and 1997, respectively.

                         COMPOSITION OF LOAN PORTFOLIO

                                                        December 31,
                                      --------------------------------------------------
                                                 1998                    1997
                                      ------------------------  ------------------------
                                                     Percent                     Percent
                                          Amount     of Total       Amount      Of Total
                                          ------     --------       ------      --------
Commercial                            $ 3,626,829     10.72%     $ 2,270,375       6.46%
Real estate                            22,544,807     66.64%      24,273,513      69.10%
Construction                            2,459,321      7.27%       3,658,528      10.41%
Home equity                             2,067,068      6.11%       2,067,995       5.89%
Consumer                                3,133,773      9.26%       2,859,345       8.14%
                                      -----------    ------      -----------    -------
   Total loans                         33,831,798    100.00%      35,129,756     100.00%
                                                     ======                     =======
Less deferred loan origination fees        46,990                     69,477
Less allowance for credit losses          530,000                    378,000
                                      -----------                -----------
   Net loans                          $33,254,808                $34,682,279
                                      ===========                ===========

      The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company's loan portfolio as of December 31, 1998.

       LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                                               December 31,
                                      ------------------------------------------------------------
                                                       Over One
                                       One Year         Through         Over Five
                                        Or Less        Five Years         Years            Total
                                        -------        ----------         -----            -----
Commercial                            $ 2,274,796   $    1,318,052    $    33,981   $    3,626,829
Real estate                             9,574,814       11,895,963      1,074,030       22,544,807
Construction                            2,459,321               --             --        2,459,321
Home equity                             2,067,068               --             --        2,067,068
Consumer                                  663,759        2,470,014             --        3,133,773
                                      -----------   --------------    -----------   --------------
   Total                              $17,039,758   $   15,684,029    $ 1,108,011   $   33,831,798
                                      ===========   ==============    ===========   ==============

Fixed interest rate                   $11,863,124   $   15,195,762    $ 1,074,030   $   28,132,916
Variable interest rate                  5,176,634          488,267         33,981        5,698,882
                                      -----------   --------------    -----------   --------------
   Total                              $17,039,758   $   15,684,029    $ 1,108,011   $   33,831,798
                                      ===========   ==============    ===========   ==============

        As of December 31, 1998, $28,132,916, or 83.16%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand of the Bank. With such a significant amount of fixed rate loans, the Bank's income will decrease in a rising interest rate environment, but will increase in a falling interest rate environment.

        The Company has the following commitments, lines of credit, and letters of credit outstanding as of December 31, 1998 and 1997, respectively.

                                                    1998              1997
                                                 ----------        ----------
Construction loans                               $1,639,393        $1,319,956
Lines of credit                                   2,012,998         1,472,709
Overdraft protection lines                          186,670           144,026
Standby letters of credit                           535,166           382,767
                                                 ----------        ----------
Total                                            $4,374,227        $3,319,458
                                                 ==========        ==========

        Loan commitments and lines of credit are agreements to lend to a customer as long as there is no violation of any condition to the contract. Loan commitments may have interest fixed at current rates, fixed expiration dates, and may require the payment of a fee. Lines of credit generally have variable interest rates. Such lines do not represent future cash requirements because it is unlikely that all customers will draw upon their lines in full at any time. Letters of credit are commitments issued to guarantee the performance of a customer to a third party. Loan commitments and lines and letters of credit are made on the same terms, including collateral, as outstanding loans. The Company's exposure to credit loss in the event of nonperformance by the borrower is represented by the contract amount of the commitment. Management is not aware of any accounting loss the Company will incur by the funding of these commitments but has included in the allowance for credit losses a provision for losses.

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

        The table "Allocation of Allowance for Loan Losses" which follows shows the specific reserves applied by loan type and also the general allowance included in the December 31, 1998 and 1997, allowance for loan losses.

        The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. At year-end 1998, the allowance for loan losses was 1.57% of outstanding loans, compared to 1.08% at year-end 1997.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                         1998                          1997
                                    --------------                 ------------
                                 Amount       Percent          Amount       Percent
                                 ------       -------          ------       -------
      Commercial               $ 59,183       11.17%          $ 17,926        4.74%
      Real estate               348,660       65.78%           214,117       56.64%
      Construction               12,297        2.32%            18,293        4.84%
      Home equity                12,842        2.42%            12,958        3.43%
      Consumer                   57,340       10.82%            31,445        8.32%
      Commitments                39,678        7.49%            33,912        8.97%
      General                        --        0.00%            49,349       13.06%
                               --------      ------           --------      ------
        Total                  $530,000      100.00%          $378,000      100.00%
                               ========      ======           ========      ======


                            ALLOWANCE FOR LOAN LOSSES

                                                            1998          1997
                                                        -----------    -----------
       Balance at beginning of year                     $   378,000    $   332,253

       Loan losses:
              Commercial                                     44,331          8,244
              Real Estate                                        --         18,278
              Consumer                                       53,450         23,290
                                                        -----------    -----------
                  Total loan losses                          97,781         49,812
                                                        -----------    -----------

       Recoveries on loans previously charged off
              Commercial                                     16,453          1,885
              Real Estate                                        --          7,500
              Consumer                                        9,047          4,367
                                                        -----------    -----------
                  Total loan recoveries                      25,500         13,752
                                                        -----------    -----------

       Net loan losses                                       72,281         36,060
       Provision for loan losses charged to expense         224,281         81,807
                                                        -----------    -----------
       Balance at end of year                           $   530,000    $   378,000
                                                        ===========    ===========

       Total loans outstanding at end of year           $33,831,799    $35,129,756

       Allowance for loan losses to loans outstanding
              at end of year                                   1.57%          1.08%

       Net charge-offs to average loans                         .21%          0.11%

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

        The Company had nonperforming loans totaling $1,250,408 and $42,466 as of December 31, 1998 and 1997, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified no significant impaired loans as of December 31, 1998.

        A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 1998, the Company had forty-two borrowers with loans considered by management to be potential problem loans totaling approximately $645,656. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

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

        Average liquid assets (cash and amounts due from banks, interest bearing deposits in other banks, federal funds sold and investment securities) were 22.65% of average deposits for 1998, compared to 17.67% of average deposits for 1997. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans.

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

        The interest rate sensitivity position at December 31, 1998, is presented in the table "Interest Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was liability-sensitive through the one-year period but asset-sensitive for longer time horizons. For liability-sensitive institutions, if interest rates should increase, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                          INTEREST SENSITIVITY ANALYSIS

                                                                    December 31, 1998
                                     --------------------------------------------------------------------------
                                                      After Three
                                         Within        but Within    After One but
                                         Three           Twelve       Within Five      After Five
                                         Months          Months          Years            Years           Total
                                         ------          ------          -----            -----           -----
ASSETS
Earning assets:
   Federal funds sold                $  7,269,903     $         --     $        --    $        --     $ 7,269,903
   Investment securities
    available for sale                         --          451,673       4,137,728        396,225       4,985,626
   Loans                                9,330,334        8,349,045      15,728,660        423,759      33,831,798
                                     ------------     ------------     -----------    -----------     -----------
Total earning assets                 $ 16,600,237     $  8,800,718     $19,866,388    $   819,984     $46,087,327
                                     ============     ============     ===========    ===========     ===========

LIABILITIES
Interest-bearing liabilities:
   Money market and NOW              $  9,008,316     $         --     $        --    $        --     $ 9,008,316
   Savings deposits                     4,497,360               --              --             --       4,497,360
   Club accounts                               --           26,434              --             --          26,434
   Certificates $100,000 and over       1,890,405        1,949,654       1,238,331             --       5,078,390
   Certificates under $100,000          4,724,440        9,111,601       6,944,488         45,313      20,825,842
   Note payable                                --               --              --      1,000,000       1,000,000
   Securities sold under
    agreements to repurchase              281,019               --              --             --         281,019
                                     ------------     ------------     -----------    -----------     -----------
Total interest-bearing liabilities   $ 20,401,540     $ 11,087,689     $ 8,182,819    $ 1,045,313     $40,717,361
                                     ============     ============     ===========    ===========     ===========

Period gap                           $ (3,801,303)    $ (2,286,971)    $11,683,569    $  (225,329)    $ 5,369,966

Cumulative gap                       $ (3,801,303)    $ (6,088,274)    $ 5,595,295    $ 5,369,966     $ 5,369,966

Ratio of cumulative gap to total
   earning assets                           (8.25)%         (13.21)%         12.14%         11.65%          11.65%

        As noted in the table "Loan Maturity Schedule and Sensitivity to Changes in Interest Rates," as of December 31, 1998, approximately $6,086,150, or 17.99%, of the loan portfolio consisted of commercial loans and real estate construction loans. Of this amount, $4,734,117, or 77.79%, matures within one year.

        The table "Investment Securities Maturity Distribution and Yields" shows that as of December 31, 1998, $451,673 of the investment portfolio matures in one year or less. Most of the debt securities mature within five years. All debt securities of the Company have been classified as "available-for-sale." The equity securities are comprised of Federal Home Loan Bank stock which is also classified as "available-for-sale" even though the Company must hold this stock to borrow from the Federal Home Loan Bank. Another source of liquidity is the $6,000,000 secured line of credit the Company has from the Federal Home Loan Bank, the $1,000,000 unsecured line of credit the Company has from a correspondent bank, and the $1,500,000 secured line of credit the Company has from another correspondent bank. The Company has used $1,000,000 of the Federal Home Loan Bank line.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                             December 31, 1998            December 31, 1997
                                           ----------------------      -----------------------
                                                        Year-end                      Year-end
                                           Book Value    Yields        Book Value      Yields
                                           ----------    ------        ----------      ------
 U.S. Government Agency securities
  One year or less                        $  451,673       5.7%        $  500,000        5.9%
  Over one through five years              4,137,728       5.5%         1,000,000        6.1%
  Over five years                            250,625       5.8%                --         --%
                                          ----------     -----         ----------      -----
Total U.S. Government Agency securities   $4,840,026       5.6%        $1,500,000        6.0%
                                          ==========     =====         ==========      =====

 DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

         Average interest-bearing liabilities increased $5,006,993, or 14.83%, to $38,765,367 in 1998, from $33,758,374 in 1997. Average interest-bearing deposits increased $4,532,074, or 13.62%, to $37,812,443 in 1998, from
 $33,280,369 in 1997. These increases resulted from increases in all categories of interest-bearing deposits, except money market accounts, resulting from the continued promotional efforts of management to increase the deposits and loans of the Bank. At December 31, 1998, total deposits were $44,118,960, compared to $38,088,152 at December 31, 1997, an increase of 15.84%.

         The following table sets forth the deposits of the Company by category as of December 31, 1998 and 1997, respectively.

                                    DEPOSITS

                                                                        December 31,
                                           --------------------------------------------------------------------
                                                       1998                                   1997
                                           ---------------------------------      -----------------------------
                                                                 Percent of                         Percent of
                                                Amount            Deposits           Amount          Deposits
                                                ------            --------           ------          --------
 Demand deposit accounts                     $ 4,682,618          10.61%          $ 2,060,848          5.41%
 NOW accounts                                  4,886,335          11.08%            4,270,427         11.21%
 Money market accounts                         4,121,981           9.34%            5,057,846         13.28%
 Savings accounts                              4,523,794          10.25%            3,581,048          9.40%
 Time deposits less than
    $100,000                                  20,825,842          47.21%           18,969,383         49.81%
 Time deposits of $100,000
    or over                                    5,078,390          11.51%            4,148,600         10.89%
                                             -----------         ------           -----------        ------
          Total deposits                     $44,118,960         100.00%          $38,088,152        100.00%
                                             ===========         ======           ===========        ======


         Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $5,101,018 during 1998. Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 75.38% at December 31, 1998, and 91.06% at the end of 1997, with a 1998 ratio of average loans to average deposits of 85.25%. The maturity distribution of the Company's time deposits over $100,000 at December 31, 1998, is shown in the following table.

                      MATURITIES OF CERTIFICATES OF DEPOSIT
                   AND OTHER TIME DEPOSITS OF $100,000 OF MORE

                                                                       December 31, 1998
                                             -----------------------------------------------------------------------
                                                             After Three   After Six
                                                Within         Through      Through         After
                                                 Three           Six         Twelve        Twelve
                                                Months         Months        Months        Months          Total
                                                ------         ------        ------        ------          -----
 Certificates of deposit
    of $100,000 or more                      $1,890,405      $1,334,971     $614,683      $1,238,331     $5,078,390

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

         Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and federal funds purchased from correspondent banks. Average short-term borrowings were $396,897 and $478,055 during 1998 and 1997, respectively. As previously noted, the Company's primary funding source is core deposits, and it does not depend heavily on purchased funds to support its earning asset base.

 NONINTEREST INCOME

         Noninterest income for 1998 was $136,720, compared to noninterest income in 1997 of $95,415, an increase of $41,305, or 43.29%. Of this increase, $30,510 is a result of the increase in return check and overdraft charges. Management increased the return and overdraft charges and took a more aggressive position on waiving fees during 1998 which increased these fees by $30,510. In June 1997, the Company implemented a service charge on NOW accounts. The 1998 fees increased as the volume of NOW accounts increased and as a result of a full year of these fees.

         The following table presents the principal components of noninterest income for the years ended December 31, 1998 and 1997, respectively.

                               NONINTEREST INCOME

                                                                                         1998           1997
                                                                                         ----           ----
        Service charges on deposit accounts                                           $ 99,654         $62,588
        Other noninterest revenue                                                       37,066          32,827
                                                                                      --------         -------
        Total noninterest income                                                      $136,720         $95,415
                                                                                      ========         =======

        Noninterest income as a percentage of average total assets                        0.30%           0.24%
                                                                                      ========         =======

 NONINTEREST EXPENSE

         Noninterest expense increased $159,064, or 11.76%, to $1,512,198 in 1998 from $1,353,134 in 1997. The increase was the result of an increase of $164,671 of compensation and related expenses due to annual increases and the hiring of one full-time employee and one part-time employee. Also, on March 6, 1998, the Bank's former President and Chief Executive Officer, Thomas P. McDavid, and the Company entered into a mutual agreement to accept the resignation of Mr. McDavid, while honoring his employment contract through March 6, 1999. Mr. McDavid's compensation during his severance period was accrued in 1998 and totals $77,114 for the period from May 1, 1998 until March 6, 1999. On May 1, 1998, the Bank hired a new President and Chief Executive Officer, R. Michael S. Menzies, Sr.

        The following table presents the principal components of noninterest expense for the years ended December 31, 1998 and 1997 respectively.

                               NONINTEREST EXPENSE

                                                                                         1998                1997
                                                                                        -------             -------
        Compensation and related expenses                                            $  909,209           $  744,538
        Occupancy expense                                                                70,782               71,871
        Furniture and equipment expense                                                  87,647               99,050
        Advertising                                                                      41,667               47,417
        Professional fees                                                                72,110               58,421
        Data processing                                                                  84,332               77,487
        Deposit assessment                                                                4,620                3,712
        Insurance                                                                        13,023               14,830
        Loan reports and collection costs                                                 6,598                8,086
        Organizational expense amortization                                              23,482               46,964
        Stationery and supplies                                                          46,339               44,833
        Telephone and postage                                                            44,353               35,751
        Other                                                                           108,036              100,174
                                                                                     ----------           ----------
                Total noninterest expense                                            $1,512,198           $1,353,134
                                                                                     ==========           ==========

        Noninterest expense as a percentage of average total assets                        3.30%                3.41%
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

        At December 31, 1998, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                               ANALYSIS OF CAPITAL

                                                                                         Required
                                                              Company        Bank        Minimums
                                                              -------        ----        --------
               Tier 1 risk-based capital ratio                 12.6%         12.5%         4.0%
               Total risk-based capital ratio                  13.9%         13.7%         8.0%
               Tier 1 leverage ratio                           10.1%         10.0%         3.0%

 ACCOUNTING RULE CHANGES

                  Statement No. 130 of the Financial Accounting Standards Board ("FASB"), Reporting Comprehensive Income, requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income of the Company would include unrealized gains and losses on securities available for sale, net of tax. FASB 130 is effective for years beginning after December 15, 1997. The Company adopted FASB 130 in the financial statements for the year-ended December 31, 1998 with restatement of prior periods.

                  FASB Statement No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that a public company report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by management in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments. FASB 131 was effective for financial statements for periods beginning after December 15, 1997. The standard had no effect on the Company's financial statements.

                  FASB Statement No. 132, Employers' Disclosures about Pension and Other Postretirement Benefits, an amendment of FASB Statements No. 87, 88, and 106, standardizes the disclosure requirements for pension and postretirement benefits. It requires additional information on the changes in benefit obligations and fair values of plan assets and eliminates certain disclosures that are no longer useful. It was effective for fiscal years beginning after December 15, 1997. FASB 132 had no effect on the financial statements of the Company since the Company does not have a defined benefit plan or offer postretirement benefits.

                  FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities, requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. FASB 133 is effective for fiscal years beginning after June 15, 1999. The Company elected early adoption of this pronouncement, taking advantage of a provision in the Statement allowing a one time transfer of securities from the held-to-maturity portfolio.

                  FASB Statement No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, is an amendment of FASB Statement No. 65. After the securitization of a mortgage loan held for sale, any retained mortgage-backed securities shall be classified in accordance with the provisions of FASB 115. However, a mortgage banking enterprise must classify as trading any mortgage-backed securities that it commits to sell before or during the securitization process. This Statement shall be effective for the first fiscal quarter beginning after December 15, 1998. The Company's financial statements were not impacted by this Statement.

                  Statement of Position 98-5 of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants, Reporting on the Costs of Start-up Activities, requires that start-up costs and organization costs be expensed as incurred. Prior to 1998, organization costs were amortized over five years. This Statement, which is effective for fiscal years beginning after December 15, 1998, requires that the unamortized balance of organization costs be written off when the Statement is adopted. Although this had no current effect in the financial statements of the Company, it will require startup costs of new ventures to be expensed as incurred.

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

 YEAR 2000 ISSUES

         The Year 2000 issue relates to computer programs that use only two digits to identify a year in the date field. Unless corrected, these programs could read the year 2000 as the year 1900 and likely would adversely affect any number of calculations that are made using the date field. Financial institutions are highly computerized organizations and the Year 2000 issue represents a significant risk to the industry. The Company faces the same risks as the industry. The failure of a major loan or deposit system due to the Year 2000 issue could result in interest and balances being calculated inaccurately. Such failures could have a significant impact on a financial institution's operations and liquidity.

         Management has a Year 2000 Committee, which reports to the Board, responsible for assessing progress in the Company's plans to minimize the effects of the Year 2000 issue. In its assessment of the Year 2000 issue, the committee identified five major phases: Awareness, Assessment, Renovation, Validation and Implementation.

         The awareness phase is a continuing effort to educate employees, customers, business partners and vendors of the impact of the Year 2000 issue. The effort is well under way through communication with the appropriate constituencies and training for all employees. During the assessment phase, which was completed by March 31, 1998, a detailed list was compiled of all vendors, hardware, software, and equipment owned or used by the Company. Each item was assigned a priority based on its importance to the operations of the Company and the risk associated with non-compliance. All manufacturers, software providers and vendors were requested to provide information relating to the readiness of their product or process for the Year 2000. The mission critical areas were identified as the third party data processor, the loan documentation and compliance software, the new accounts platform software, the proof machines, the microfilmer and fische reader and the security system. The Company has also assessed non-information technology systems, including the alarm systems of the Company.

         The validation phase consisted of testing all mission critical hardware and software for Year 2000 readiness. Validation of the core banking systems has been completed. Test transactions were processed on loan and deposit accounts to validate the accuracy of our third party data processing service provider. Validation tests were also run on the loan and compliance software and the Federal Reserve Bank FedLine system. All tests were successful and no Year 2000 problems were indicated. Contingency planning for all mission critical functions is underway and will be completed by June 1999.

         Of concern to management is the amount of funds which may be necessary to have in the Bank and the ATM at the end of 1999 in the event customers desire to withdraw extra cash. The Company is currently working to estimate the most likely level of cash requirements, the source of these funds, and the required level of security and insurance for the additional cash. It may be necessary to build significant levels of cash at the end of 1999 which could reduce earning assets or increase borrowings for a period of time, thereby negatively affecting earnings. In addition, it may be necessary to purchase commitments from current cash sources to guarantee funds availability and to purchase commitments from vendors who transport cash.

         Another concern is the preparedness of the Bank's customers for the Year 2000 issue. For example, commercial loan customers may be unable to repay their loans from the Bank if their business is negatively impacted by the Year 2000 issue. Management continues to attempt to address this issue by educating its customers as to the possible consequences of not being prepared for the Year 2000 issue. In addition, loan underwriting for the past year has included issues relating to the customer's preparedness for the Year 2000 and their reliance on computers in their business operations.

         The Company's total costs associated with the Year 2000 issue will primarily include the costs incurred to upgrade the existing software and hardware not currently Year 2000 compliant. The Company expects that these costs will be incurred in the normal course of business as software and hardware is ordinarily upgraded to keep pace with technological advances. The Company estimates that $1,000 has been spent to date which could be related to the Year 2000 issue. The Company does not track internal costs for personnel devoted to the Year 2000 issue; however, one individual has spent significant time on the project and many individuals have spent numerous hours working on the Year 2000 issue.

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

         As of March 19, 1999, there were approximately 500 holders of record of the Common Stock and 560,318 shares of Common Stock issued and outstanding. In addition, there were approximately 236,557 shares of Common Stock issuable pursuant to warrants which may be issued in the next 60 days. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

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

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Easton Bancorp, Inc. and Subsidiary
Easton, Maryland



        We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 1998, 1997, and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 1998, 1997, and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                          /s/ Rowles & Company LLP




Salisbury, Maryland
January 26, 1999

                       EASTON BANCORP, INC. AND SUBSIDIARY

                           Consolidated Balance Sheets

                                                                            December 31,
                                                               1998             1997             1996
                                                           ------------     ------------     ------------
                                     Assets

Cash and due from banks                                    $    976,682     $    642,726     $  1,211,182
Federal funds sold                                            7,269,903        3,739,622        2,824,727
Investment in Federal Home Loan Bank stock                      145,600          124,500          121,600
Investment securities available for sale                      4,840,026               --               --
Investment securities held to maturity (market value of
  $1,502,794 and $1,247,275)                                         --        1,500,000        1,250,000
Loans, less allowance for credit losses of
  $530,000, $378,000, and $332,253                           33,254,808       34,682,279       30,062,431
Premises and equipment                                        1,662,127        1,713,683        1,515,354
Intangible assets                                                 1,853           30,261           84,503
Accrued interest receivable                                     246,470          248,303          181,009
Loan payment held in escrow                                   1,175,000               --               --
Other assets                                                     92,924           58,323           44,134
Deferred income taxes                                           401,551               --               --
                                                           ------------     ------------     ------------

        Total assets                                       $ 50,066,944     $ 42,739,697     $ 37,294,940
                                                           ============     ============     ============


    Liabilities and Stockholders' Equity
Deposits
  Noninterest-bearing                                      $  4,682,618     $  2,060,848     $  1,719,187
  Interest-bearing                                           39,436,342       36,027,304       31,039,372
                                                           ------------     ------------     ------------
        Total deposits                                       44,118,960       38,088,152       32,758,559
Accrued interest payable                                         95,611           99,980           93,684
Securities sold under agreements to repurchase                  281,019          481,490          574,328
Note payable                                                  1,000,000               --               --
Other liabilities                                               111,685           57,363          145,578
                                                           ------------     ------------     ------------
        Total liabilities                                    45,607,275       38,726,985       33,572,149
                                                           ------------     ------------     ------------
Stockholders' equity
  Common stock, par value $.10 per share; authorized
    5,000,000 shares, issued and outstanding 560,318
    in 1998 and 559,328 in 1997 and 1996                         56,032           55,933           55,933
  Additional paid-in capital                                  5,227,487        5,217,686        5,217,686
  Retained earnings (deficit)                                  (816,863)      (1,260,907)      (1,550,828)
                                                           ------------     ------------     ------------
                                                              4,466,656        4,012,712        3,722,791
  Accumulated other comprehensive income                         (6,987)              --               --
                                                           ------------     ------------     ------------
        Total stockholders' equity                            4,459,669        4,012,712        3,722,791
                                                           ------------     ------------     ------------

        Total liabilities and stockholders' equity         $ 50,066,944     $ 42,739,697     $ 37,294,940
                                                           ============     ============     ============

   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                        Consolidated Statements of Income

                                                                         Years Ended December 31,
                                                                    1998          1997          1996
                                                                 ----------    ----------    ----------
INTEREST REVENUE
  Loans, including fees                                          $3,063,126    $2,967,602    $2,383,793
  Deposits in banks                                                   1,723           211           530
  U.S. Government agency securities                                 159,044        77,907        38,863
  Federal funds sold                                                292,264       223,281       364,327
  Other                                                              10,487         8,982            --
                                                                 ----------    ----------    ----------
        Total interest revenue                                    3,526,644     3,277,983     2,787,513
                                                                 ----------    ----------    ----------

INTEREST EXPENSE
  Interest on deposits                                            1,831,543     1,626,794     1,481,637
  Interest on borrowed funds                                         49,249        21,742        12,231
                                                                 ----------    ----------    ----------
        Total interest expense                                    1,880,792     1,648,536     1,493,868
                                                                 ----------    ----------    ----------

        Net interest income                                       1,645,852     1,629,447     1,293,645

PROVISION FOR CREDIT LOSSES                                         224,281        81,807        18,699
                                                                 ----------    ----------    ----------
        Net interest income after provision for credit losses     1,421,571     1,547,640     1,274,946
                                                                 ----------    ----------    ----------

OTHER OPERATING REVENUE
  Service charges on deposit accounts                                99,654        62,588        68,660
  Other noninterest revenue                                          37,066        32,827        44,428
                                                                 ----------    ----------    ----------
        Total other operating revenue                               136,720        95,415       113,088
                                                                 ----------    ----------    ----------

OTHER EXPENSES
  Compensation and related expenses                                 909,209       744,538       673,944
  Occupancy                                                          70,782        71,871        75,310
  Furniture and equipment                                            87,647        99,050        92,704
  Other operating                                                   444,560       437,675       354,962
                                                                 ----------    ----------    ----------
        Total other expenses                                      1,512,198     1,353,134     1,196,920
                                                                 ----------    ----------    ----------

Income before income taxes                                           46,093       289,921       191,114
Income tax benefit                                                  397,951            --            --
                                                                 ----------    ----------    ----------

NET INCOME                                                       $  444,044    $  289,921    $  191,114
                                                                 ==========    ==========    ==========

Earnings per common share
  Basic                                                          $     0.79    $     0.52    $     0.34
  Diluted                                                        $     0.74    $     0.48    $     0.32


   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

           Consolidated Statements of Changes in Stockholders' Equity

                                                                                                    Accumulated
                                                                    Additional       Retained          other
                                              Common stock            paid-in        earnings      comprehensive  Comprehensive
                                          Shares     Par value        capital        (deficit)         income         income
                                         --------------------------------------------------------------------------------------

Balance, December 31, 1995                559,328      $55,933      $5,217,686      $(1,741,942)      $    --

Net income                                     --           --              --          191,114            --       $ 191,114
                                         --------      -------      ----------      -----------       -------       =========

Balance, December 31, 1996                559,328       55,933       5,217,686       (1,550,828)           --

Net income                                     --           --              --          289,921            --       $ 289,921
                                         --------      -------      ----------      -----------       -------       =========

Balance, December 31, 1997                559,328       55,933       5,217,686       (1,260,907)           --

Net income                                     --           --              --          444,044            --       $ 444,044
Unrealized loss on investment
  securities available for sale net
  of income taxes                              --           --              --               --        (6,987)         (6,987)
                                                                                                                    ---------
Comprehensive income                                                                                                $ 437,057
                                                                                                                    =========
Stock options exercised                       990           99           9,801               --            --
                                         --------      -------      ----------      -----------       -------

BALANCE, DECEMBER 31, 1998                560,318      $56,032      $5,227,487      $  (816,863)      $(6,987)
                                         ========      =======      ==========      ===========       =======



   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows


                                                                 Years Ended December 31,
                                                            1998            1997            1996
                                                        -----------     -----------     -----------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                     $ 3,506,575     $ 3,224,496     $ 2,758,551
  Fees, commissions, and rent received                      145,640          37,312         112,868
  Interest paid                                          (1,885,161)     (1,642,240)     (1,501,293)
  Payments to suppliers and employees                    (1,376,221)     (1,240,368)       (918,846)
                                                        -----------     -----------     -----------
                                                            390,833         379,200         451,280
                                                        -----------     -----------     -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans originated, net of principal repayments              50,677      (4,715,462)     (5,948,662)
  Purchase of investment securities
   Available for sale                                    (5,772,279)             --              --
   Held to maturity                                        (250,100)     (1,502,900)       (871,600)
  Proceeds from maturities of investment securities
   Available for sale                                     1,400,081              --              --
   Held to maturity                                       1,250,000       1,250,000              --
  Proceeds from sale of other real estate owned                  --              --         113,804
  Purchase of premises and equipment, including
   construction in progress                                 (44,234)       (298,893)        (15,287)
  Cash paid for organization costs and software                (978)         (2,261)         (2,456)
                                                        -----------     -----------     -----------
                                                         (3,366,833)     (5,269,516)     (6,724,201)
                                                        -----------     -----------     -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in
   Time deposits                                          2,786,249       2,994,134       1,783,022
   Other deposits                                         3,244,559       2,335,459       2,737,542
   Securities sold under agreements to repurchase          (200,471)        (92,838)        296,965
  Advance under note payable                              1,000,000              --              --
  Proceeds from stock options exercised                       9,900              --              --
                                                        -----------     -----------     -----------
                                                          6,840,237       5,236,755       4,817,529
                                                        -----------     -----------     -----------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS      3,864,237         346,439      (1,455,392)

Cash and cash equivalents at beginning of year            4,382,348       4,035,909       5,491,301
                                                        -----------     -----------     -----------

Cash and cash equivalents at end of year                $ 8,246,585     $ 4,382,348     $ 4,035,909
                                                        ===========     ===========     ===========



   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                      Consolidated Statements of Cash Flows
                                   (Continued)

                                                              Years Ended December 31,
                                                           1998          1997          1996
                                                        ---------     ---------     ---------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
   OPERATING ACTIVITIES
     Net income                                         $ 444,044     $ 289,921     $ 191,114

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
   Provision for credit losses                            224,281        81,807        18,699
   Depreciation                                            95,790       100,564        97,411
   Amortization of intangibles                             29,386        56,503        55,797
   Securities amortization, net of accretion                2,812            --            --
   Deferred income taxes                                 (397,951)           --            --
   Gain on sale of other real estate owned                     --            --        (4,061)
   Gain on calls of securities                             (2,227)           --            --
   Decrease (increase) in
     Accrued interest receivable                            1,833       (67,294)      (24,526)
     Other assets                                         (34,601)      (14,189)       (6,864)
   Increase (decrease) in
     Deferred loan origination fees                       (22,487)       13,807        (4,436)
     Accrued interest payable                              (4,369)        6,296        (7,425)
     Other liabilities                                     54,322       (88,215)      135,571
                                                        ---------     ---------     ---------

                                                        $ 390,833     $ 379,200     $ 451,280
                                                        =========     =========     =========



NONCASH ACTIVITY
  Other real estate acquired in lieu of foreclosure     $      --     $      --     $ 109,743
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

        Investment securities
             As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

             During 1998, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments. The Statement also provided an opportunity, at adoption only, to transfer securities from the held to maturity portfolio with no adverse consequences.

        Loan payment held in escrow
             Loan payment held in escrow represents funds due the Company from a loan settlement occurring in December, 1998. The funds were placed in an escrow account pending approval of the transaction by the bankruptcy court. Most of the funds held in escrow were placed in a noninterest-bearing account with the Company.

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

        Earnings per share
             Basic earnings per common share are determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are calculated including the average dilutive common stock equivalents outstanding during the period.

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

        Comprehensive income
             The Company adopted Statement No. 130 of the Financial Accounting Standards Board, Reporting Comprehensive Income, in 1998. Comprehensive income includes net income and the unrealized gains and losses on securities available for sale. Comprehensive income for the years ended December 31, 1997 and 1996 was the same as net income.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


2.      CASH AND DUE FROM BANKS

             The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $5,244,225, $4,069,486, and $6,865,970 for 1998, 1997, and
        1996, respectively.

             Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

 3.     INVESTMENT SECURITIES

             Investment securities are summarized as follows:

                                                        Amortized   Unrealized  Unrealized     Market
                                                           cost        gains      losses        value
                                                       -----------  ----------  ----------  -----------
        December 31, 1998 - Available for sale
           U.S. Government agencies                    $ 4,850,613    $ 7,311     $17,898   $ 4,840,026
                                                       ===========    =======     =======   ===========

        December 31, 1997 - Held to maturity
           U.S. Government agencies                    $ 1,500,000    $ 2,794     $     -   $ 1,502,794
                                                       ===========    =======     =======   ===========

        December 31, 1996 - Held to maturity
           U.S. Government agencies                    $ 1,250,000    $     -     $ 2,725   $ 1,247,275
                                                       ===========    =======     =======   ===========


             During 1998, securities with an amortized cost of $500,000 and fair value of $501,953 were transferred from the held to maturity portfolio to the available for sale portfolio.

             Pledged securities and the amortized cost and estimated market value of investment securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations.


                             DECEMBER 31, 1998         December 31, 1997        December 31, 1996
                          ------------------------  -----------------------  -----------------------
                           AMORTIZED      MARKET     Amortized      Market    Amortized     Market
                             COST         VALUE         cost        value        cost       value
                          ----------    ----------  ----------   ----------  ----------   ----------
Due
  One year or less        $  449,898    $  451,673  $  500,000   $  500,771  $  500,000   $  499,453
  After one year
    through five years     4,150,155     4,137,728   1,000,000    1,002,023     750,000      747,822
  After five years           250,560       250,625           -            -           -            -
                          ----------    ----------  ----------   ----------  ----------   ----------
                          $4,850,613    $4,840,026  $1,500,000   $1,502,794  $1,250,000   $1,247,275
                          ==========    ==========  ==========   ==========  ==========   ==========

        Securities were pledged as collateral for repurchase agreements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 4.     LOANS AND ALLOWANCE FOR CREDIT LOSSES

             Major classifications of loans are as follows:

                                                     1998           1997         1996
                                                -----------    -----------    -----------
         Commercial                             $ 4,405,479    $ 2,270,375    $ 2,473,468
         Real estate                             22,174,739     24,273,513     21,371,852
         Construction                             2,459,322      3,658,528      2,624,709
         Home equity                              2,067,068      2,067,995      1,607,606
         Consumer                                 2,725,190      2,859,345      2,372,719
                                                -----------    -----------    -----------
                                                 33,831,798     35,129,756     30,450,354
         Less deferred loan origination fees         46,990         69,477         55,670
         Less allowance for credit losses           530,000        378,000        332,253
                                                -----------    -----------    -----------

         Loans, net                             $33,254,808    $34,682,279    $30,062,431
                                                ===========    ===========    ===========


             The residential mortgage portfolio is pledged as collateral under lines of credit from correspondents and the Federal Home Loan Bank.

             The rate repricing distribution of the loan portfolio follows:

         Immediately                            $ 3,558,109    $ 4,110,743    $ 3,267,806
         Within one year                         14,121,270     12,664,592      9,864,200
         Over one to five years                  15,728,660     18,346,404     16,715,036
         Over five years                            423,759          8,017        603,312
                                                -----------    -----------    -----------

                                                $33,831,798    $35,129,756    $30,450,354
                                                ===========    ===========    ===========


             Transactions in the allowance for credit losses are as follows:

         Beginning balance                      $   378,000    $   332,253    $   260,000
         Provision charged to operation             224,281         81,807         18,699
         Recoveries                                  25,500         13,752         81,610
                                                -----------    -----------    -----------
                                                    627,781        427,812        360,309
         Charge-offs                                 97,781         49,812         28,056
                                                -----------    -----------    -----------

         Ending balance                         $   530,000    $   378,000    $   332,253
                                                ===========    ===========    ===========


             Management has identified no significant impaired loans.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 4.     LOANS AND ALLOWANCE FOR CREDIT LOSSES (Continued)

             Nonaccrual loans and loans past due 90 days or more are as follows:

                                                   1998           1997           1996
                                                -----------    -----------    -----------
         Nonaccrual
           Commercial                           $    64,707    $    13,785    $     7,333
           Mortgage                               2,184,971             --             --
           Installment                               68,574         28,661          5,725
                                                -----------    -----------    -----------

                                                $ 2,318,252    $    42,446    $    13,058
                                                ===========    ===========    ===========

         Interest not accrued                   $   237,114    $     1,388    $       449
                                                ===========    ===========    ===========

         Loans past due ninety days or more,
           still accruing interest              $    25,022    $   218,055    $   261,664
                                                ===========    ===========    ===========


             The interest not accrued includes $113,226 of interest from the nonaccrual loan which will be paid off from the loan payment held in escrow.

             The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

                                                1998          1997          1996
                                            ----------    ----------    ----------
Construction loans                          $1,639,393    $1,319,956    $1,650,040
Lines of credit, including home equities     2,012,998     1,472,709     1,257,319
Overdraft protection lines                     186,670       144,026        93,997
Standby letters of credit                      535,166       382,767        44,563
                                            ----------    ----------    ----------

                                            $4,374,227    $3,319,458    $3,045,919
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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 5.     PREMISES AND EQUIPMENT

             A summary of premises and equipment and the related depreciation expense is as follows:

                                               Estimated
                                              useful lives       1998          1997        1996
                                              ------------    ----------   ----------  ----------
Land                                               -          $  295,211   $  295,211  $  295,211
Land improvements                              20 years           40,512       40,512      40,512
Building                                      10-40 years      1,298,872    1,298,872   1,050,407
Furniture, fixtures, and equipment            5-10 years         542,701      518,624     468,195
                                                              ----------   ----------  ----------
                                                               2,177,296    2,153,219   1,854,325
Accumulated depreciation                                         515,169      439,536     338,971
                                                              ----------   ----------  ----------

Net premises and equipment                                    $1,662,127   $1,713,683  $1,515,354
                                                              ==========   ==========  ==========

Depreciation expense                                          $   95,790   $  100,564  $   97,411
                                                              ==========   ==========  ==========


 6.     INTANGIBLE ASSETS

             A summary of intangible assets and the related amortization follows:

                                                                1998        1997        1996
                                                              --------    --------    --------
Organization costs                                            $     --    $234,820    $234,820
Computer software                                               44,340      44,032      42,940
                                                              --------    --------    --------
                                                                44,340     278,852     277,760
Accumulated amortization                                        42,487     248,591     193,257
                                                              --------    --------    --------

Net intangible assets                                         $  1,853    $ 30,261    $ 84,503
                                                              ========    ========    ========

Amortization expense                                          $ 29,386    $ 56,503    $ 55,797
                                                              ========    ========    ========


 7.     DEPOSITS

             Major classifications of interest-bearing deposits are as follows:

                                                                  1998        1997         1996
                                                             -----------  -----------  -----------
Money market and NOW                                         $ 9,008,316  $ 9,328,273  $ 7,660,738
Savings                                                        4,523,794    3,581,048    3,254,785
Other time                                                    25,904,232   23,117,983   20,123,849
                                                             -----------  -----------  -----------

                                                             $39,436,342  $36,027,304  $31,039,372
                                                             ===========  ===========  ===========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


 7.     DEPOSITS (Continued)

             Included in other time deposits are certificates of deposit issued in denominations of $100,000 or more. The maturities and related interest expense of these deposits follow:


                                                     1998          1997         1996
                                                 ----------    ----------    ----------
Three months or less                             $1,890,405    $1,116,056    $1,210,112
Three to twelve months                            1,949,654     1,452,974     1,547,716
One to five years                                 1,238,331     1,579,570     1,371,563
                                                 ----------    ----------    ----------

                                                 $5,078,390    $4,148,600    $4,129,391
                                                 ==========    ==========    ==========

Interest expense                                 $  265,607    $  234,217    $  296,856
                                                 ==========    ==========    ==========


 8.     SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

             The Bank has repurchase agreements that are collateralized by government agency securities owned by the Bank. During the year ended December 31, 1998 and 1997, the following applied to these repurchase agreements:

                                                                          1998       1997
                                                                       ---------  ---------
Maximum amount outstanding                                             $ 540,941  $ 594,632
Average amount outstanding                                               466,466    478,005
Average rate paid during the year                                           4.81%      4.55%
Investment securities underlying the agreements at year end
  Carrying value                                                       $ 424,911  $ 675,000
  Estimated fair value                                                   426,649    676,095


             Secured lines of credit of $425,000 from correspondent banks have been pledged as additional collateral for these agreements.

 9.     LONG-TERM DEBT AND LINES OF CREDIT

             The Company may borrow up to $6,000,000 from the Federal Home Loan Bank (FHLB) through any combination of notes or line of credit advances. The line of credit interest rate is a variable rate set daily by the lender. Both the notes payable and the line of credit are secured by a floating lien on all of the Company's residential first mortgage loans. The Company was required to purchase shares of capital stock in the FHLB as a condition to obtaining the line of credit.

             The Company has a note payable to the Federal Home Loan Bank in the amount of $1,000,000. The loan was advanced June 23, 1998, with interest fixed at 5.51% and a final maturity of June 23, 2008. The FHLB has the option to convert the loan to a floating rate note on June 23, 2003.

             In addition to the line of credit available from the FHLB, the Company has federal funds lines and other lines of credit from correspondent banks totaling $2,500,000.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


10.     INCOME TAXES

             The Company has not incurred any income tax liability since its inception. The Company had net operating loss carryforwards of $931,128, $1,147,924, and $1,432,564 available to offset future taxable income as of December 31, 1998, 1997, and 1996, respectively.

             The statutory federal income tax rate was 34% for 1998, 1997, and 1996. The Company's effective tax rate was zero in each year due to the net operating losses. The provision (benefit) for income taxes is reconciled as follows:

                                                                1998          1997          1996
                                                             ---------     ---------     ---------
         Income before income taxes                          $  46,093     $ 289,921     $ 191,114
                                                             =========     =========     =========

         Tax provision at statutory rates                    $  15,671     $  98,573     $  64,979
         Increase (decrease) resulting from
           State income taxes, less federal benefit                 --        13,377         8,822
           Nondeductible expenses                                2,313         3,346         1,649
           Net operating loss carryover and adjustment of
             valuation allowance                              (415,935)     (115,296)      (75,450)
                                                             ---------     ---------     ---------

         Provision (benefit) for income taxes                $(397,951)    $      --     $      --
                                                             =========     =========     =========


             The components of the deferred tax assets and liabilities as of December 31, are as follows:

         Deferred tax assets
           Allowance for credit losses                       $ 162,357     $ 124,849     $  93,255
           Deferred loan origination fees                           --           992         1,033
           Net operating loss carryforward                     316,584       435,721       553,257
           Start-up costs                                           --         8,238        22,398
           Unrealized loss on securities available for sale      3,600            --            --
                                                             ---------     ---------     ---------
                                                               482,541       569,800       669,943
                                                             ---------     ---------     ---------
         Deferred tax liabilities
           Depreciation                                         44,281        45,537        46,980
           Cash method of accounting                            36,709        59,417        34,741
                                                             ---------     ---------     ---------
                                                                80,990       104,954        81,721
                                                             ---------     ---------     ---------

         Net deferred tax asset before valuation allowance     401,551       464,846       588,222

         Valuation allowance                                        --      (464,846)     (588,222)
                                                             ---------     ---------     ---------

         Net deferred tax asset                              $ 401,551     $      --     $      --
                                                             =========     =========     =========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


11.     OTHER OPERATING EXPENSES

             Other operating expenses are comprised as follows:

                                                                   1998        1997       1996
                                                                 ---------   --------   --------
Advertising                                                       $ 41,667    $47,417    $35,332
Professional fees                                                   72,110     58,421     44,890
Data processing                                                     84,332     77,487     65,372
Deposit assessment                                                   4,620      3,712      2,000
Insurance                                                           13,023     14,830     21,435
Loan reports and collection costs                                    6,598      8,086      2,491
Organizational expense amortization                                 23,482     46,964     46,964
Postage                                                             27,128     21,813     21,128
Proxy and transfer agent costs                                      16,762     15,141      2,701
Software amortization                                                5,904      9,539      8,833
Stationery and supplies                                             46,339     44,833     35,119
Telephone                                                           17,225     13,938     12,987
Other                                                               85,370     75,494     55,710
                                                                 ---------   --------   --------

                                                                 $ 444,560   $437,675   $354,962
                                                                 =========   ========   ========


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

                    Minimum lease payments                     Amount
                    ----------------------                     ------

                              1999                             $ 3,600
                              2000                               1,800
                                                               -------
                                                               $ 5,400
                                                               =======

             Rent expense was $3,600 for each of the years ended December 31, 1998, 1997, and 1996.

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


14.     STOCK OPTION PLANS

             The Corporation had an employment agreement with an executive officer that provided for options to purchase, for $10 per share, 2,797 shares each year for four years and, at the end of year five, to receive an option for 5,593 shares. The officer had to meet performance criteria established by the Board of Directors. Each option was exercisable for a period of seven years following the date of grant, but the options were forfeited when the officer left the employment of the Company.

             The Corporation has adopted a stock option plan, covering 35,000 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan provides for granting options to purchase shares of the common stock to the officers and other key employees of the Corporation and the Bank. No options have been granted.

             A summary of the status of the Company's performance-based stock option plans follows:

                     Shares                 1998      1997     1996
         ------------------------------    ------     -----    -----
         Outstanding, beginning of year     8,390     5,593       --
         Granted                               --     2,797    5,593
         Exercised                           (990)       --       --
         Forfeited                         (7,400)       --       --
                                           ------     -----    -----

         Outstanding, end of year              --     8,390    5,593
                                           ======     =====    =====



                The Bank applies APB No. 25 in accounting for the stock option plan. Accordingly, no compensation expense has been recognized for the stock options granted. Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), was issued in October, 1995 to establish accounting and reporting standards for stock-based employee compensation plans. SFAS No. 123 requires measurement of compensation expense provided by stock-based plans using a fair value based method of accounting, and recognition of the compensation expense in the statement of income or disclosure in the notes to the financial statements.

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


14.     STOCK OPTION PLANS (Continued)

             Had compensation been determined in accordance with the provisions of SFAS No. 123, the Company's net income and earning per share during 1997 and 1996 would have been reduced to the following pro forma amounts:

                                              1997           1996
                                          -----------    -----------
         Net income
             As reported                  $   289,921    $   191,114
             Pro forma                        282,955        184,819
         Basic earnings per share
             As reported                         0.52           0.34
             Pro forma                           0.51           0.33
         Diluted earnings per share
             As reported                         0.48           0.32
             Pro forma                           0.47           0.31


             During 1996, the Company granted 2,796 options related to performance for 1994. They are not included in the reported pro forma amounts.

15.     RELATED PARTY TRANSACTIONS

             The executive officers and directors of the Corporation enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans to officers and directors follows:

                                 1998            1997            1996
                              -----------     -----------     -----------
         Beginning balance    $ 2,052,138     $ 2,441,843     $ 2,067,392
         Advances                 412,312         465,854         936,266
         Repayments              (445,578)       (855,559)       (561,815)
                              -----------     -----------     -----------

         Ending balance       $ 2,018,872     $ 2,052,138     $ 2,441,843
                              ===========     ===========     ===========


             The Corporation engaged a firm owned by one of the organizers to construct the Bank's main office and remodel the second floor. The general contractor was paid $457 in 1998 and $240,028 in 1997.

             The Bank paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 1998.

             During 1998, 1997, and 1996, the Bank leased office space to a director for $7,938 each year.

             A director is a partner in a law firm which periodically provides services to the Company or Bank. During 1997, the Bank paid $897 to this law firm.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


16.     CAPITAL STANDARDS

             The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:



                                                                      Minimum                    To be
                                          Actual                 capital adequacy          well capitalized
                                      ---------------           ------------------         ----------------
  (in thousands)                      Amount    Ratio            Amount     Ratio           Amount    Ratio
                                      ------    -----           --------   -------         --------  ------
      December 31, 1998
 ----------------------------
  Total capital
    (to risk-weighted assets)         $ 4,691   13.73%           $ 2,733     8.0%          $ 3,417    10.0%
  Tier 1 capital
    (to risk-weighted assets)         $ 4,263   12.48%           $ 1,367     4.0%          $ 2,050     6.0%
  Tier 1 capital
    (to average fourth
      quarter assets)                 $ 4,263    8.78%           $ 1,943     4.0%          $ 2,429     5.0%

      December 31, 1997
 ----------------------------
  Total capital
    (to risk-weighted assets)         $ 4,303   13.15%           $ 2,619     8.0%          $ 3,273    10.0%
  Tier 1 capital
    (to risk-weighted assets)         $ 3,925   11.99%           $ 1,309     4.0%          $ 1,964     6.0%
  Tier 1 capital
    (to average fourth
      quarter assets)                 $ 3,925    9.18%           $ 1,710     4.0%          $ 2,137     5.0%

      December 31, 1996
 ----------------------------
  Total capital
    (to risk-weighted assets)         $ 3,893   13.90%           $ 2,234     8.0%          $ 2,792    10.0%
  Tier 1 capital
    (to risk-weighted assets)         $ 3,561   12.80%           $ 1,117     4.0%          $ 1,675     6.0%
  Tier 1 capital
    (to average fourth
      quarter assets)                 $ 3,561    9.80%           $ 1,454     4.0%          $ 1,818     5.0%


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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements



17.     FAIR VALUE OF FINANCIAL INSTRUMENTS

             The estimated fair values of the Company's financial instruments are summarized below. The fair values of a significant portion of these financial instruments are estimates derived using present value techniques and may not be indicative of the net realizable or liquidation values. Also, the calculation of estimated fair values is based on market conditions at a specific point in time and may not reflect current or future fair values.

                                                                   December 31,
                                             1998                      1997                      1996
                                 -------------------------    ---------------------------   -------------------------
                                    CARRYING       FAIR         Carrying         Fair         Carrying      Fair
                                     AMOUNT        VALUE         amount          value         amount       value
                                     ------        -----         ------          -----         ------       -----
Financial assets
  Cash and due from banks        $   976,682    $   976,682    $   642,726    $   642,726   $ 1,211,182   $ 1,211,182
  Federal funds sold               7,269,903      7,269,903      3,739,622      3,739,622     2,824,727     2,824,727
  Investment securities            4,985,626      4,985,626      1,624,500      1,627,294     1,371,600     1,368,875
  Loans, net                      33,254,808     33,271,318     34,682,279     34,599,709    30,062,431    29,907,317
  Accrued interest receivable        246,470        246,470        248,303        248,303       181,009       181,009
  Loan payment held
    in escrow                      1,175,000      1,175,000             --             --            --            --

Financial liabilities
  Noninterest-bearing
    deposits                     $ 4,682,618    $ 4,682,618    $ 2,060,848    $ 2,060,848   $ 1,719,187   $ 1,719,187
  Interest-bearing deposits
   and securities sold under
   agreements to repurchase       39,717,361     41,076,792     36,508,794     36,779,633    31,613,700    31,887,840
  Accrued interest payable            95,611         95,611         99,980         99,980        93,684        93,684
  Note payable                     1,000,000      1,000,000             --             --            --            --


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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.     PARENT COMPANY FINANCIAL INFORMATION

                  The balance sheets and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:

                                                                                       DECEMBER 31,
         BALANCE SHEETS                                                    1998            1997           1996
                                                                       -----------     -----------     ----------
                                  Assets

         Cash                                                          $    40,648     $    64,491     $   91,153
         Investment in subsidiary                                        4,350,689       3,945,641      3,623,899
         Organization costs                                                     --           2,580          7,739
         Deferred income taxes                                              68,332              --             --
                                                                       -----------     -----------     ----------

                Total assets                                           $ 4,459,669     $ 4,012,712     $3,722,791
                                                                       ===========     ===========     ==========


                               Liabilities and Stockholders' Equity

         Stockholders' equity
           Common stock, par value $.10 per share;
            authorized 5,000,000 shares; issued
            and outstanding 560,318 in 1998 and 559,328
            shares in 1997 and 1996                                    $    56,032     $    55,933     $   55,933
           Additional paid-in capital                                    5,227,487       5,217,686      5,217,686
           Retained earnings (deficit)                                    (816,863)     (1,260,907)    (1,550,828)
                                                                       -----------     -----------     ----------
                                                                         4,466,656       4,012,712      3,722,791
           Accumulated other comprehensive income                           (6,987)             --             --
                                                                       -----------     -----------     ----------
                Total stockholders' equity                               4,459,669       4,012,712      3,722,791
                                                                       -----------     -----------     ----------

                Total liabilities and stockholders' equity             $ 4,459,669     $ 4,012,712     $3,722,791
                                                                       ===========     ===========     ==========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


18.     PARENT COMPANY FINANCIAL INFORMATION (Continued)


                                                                 Years Ended December 31,
         STATEMENTS OF INCOME                                1998          1997          1996
                                                          ---------     ---------     ---------

         Interest revenue                                 $   1,921     $   3,002     $   3,327
         Equity in undistributed income of subsidiary       412,035       321,742       205,534
                                                          ---------     ---------     ---------
                                                            413,956       324,744       208,861
                                                          ---------     ---------     ---------
         Expenses
           Furniture and equipment                               68            49            49
           Other                                             38,176        34,774        17,698
                                                          ---------     ---------     ---------
                                                             38,244        34,823        17,747
                                                          ---------     ---------     ---------
         Income before income taxes                         375,712       289,921       191,114

         Income taxes                                        68,332            --            --
                                                          ---------     ---------     ---------

         Net income                                       $ 444,044     $ 289,921     $ 191,114
                                                          =========     =========     =========

         STATEMENTS OF CASH FLOWS

         CASH FLOWS FROM OPERATING ACTIVITIES
           Interest received                              $   1,921     $   3,002     $   3,327
           Cash paid for operating expenses                 (35,664)      (29,664)      (12,588)
                                                          ---------     ---------     ---------
                                                            (33,743)      (26,662)       (9,261)
                                                          ---------     ---------     ---------
         CASH FLOWS FROM FINANCING ACTIVITIES
           Proceeds from options exercised                    9,900            --            --
                                                          ---------     ---------     ---------

         NET (DECREASE) IN CASH                             (23,843)      (26,662)       (9,261)
                                                          ---------     ---------     ---------

         Cash and equivalents at beginning of year           64,491        91,153       100,414
                                                          ---------     ---------     ---------

         Cash and equivalents at end of year              $  40,648     $  64,491     $  91,153
                                                          =========     =========     =========

         RECONCILIATION OF NET INCOME TO NET CASH
           PROVIDED BY OPERATING ACTIVITIES
            Net income                                    $ 444,044     $ 289,921     $ 191,114
            Adjustments to reconcile net income to net
              cash used in operating activities
              Undistributed net income of subsidiary       (412,035)     (321,742)     (205,534)
              Deferred income taxes                         (68,332)           --            --
              Amortization                                    2,580         5,159         5,159
                                                          ---------     ---------     ---------

                                                          $ (33,743)    $ (26,662)    $  (9,261)
                                                          =========     =========     =========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


19.     PROFIT SHARING PLAN

             In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. During 1998, the Board of Directors approved contributions matching 25% of employee contributions which totaled $4,794. In 1997 and 1996 the approved contributions matched 10% of employee contributions totaling $1,913 and $1,605, respectively.

20.     EARNINGS PER SHARE

             Diluted earnings per share are calculated as follows:

                                                 1998          1997          1996
                                             ----------    ----------    ----------
         NET INCOME                          $  444,044    $  289,921    $  191,114
                                             ==========    ==========    ==========

         Average shares outstanding             560,071       559,328       559,328
                                             ----------    ----------    ----------

         Dilutive average shares
            outstanding under options
            and warrants                        209,832       215,490       209,897

         Exercise price                      $    10.00    $    10.00    $    10.00

         Assumed proceeds on exercise        $2,098,320    $2,154,900    $2,098,970

         Average market value                $    12.50    $    12.49    $    12.41

         Less: Treasury stock purchased
               with assumed proceeds
               from exercise                    167,866       172,530       169,135

         Average shares and common
            stock equivalents                   602,037       602,288       600,090

         DILUTED EARNINGS PER SHARE          $     0.74    $     0.48    $     0.32
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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


21.     QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

             The following is a summary of the unaudited quarterly results of operations:


                                                         Three months ended
                                      ------------------------------------------------------------
                                      December 31,      September 30,    June 30,        March 31,
                                      ------------      -------------    --------        ---------
1998
----
Interest revenue                       $ 918,254         $ 920,983       $ 857,747       $ 829,660
Interest expense                         482,515           488,958         461,264         448,055
Net interest income                      435,739           432,025         396,483         381,605
Provision for loan losses                 61,724            91,212          34,812          36,533
Net income                                63,880           343,547           9,018          27,599
Comprehensive income                      54,198           347,835           7,425          27,599
Earnings per share - basic                  0.11              0.61            0.02            0.05
Earnings per share - diluted                0.10              0.57            0.02            0.05

1997
----
Interest revenue                       $ 892,249         $ 830,754       $ 800,830       $ 754,150
Interest expense                         449,961           417,765         401,518         379,292
Net interest income                      442,288           412,989         399,312         374,858
Provision for loan losses                 32,056             8,285          19,608          21,858
Net income                                89,475            73,323          63,367          63,756
Comprehensive income                      89,475            73,323          63,367          63,756
Earnings per share - basic                  0.17              0.13            0.11            0.11
Earnings per share - diluted                0.15              0.12            0.10            0.11



1996
----
Interest revenue                       $ 741,826         $ 694,753       $ 699,932       $ 651,002
Interest expense                         373,791           367,737         386,380         365,960
Net interest income                      368,035           327,016         313,552         285,042
Provision for loan losses                (15,463)            9,066          21,297           3,799
Net income                                75,586            61,304          29,547          24,677
Comprehensive income                      75,586            61,304          29,547          24,677
Earnings per share - basic                  0.14              0.11            0.05            0.04
Earnings per share - diluted                0.13              0.10            0.05            0.04


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

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                              EASTON BANCORP, INC.

W. David Hill, DDS                          President, William Hill Manor, Inc.
Chairman/Chief Executive Officer

R. Michael S. Menzies, Sr.                  President and Chief Executive Officer
President                                   Easton Bank & Trust Company

Sheila W. Bateman                           Chief Administrative Officer
Secretary                                   Caulk Management Company

Jerry L. Wilcoxon                           Chief Financial Officer
Treasurer                                   Black Oak Computer Service, Inc.

Jack H. Bishop, DDS                         Dentist, Jack H. Bishop, DDS

J. Parker Callahan, Jr.                     Farmer

J. Fredrick Heaton, DMD                     Endodontist, J. Fredrick Heaton,
                                            DMDPA

William C. Hill                             President, Hill's Drug Store, Inc.

David F. Lesperance                         President,
                                            Lesperance Construction Company

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

                      DIRECTORS, OFFICERS AND ASSOCIATES OF
                           EASTON BANK & TRUST COMPANY

                                    DIRECTORS

                               W. David Hill, DDS
                              Chairman of the Board

   Sheila W. Bateman, CPS - Secretary                   Jerry L. Wilcoxon, CPA - Treasurer

   Jack H. Bishop, DDS                                  M. Linda Kildea
   J. Parker Callahan, Jr.                              Pamela H. Lappen
   Charles T. Capute                                    David F. Lesperance
   Walter E. Chase, Sr.                                 Vinodrai Mehta, MD
   Stephen W. Chitty                                    R. Michael S. Menzies, Sr.
   J. Fredrick Heaton, DMD                              Roger A. Orsini, MD
   Jeffrey N. Heflebower                                Marian H. Shannahan
   Thomas E. Hill                                       Mahmood S. Shariff, MD
   William C. Hill                                      James B. Spear, Sr.
   William R. Houck, DDS                                Myron Szczukowski, Jr. MD

                                    OFFICERS

   R. Michael S. Menzies, Sr.                           Jeffrey N. Heflebower
   President/Chief Executive Officer                    Executive Vice President

   Delia B. Denny                                       Pamela A. Mussenden
   Senior Vice President                                Senior Vice President/Treasurer

   Gene Fischgrund                                      Barbara M. Ostrander
   Senior Vice President                                Vice President

   Rose K. Kleckner
   Assistant Treasurer

                                   ASSOCIATES

                    Roxanne M. Atwater, Operations Assistant
                        Terri L. Brannock, Branch Manager
                      Kathleen K. Cook, Credit Risk Manager
                Brenda L. Forbes, Customer Service Representative
                     Lesta R. Gunther, Operations Assistant
                   Susan D. Haschen, Operations Administrator
                 Anne H. Hughes, Credit Administrative Assistant
                 Laura M. King, Customer Service Representative
                Tracy T. Lednum, Customer Service Representative
                  Amy C. Lynch, Credit Administrative Assistant
                Kerri A. Morris, Customer Service Representative
                        Carol S. Nottingham, Receptionist
            Kimberly D. Rada, Senior Customer Service Representative
              Bridget A. Schettini, Customer Service Representative
               Kelly A. Tibbitt, Financial Service Representative
                    Jacqueline D. Wilson, Lending Specialist
               Sherry L. Winstead, Customer Service Representative

               Easton Bank & Trust Company is a member of F.D.I.C.