Form 10KSB, Exhibit 13
period 1999-12-31
EASTON BANCORP INC/MD
filed 2000-03-28
CIK 880209

ANNUAL REPORT TO STOCKHOLDERS
                                DECEMBER 31, 1999



                              EASTON BANCORP, INC.

                              Easton Bancorp, Inc.


                                   March 2000

To  our  Stockholders:

     Last year was a good year for Easton Bank & Trust and Easton Bancorp, Inc. Major accomplishments included improved earnings, solid and sound balance sheet growth, improved asset quality, and expanded positions in new markets.

     Our entry into Denton, Maryland via Denton Bank & Trust, a division of Easton Bank & Trust, has significantly enhanced the value of our franchise.


     Earnings per share increased from $.79 to $.88, while assets grew 12% and deposits grew 7%. Operating performance was enhanced by a meaningful loan recovery during 1999 while our core earnings grew nicely.

     In the face of a rising interest rate environment during the year 2000, we and the entire banking industry will be forced to deal with margin pressure. We are optimistic we can sustain our core earnings while growing our customer base. During the first quarter of 2000, we will launch our Visa Check Card, which gives our customers worldwide access to their checking accounts wherever Visa is accepted. Several technology initiatives will contribute to both future expense control and an increased level of customer service.

     As we begin the 21st Century, Easton Bank & Trust is poised to form stockholder value by delivering personal, private, and professional financial solutions to individuals and small businesses. We are proud of our team of associates who are making us the Community Bank of Choice in the markets we serve.


/s/  R.  Michael  S.  Menzies,  Sr.               /s/  W.  David  Hill
R.  Michael  S.  Menzies,  Sr.                    Dr.  William  David  Hill
President/CEO                                     Chairman  of  the  Board


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

                             BUSINESS OF THE COMPANY

     Easton Bancorp, Inc. (the "Company") was incorporated as a Maryland corporation on July 19, 1991, to become a one-bank holding company by acquiring all of the capital stock of Easton Bank & Trust Company (the "Bank") upon its formation. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank. The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office location in its primary service area, Talbot County, Maryland. During 1999, the Bank opened a full-service branch office in Denton, Maryland, which is in Caroline County. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. The Bank offers a full range of short- to medium-term commercial and personal loans. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Other bank services include cash management services, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, and automatic drafts for various accounts.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein.

OVERVIEW

     Consolidated income of the Company is derived primarily from operations of the Bank. Income before income taxes increased from $46,093 in 1998 to $755,137 in 1999. Because the Company recognized the benefits of its deferred tax asset in 1998, net income was $494,345 for 1999, compared to $444,044 for 1998.

RESULTS  OF  OPERATIONS

     The Company reported net income of $494,345, or $.88 per share, for the year ended December 31, 1999, which represents an increase of $50,301, or $.09 per share, from $444,044, or $.79 per share, for the year ended December 31, 1998. An increase in net interest income of $610,668 was offset by an increase in income taxes of $658,743.

     Net interest income increased $610,668, or 37.10%, to $2,256,520 in 1999 from $1,645,852 in 1998. This increase in net interest income was the result of a $592,261 increase in interest income accompanied by a $18,407 decrease in interest expense. During the year, the Company experienced an increasing net interest spread to 4.70% in 1999 from 3.69% in 1998. The net interest margin increased to 4.79% in 1999 from 3.84% in 1998. The interest spread and interest margin increased because the 1999 level of nonperforming loans was well below the 1998 level, which increased interest revenues. The reduction in nonperforming loans in 1999 was the result of a $2.3 million nonperforming loan from 1998 being repaid in the first quarter of 1999.

     During 1999, the Company recorded net loan loss recoveries primarily as a result of a settlement received on a fraudulent loan that had been charged-off in prior years. The recovery of this prior charge-off totaled $341,988. Proceeds of $66,081 in excess of charge-offs related to this loan are included in other noninterest revenue. As a result of these loan recoveries and the decrease in nonperforming loans, the Company reversed prior provisions for credit losses of $98,547 during 1999, compared to a provision for loan losses of $224,281 in 1998. The net decrease in the provision recorded in 1999 compared to the provision recorded in 1998 was $322,828. During 1999, the Company experienced net recoveries of $178,943, compared to net charge-offs for 1998 of $72,281.

     The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $102,407 and $1,143,251 as of December 31, 1999 and 1998, respectively. At December 31, 1999, the accrual of interest had been discontinued on loans totaling $6,363 where the loans were less than ninety days delinquent. The Company's allowance for loan losses as a percentage of its year-end loans was 1.31% at December 31, 1999, compared to 1.57% at December 31, 1998. Net recoveries of $178,943 during 1999 resulted in a ratio of net recoveries to average loans of .45%. During 1998, the Company had net charge-offs of $72,281 which was .21% of average loans.

     Noninterest income increased $104,169, or 76.19%, to $240,889 in 1999 from $136,720 in 1998. Management increased the return and overdraft charges by $23,287 in 1999 as a result of an increased fee structure and an increase in the volume of accounts. During 1999, the Company recorded $66,081 as noninterest income from funds recovered in excess of the charge-off of a fraudulent loan in prior years.

     Noninterest expense increased $328,621, or 21.73%, to $1,840,819 in 1999 from $1,512,198 in 1998. The increase was the result of an increase of $204,770 in compensation and related expenses due to annual increases and the hiring of four full-time employees, including an executive officer, to staff the new Denton office. Data processing, supplies and telephone expenses also increased as a result of the new branch office.

     The Company's efficiency ratio, which is noninterest expense as a percentage of the sum of net interest income and noninterest income, decreased to 73.71% in 1999, compared to 84.83% in 1998. This improvement is the result of faster growth in net interest income than in other expenses.

NET  INTEREST  INCOME

     The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" which follows shows the Company's average volume of interest-earning assets and interest-bearing liabilities for 1999 and 1998 and related interest income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" shows the amount of net interest income change from rate changes and from activity changes.

     The key performance measure for net interest income is the "net margin on interest-bearing assets," or net interest income divided by average interest-earning assets. The Company's net interest margin for 1999 was 4.79%, compared to 3.84% for 1998. The increase is due primarily to the increase in loan yields while deposit yields declined. As a result of the significant amount of fixed rate loans, the Bank's income may increase in a falling interest rate environment and decrease in a rising interest rate environment. Management of the Company expects to maintain this net margin on interest-earning assets. The net margin may decline, however, if competition increases, loan demand or quality decreases, or the cost of funds rises faster than the return on loans.

Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

     The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 1999 and 1998.

                                      AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                                   For the Year Ended                For the Year Ended
                                                    December 31, 1999                 December 31, 1998
                                      ----------------------------------------  ---------------------------------
                                      Average              Income/     Yield/     Average      Income/     Yield/
ASSETS                                Balance              Expenses    Rate       Balance      Expenses    Rate
                                      ---------------  ----------  -----------  -----------  ----------  -------
Federal funds sold                    $     2,879,881  $  143,159       4.97%   $ 5,426,336  $  292,264    5.39%
Interest-bearing deposits                           -           -          -         33,010       1,723    5.22%
Investment securities:
  U.S. Government agency                    4,514,306     256,150       5.67%     2,768,164     159,044    5.75%
  Other                                       151,407      11,456       7.57%       140,860      10,487    7.44%
                                      ---------------  ----------  ----------   -----------  ----------  -------
    Total investment securities             4,665,713     267,606       5.74%     2,909,024     169,531    5.83%
                                      ---------------  ----------  ----------   -----------  ----------  -------
Loans:
  Demand and time                           6,979,521     604,014       8.65%     3,247,262     278,469    8.58%
  Mortgage                                 30,149,874   2,802,118       9.29%    29,060,941   2,499,682    8.60%
  Installment                               3,045,187     302,008       9.92%     2,633,811     284,975   10.82%
                                    -----------------  ----------  ----------   -----------  ----------  -------
    Total loans                            40,174,582   3,708,140       9.23%    34,942,014   3,063,126    8.77%
Allowance for loan losses                     572,494           -           -       446,883           -       -
                                      ---------------  ----------  -----------  -----------  ----------  -------
    Total loans, net of allowance          39,602,088   3,708,140       9.36%    34,495,131   3,063,126    8.88%
                                      ---------------  ----------  ----------   -----------  ----------  -------
Total interest-earning assets              47,147,682   4,118,905       8.74%    42,863,501   3,526,644    8.23%
                                      ---------------  ----------  ----------   -----------  ----------  -------
Cash and due from banks                     1,039,218                               794,618
Premises and equipment                      1,709,974                             1,682,370
Other assets                                1,080,394                               446,850
                                      ---------------                           -----------
    Total assets                      $    50,977,268                           $45,787,339
                                      ===============                           ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings and NOW deposits            $     9,600,988  $  247,963       2.58%   $ 8,498,077  $  260,562    3.07%
  Money market                              5,304,801     189,752       3.58%     4,600,749     164,972    3.59%
  Other time deposits                      25,392,048   1,320,764       5.20%    24,713,617   1,404,089    5.68%
                                      ---------------  ----------  ----------   -----------  ----------  -------
    Total interest-bearing deposits        40,297,837   1,758,479       4.36%    37,812,443   1,829,623    4.84%
Noninterest-bearing deposits                3,823,863           -          -      2,649,700           -       -
                                      ---------------  ----------  ----------   -----------  ----------  -------
    Total deposits                         44,121,700   1,758,479       3.99%    40,462,143   1,829,623    4.52%
Borrowed funds                              1,943,786     103,906       5.35%       952,924      49,249    5.17%
                                      ---------------  ----------  ----------   -----------  ----------  -------
                                           46,065,486   1,862,385       4.04%    41,415,067   1,878,872    4.54%
                                                       ----------  ----------                 ---------   ------
Other liabilities                             181,083                               161,931
Stockholders' equity                        4,730,699                             4,210,341
                                      ---------------                           -----------
    Total liabilities and
    stockholders equity               $    50,977,268                           $45,787,339
                                      ===============                           ===========

Net interest spread                                                     4.70%                              3.69%
                                                                   ==========                             ======
Net interest income                                    $2,256,520                            $1,647,772
                                                       ==========                            ==========
Net interest income/margin                                              4.79%                              3.84%
                                                                   ==========                             ======

                           ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                   Year Ended December 31, 1999      Year Ended December 31, 1998
                                       Compared with 1998                Compared with 1997
                                       Variance  Due  To                 Variance  Due  To
                              ----------------------------------  -------------------------------
                               Total       Rate(1)     Volume      Total      Rate(1)     Volume
                              ----------  ----------  ----------  ---------  ----------  --------
EARNING ASSETS
  Interest-bearing deposits   $  (1,723)  $       -   $  (1,723)  $  1,512   $    (102)  $  1,614
  Federal funds sold           (149,105)    (11,851)   (137,254)    68,983      (6,075)    75,058
  Investment Securities:
    U.S. Government Agency       97,106      (3,297)    100,403     81,137      (6,536)    87,673
    Other                           969         184         785      1,505         275      1,230
  Loans:
    Demand and time             325,545       5,317     320,228    (35,722)    (40,510)     4,788
    Mortgage                    302,436     208,788      93,648     62,089    (167,608)   229,697
    Installment                  17,033     (27,478)     44,511     69,157      18,364     50,793
                              ----------  ----------  ----------  ---------  ----------  --------
     Total interest income      592,261     171,663     420,598    248,661    (202,192)   450,853
                              ----------  ----------  ----------  ---------  ----------  --------

INTEREST-BEARING LIABILITIES
Savings and NOW deposits        (12,599)    (46,458)     33,859     17,026      (4,547)    21,573
Money-market deposits            24,780        (495)     25,275      6,173     (14,746)    20,919
Time deposits                   (83,325)   (121,860)     38,535    179,630      (9,451)   189,081
Borrowed funds                   54,657       3,429      51,228     27,507       5,898     21,609
                              ----------  ----------  ----------  ---------  ----------  --------
    Total interest expense      (16,487)   (165,384)    148,897    230,336     (22,846)   253,182
                              ----------  ----------  ----------  ---------  ----------  --------

Net interest income           $ 608,748   $ 337,047   $ 271,701   $ 18,325   $(179,346)  $197,671
                              ==========  ==========  ==========  =========  ==========  ========

______________________________________________
(1)  The  variance  that  is  both  rate/volume  related  is  included  in  the  rate  variance.


COMPOSITION  OF  LOAN  PORTFOLIO

     Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $39,602,088 and $34,495,131 during 1999 and 1998, respectively, which constituted 84.00% and 80.48%, respectively, of average interest-earning assets for the periods. At December 31, 1999, the Company's loan to deposit ratio was 97.47%, compared to 75.38% at December 31, 1998. The Bank extends loans primarily to customers located in and near Talbot and Caroline Counties. There are no industry concentrations in the Bank's loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate and its performance may be influenced by the real estate market in the region.

     The following table sets forth the composition of the Company's loan portfolio as of December 31, 1999 and 1998, respectively.

                            COMPOSITION OF LOAN PORTFOLIO

                                                        December 31,
                                     ------------------------------------------------
                                               1999                       1998
                                     ------------------------  ----------------------
                                                     Percent                  Percent
                                       Amount        of Total     Amount     of Total
-----------------------------------  -----------  ------------  -----------  --------
Commercial                           $ 7,476,729        16.05%  $ 3,626,829   10.72%
Real estate                           29,441,565        63.22%   22,544,807   66.64%
Construction                           3,177,267         6.82%    2,459,321    7.27%
Home equity                            2,421,584         5.20%    2,067,068    6.11%
Consumer                               4,054,684         8.71%    3,133,773    9.26%
                                     -----------  ------------  -----------  -------
    Total loans                       46,571,829       100.00%   33,831,798  100.00%
                                                  ============               =======
Less deferred loan origination fees       25,135                     46,990
Less allowance for credit losses         610,396                    530,000
                                     -----------                -----------
    Net loans                        $45,936,298                $33,254,808
                                     ===========               ============

     The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company's loan portfolio as of December 31, 1999.

       LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES


                        December 31, 1999
                        ------------------
                                             Over One
                               One Year       Through    Over Five
                               Or Less      Five Years      Years      Total
                        ------------------  -----------  ----------  -----------
Commercial              $        4,212,852  $ 3,138,708  $  125,169  $ 7,476,729
Real estate                      7,193,593   18,949,413   3,298,561   29,441,567
Construction                     3,177,265            -           -    3,177,265
Home equity                      2,421,584            -           -    2,421,584
Consumer                         1,022,238    2,648,420     384,026    4,054,684
                        ------------------  -----------  ----------  -----------
    Total               $       18,027,532  $24,736,541  $3,807,756  $46,571,829
                        ==================  ===========  ==========  ===========

Fixed interest rate             10,900,158   24,246,737   3,749,881   38,896,776
Variable interest rate           7,127,374      489,804      57,875    7,675,053
                        ------------------  -----------  ----------  -----------
    Total               $       18,027,532  $24,736,541  $3,807,756  $46,571,829
                        ==================  ===========  ==========  ===========

     As of December 31, 1999, $38,896,776, or 83.52%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand of the Bank. With such a significant amount of fixed rate loans, the Bank's income will decrease in a rising interest rate environment, but will increase in a falling interest rate environment.

     The Company has the following commitments, lines of credit, and letters of credit outstanding as of December 31, 1999 and 1998, respectively.

                                  1999        1998
                            ----------  ----------
Construction loans          $1,561,318  $1,639,393
Lines of credit              3,456,452   2,012,998
Overdraft protection lines     275,035     186,670
Standby letters of credit       86,244     535,166
                            ----------  ----------
Total                       $5,379,049  $4,374,227
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

     The table "Allocation of Allowance for Loan Losses" which follows shows the specific reserves applied by loan type and also the general allowance included in the December 31, 1999 and 1998, allowance for loan losses.

     The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. At year-end 1999, the allowance for loan losses was 1.31% of outstanding loans, compared to 1.57% at year-end 1998.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                     1999              1998
               ----------------  -----------------
               Amount   Percent   Amount  Percent
              --------  -------  -------  --------
Commercial    $ 94,209   15.43%  $ 59,183   11.17%
Real estate    230,382   37.74%   348,660   65.78%
Construction    15,886    2.60%    12,297    2.32%
Home equity     61,608   10.09%    12,842    2.42%
Consumer        82,013   13.44%    57,340   10.82%
Commitments     55,268    9.06%    39,678    7.49%
General         71,030   11.64%         -    0.00%
              --------  -------  --------  -------
    Total     $610,396  100.00%  $530,000  100.00%
              ========  =======  ========  =======

                            ALLOWANCE FOR LOAN LOSSES

                                                     1999          1998
                                                 ------------  ------------
Balance at beginning of year                     $   530,000   $   378,000

Loan losses:
 Commercial                                           41,536        44,331
 Real Estate                                          80,942             -
 Consumer                                            128,647        53,450
                                                 ------------  ------------
   Total loan losses                                 251,125        97,781
                                                 ------------  ------------

Recoveries on loans previously charged off
 Commercial                                          362,751        16,453
 Real Estate                                               -             -
 Consumer                                             67,317         9,047
                                                 ------------  ------------
   Total loan recoveries                             430,068        25,500
                                                 ------------  ------------

Net loan losses/(recoveries)                        (178,943)       72,281
Provision for loan losses charged to expense         (98,547)      224,281
                                                 ------------  ------------
Balance at end of year                           $   610,396   $   530,000
                                                 ============  ============

Total loans outstanding at end of year           $46,571,829   $33,831,798

Allowance for loan losses to loans outstanding
 at end of year                                        1.31%         1.57%

Net charge-offs/(recoveries) to average loans         (.45)%          .21%

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

     The Company had nonperforming loans totaling $108,770 and $1,250,408 as of December 31, 1999 and 1998, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified no significant impaired loans as of December 31, 1999.

     A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 1999, the Company had forty-two borrowers with loans considered by management to be potential problem loans totaling approximately $1,673,556. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

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

     Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold and investment securities) were 19.46% of average deposits for 1999, compared to 22.65% of average deposits for 1998. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans.

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

     The interest rate sensitivity position at December 31, 1999, is presented in the table "Interest Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was liability-sensitive through the one-year period but asset-sensitive for longer time horizons. For liability-sensitive institutions, if interest rates should increase, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                                           INTEREST SENSITIVITY ANALYSIS

                                                                   December 31, 1999
                                    -------------------------------------------------------------------------------
                                                         After Three
                                          Within           but Within    After One but
                                          Three              Twelve       Within Five    After Five
                                          Months             Months          Years          Years         Total
                                    -------------------  -------------  ---------------  ------------  ------------
ASSETS
Earning assets:
    Federal funds sold              $          824,727   $          -   $            -   $         -   $   824,727
    Investment securities
    available for sale                               -              -        4,203,828             -     4,203,828
    Loans                                   10,882,052      7,145,480       24,736,541     3,807,756    46,571,829
                                    -------------------  -------------  ---------------  ------------  ------------
Total earning assets                $       11,706,779   $  7,145,480   $   28,940,369   $ 3,807,756   $51,600,384
                                    ===================  =============  ===============  ============  ============

LIABILITIES
Interest-bearing liabilities:
    Money market and NOW            $       11,673,854   $          -   $            -   $         -   $11,673,854
    Savings deposits                         3,885,348              -                -             -     3,885,348
    Club accounts                                    -         30,432                -             -        30,432
    Certificates $100,000 and over           4,224,208      1,814,162        1,888,262             -     7,926,632
    Certificates under $100,000              4,735,032      6,929,690        8,202,987        64,225    19,931,934
    Note payable                             1,000,000              -                -     1,578,493     3,578,493
    Securities sold under
    agreements to repurchase                   280,667      1,000,000                -             -       280,667
                                    -------------------  -------------  ---------------  ------------  ------------
Total interest-bearing liabilities  $       25,799,109   $  9,774,284   $   10,091,249   $ 1,642,718   $47,307,360
                                    ===================  =============  ===============  ============  ============

Period gap                          $      (14,092,330)  $ (2,628,804)  $   18,849,120   $ 2,165,038   $ 4,293,024

Cumulative gap                      $      (14,092,330)  $(16,721,134)  $    2,127,986   $ 4,293,024   $ 4,293,024

Ratio of cumulative gap to total
earning assets                                 (27.31)%       (32.41)%            4.12%         8.32%         8.32%

     As noted in the table "Composition of Loan Portfolio," as of December 31, 1999 approximately $10,653,996, or 22.88%, of the loan portfolio consisted of commercial loans and real estate construction loans. Of this amount, $7,390,117, or 69.36%, matures within one year.

     The table "Investment Securities Maturity Distribution and Yields" shows that as of December 31, 1999, all of the investment portfolio matures in more than one year but within five years. All debt securities of the Company have been classified as "available-for-sale." The equity securities are comprised of Federal Home Loan Bank stock which is also classified as "available-for-sale" even though the Company must hold this stock to borrow from the Federal Home Loan Bank. Another source of liquidity is the $6,750,000 lines of credit the Company has from a correspondent bank. The Company may borrow up to $8,773,000 from the Federal Home Loan Bank.

                        INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                                    December 31, 1999              December 31, 1998
                                         ----------------------------------     ---------------------
                                                                  Year-end                   Year-end
                                             Book Value            Yields        Book Value   Yields
                                         ------------------  --------------     -----------  -------
U.S. Government Agency securities
  One year or less                       $                -              -       $   451,673     5.7%
  Over one through five years                     4,203,828           5.6%         4,137,728     5.5%
  Over five years                                         -             -            250,625     5.8%
                                         ------------------  -------------       -----------  -------
Total U.S. Government Agency securities  $        4,203,828           5.6%       $ 4,840,026     5.6%
                                         ==================  =============       ===========  =======

DEPOSITS  AND  OTHER  INTEREST-BEARING  LIABILITIES

     Average interest-bearing liabilities increased $3,476,256, or 8.97%, to $42,241,623 in 1999, from $38,765,367 in 1998. Average interest-bearing deposits  increased  $2,485,394,  or  6.57%,  to  $40,297,837  in  1999,  from
$37,812,443 in 1998. These increases resulted from increases in all categories of interest-bearing deposits, except money market accounts, resulting from the continued promotional efforts of management to increase the deposits and loans of the Bank. At December 31, 1999, total deposits were $47,126,446, compared to $44,118,960 at December 31, 1998, an increase of 6.82%.

     The following table sets forth the deposits of the Company by category as of December 31, 1999 and 1998, respectively.

                                DEPOSITS

                                              December  31,
                            --------------------------------------------------
                                        1999                     1998
                           -------------------------  ------------------------
                                          Percent of                Percent of
                              Amount      Deposits      Amount       Deposits
                           -----------   -----------  -----------   ----------
Demand deposit accounts    $ 3,678,246        7.81%  $ 4,682,618        10.61%
NOW accounts                 5,116,224       10.86%    4,886,335        11.08%
Money market accounts        6,557,630       13.91%    4,121,981         9.34%
Savings accounts             3,915,780        8.31%    4,523,794        10.25%
Time deposits less than
    $100,000                19,931,934       42.29%   20,825,842        47.21%
Time deposits of $100,000
    or over                  7,926,632       16.82%    5,078,390        11.51%
                           -----------  -----------  ------------  -----------
    Total deposits         $47,126,446      100.00%  $44,118,960       100.00%
                           ===========  ===========  ============  ===========

     Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $159,244 during 1999. Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future. The Company's loan-to-deposit ratio was 97.47% at December 31, 1999, and 75.38% at the end of 1998, with a 1999 ratio of average loans to average deposits of 89.76%. The maturity distribution of the Company's time deposits over $100,000 at December 31, 1999, is shown in the following table.

                             MATURITIES OF CERTIFICATES OF DEPOSIT
                          AND OTHER TIME DEPOSITS OF $100,000 OR MORE

                                                  December 31, 1999
                           -------------------------------------------------------------------
                                             After Three     After Six
                                Within         Through        Through       After
                                Three           Six           Twelve        Twelve
                                Months         Months         Months        Months      Total
                         ------------------  -----------  --------------  ----------  ----------
Certificates of deposit
 of $100,000 or more           $4,224,208    $1,356,513     $457,649      $1,888,262  $7,926,632


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

     Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and notes from the Federal Home Loan Bank. Average borrowings were $1,943,786 and $952,924 during 1999 and 1998, respectively. As previously noted, the Company's primary funding source is core deposits, and it does not depend heavily on purchased funds to support its earning asset base.

NONINTEREST  INCOME

     Noninterest income for 1999 was $240,889, compared to noninterest income in 1998 of $136,720, an increase of $104,169, or 76.19%. Return item and overdraft charges increased $23,287 in 1999 as a result of an increased fee structure and an increase in the volume of accounts. During 1999, the Company recorded $66,081 as noninterest income from funds recovered in excess of the charge-off of a fraudulent loan in prior years.

     The following table presents the principal components of noninterest income for the years ended December 31, 1999 and 1998, respectively.

                               NONINTEREST INCOME

                                                                1999       1998
                                                            ---------  ---------
Service charges on deposit accounts                         $128,705   $ 99,654
Other noninterest revenue                                    112,184     37,066
                                                            ---------  ---------
Total noninterest income                                    $240,889   $136,720
                                                            =========  =========

Noninterest income as a percentage of average total assets      0.47%      0.30%
                                                            =========  =========

NONINTEREST  EXPENSE

     Noninterest expense increased $328,621, or 21.73%, to $1,840,819 in 1999 from $1,512,198 in 1998. The increase was the result of an increase of $204,770 of compensation and related expenses due to annual increases and the hiring of four full-time employees, including an executive officer, to staff the new Denton office. Data processing, supplies and telephone expenses also increased as a result of the new branch office.

     The following table presents the principal components of noninterest expense for the years ended December 31, 1999 and 1998, respectively.

                                 NONINTEREST EXPENSE

                                                                   1999         1998
                                                             -----------  -----------
Compensation and related expenses                            $1,113,979   $  909,209
Occupancy expense                                                75,793       70,782
Furniture and equipment expense                                  80,626       87,647
Advertising                                                      47,446       41,667
Professional fees                                               109,104       72,110
Data processing                                                 103,784       84,332
Training                                                         22,103       13,024
Travel and entertainment                                         33,358       13,658
Loan reports and collection costs                                10,095        6,598
Organizational expense amortization                                   -       23,482
Stationery and supplies                                          72,800       46,339
Telephone and postage                                            59,458       44,353
Other                                                           112,273       98,997
                                                             -----------  -----------
    Total noninterest expense                                $1,840,819   $1,512,198
                                                             ===========  ===========

Noninterest expense as a percentage of average total assets        3.61%        3.30%
                                                             ===========  ===========

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

     At December 31, 1999, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                     ANALYSIS  OF  CAPITAL

                                                  Required
                                 Company   Bank   Minimums
                                 --------  -----  ---------
Tier 1 risk-based capital ratio     11.4%  11.2%       4.0%
Total risk-based capital ratio      12.6%  12.4%       8.0%
Tier 1 leverage ratio                9.0%   8.9%       3.0%

ACCOUNTING  RULE  CHANGES

     FASB  Statement  No. 137, Accounting for Derivative Instruments and Hedging

Activities - Deferral of the Effective Date of FASB Statement No. 133, delays the effective date of FASB Statement No. 133 for one year to fiscal years beginning after June 15, 2000. The Company elected early adoption of FASB Statement No. 133 in 1998.

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

     The Year 2000 issue relates to computer programs that use only two digits to identify a year in the date field. Unless corrected, these programs could read the year 2000 as the year 1900 and likely would adversely affect any number of calculations that are made using the date field. Financial institutions are highly computerized organizations and the Year 2000 issue represents a significant risk to the industry. The Company faces the same risks as the industry. The failure of a major loan or deposit system due to the Year 2000 issue could result in interest and balances being calculated inaccurately. Such failures could have a significant impact on a financial institution's operations and liquidity. Management has a Year 2000 Committee, which reports to the Board, responsible for assessing progress in the Company's plans to minimize the effects of the Year 2000 issue, which include a continuing effort to educate employees, customers, business partners and vendors of the impact of the Year 2000 issue and testing all critical hardware and software for Year 2000 readiness.

     As of March 15, 2000, the Company has not experienced any significant Year 2000 issues relating to the Company's internal systems, interfaces with third parties or products or services. In addition, as of March 15, 2000, information and products from third parties provided to the Company have not had any adverse effects on the Company's operations as a result of Year 2000 issues. To date, the costs incurred in connection with Year 2000 compliance projects have not been material to the Company's results of operations or liquidity. In addition, the Company does not anticipate incurring any additional significant costs to remain compliant.

     The Company's total costs to date associated with the Year 2000 issue primarily include the costs incurred to upgrade the software and hardware that was not Year 2000 compliant. The Company has incurred these costs in the normal course of business as software and hardware has been upgraded to keep pace with technological advances. The Company estimates that $1,000 has been spent to date which could be related to the Year 2000 issue. The Company does not track internal costs for personnel devoted to the Year 2000 issue; however, one individual has spent significant time on the project and many individuals have spent numerous hours working on the Year 2000 issue.

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

     As of March 15, 2000, there were approximately 475 holders of record of the Common Stock and 560,318 shares of Common Stock issued and outstanding. In addition, there were approximately 242,157 shares of Common Stock issuable pursuant to options and warrants which may be issued in the next 60 days. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

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

                         REPORT OF INDEPENDENT AUDITORS


The  Board  of  Directors  and  Stockholders
Easton  Bancorp,  Inc.  and  Subsidiary
Easton,  Maryland


     We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 1999, 1998, and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 1999, 1998, and 1997, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


/s/ Rowles & Company, LLP
Salisbury,  Maryland
January  21,  2000

                                     Easton Bancorp, Inc. and Subsidiary

                                         Consolidated Balance Sheets

                                                                December 31,
                                                                    1999         1998       1997
                                                               --------------  --------  -----------
Assets
Cash and due from banks                                              2576335     976682       642726
Federal funds sold                                                    824727    7269903      3739622
Investment in Federal Home Loan Bank stock                            179000     145600       124500
Investment securities available for sale                             4203828    4840026            0
Investment securities held to maturity (market value of
  $1,502,794)                                                              0          0      1500000
Loans held for sale                                                    70000          0            0
Loans, less allowance for credit losses of
  $610,396, $530,000, and $378,000                                  45936298   33254808     34682279
Premises and equipment                                               1694652    1662127      1713683
Intangible assets                                                      15691       1853     30261.32
Accrued interest receivable                                           300536     246470       248303
Loan payment held in escrow                                                0    1175000            0
Other assets                                                           46004      92924        58323
Deferred income taxes                                                 177017     401551            0
                                                                   ----------  --------  -----------
        Total assets                                                56024088   50066944  42739697.32
                                                                   ==========  ========  ===========

Liabilities and Stockholders' Equity
Deposits
  Noninterest-bearing                                                3678246    4682618      2060848
  Interest-bearing                                                  43448200   39436342     36027304
                                                                   ----------  --------  -----------
        Total deposits                                              47126446   44118960     38088152
Accrued interest payable                                              108888      95611        99980
Securities sold under agreements to repurchase                        280667     281019       481490
Notes payable                                                        3578493    1000000            0
Other liabilities                                                      45964     111685        57363
                                                                   ----------  --------  -----------
        Total liabilities                                           51140458   45607275     38726985
                                                                   ----------  --------  -----------
Stockholders' equity
  Common stock, par value $.10 per share; authorized
    5,000,000 shares, issued and outstanding 560,318 in 1999
    and 1998, and 559,328 in 1997                                      56032      56032        55933
  Additional paid-in capital                                         5227487    5227487      5217686
  Retained earnings (deficit)                                        -322518    -816863     -1260907
                                                                    ---------  --------  -----------
                                                                     4961001    4466656      4012712
  Accumulated other comprehensive income                              -77371      -6987            0
                                                                   ----------  --------  -----------
        Total stockholders' equity                                   4883630    4459669      4012712
                                                                   ----------  --------  -----------
        Total liabilities and stockholders' equity                  56024088   50066944     42739697
                                                                   ==========  ========  ===========

   The accompanying notes are an integral part of these financial statements.

                                      Easton Bancorp, Inc. and Subsidiary

                                       Consolidated Statements of Income

                                                                      Years Ended December 31,
                                                                    1999          1998       1997
                                                               ------------    ---------  --------
Interest revenue
  Loans, including fees                                        3708140          3063126     2967602
  Deposits in banks                                                  0             1723         211
  U.S. Government agency securities                             256150           159044       77907
  Federal funds sold                                            143159           292264      223281
  Other                                                          11456            10487        8982
                                                               --------        ----------   -------
    Total interest revenue                                     4118905          3526644     3277983
                                                               --------        ----------   -------

Interest expense
  Interest on deposits                                         1758479          1831543     1626794
  Interest on borrowed funds                                    103906            49249       21742
                                                               --------        ----------   -------
    Total interest expense                                     1862385          1880792     1648536
                                                               --------        ----------   -------

    Net interest income                                        2256520          1645852     1629447

Provision for credit losses                                     -98547           224281       81807
                                                               --------        ----------   -------
    Net interest income after provision for credit losses      2355067          1421571     1547640
                                                               --------        ----------   -------

Other operating revenue
  Service charges on deposit accounts                           128705         99653.67       62588
  Other noninterest revenue                                     112184         37066.33       32827
                                                               --------        ----------   -------
    Total other operating revenue                               240889           136720       95415
                                                               --------        ----------   -------

Other expenses
  Compensation and related expenses                            1113979           909209      744538
  Occupancy                                                      75793            70782       71871
  Furniture and equipment                                        80626            87647       99050
  Other operating                                               570421           444560      437675
                                                               --------        ----------   -------
    Total other expenses                                       1840819          1512198     1353134
                                                               --------        ----------   -------

Income before income taxes                                      755137            46093      289921
Income tax expense (benefit)                                    260792          -397951           0
                                                               --------        ----------   -------
Net income                                                      494345           444044      289921
                                                               ========        ==========   =======

Earnings per common share
  Basic                                                         $ 0.88          $ 0.79       $ 0.52
  Diluted                                                       $ 0.88          $ 0.74       $ 0.48

   The accompanying notes are an integral part of these financial statements.


                                     Easton Bancorp, Inc. and Subsidiary

                          Consolidated Statements of Changes in Stockholders' Equity


                                                                                        Accumulated
                                                             Additional    Retained        other
                                          Common stock        paid-in      earnings     comprehensive   Comprehensive
                                        Shares     Par value  capital     (deficit)        income          income
Balance, December 31, 1996                 559328      55933   5217686        -1550828            0

Net income                                      0          0         0          289921            0      289921
                                           ------      -----  --------        --------      --------     ======

Balance, December 31, 1997                 559328      55933   5217686        -1260907            0

Net income                                      0          0         0          444044            0      444044
Unrealized loss on investment
  securities available for sale net
  of income taxes                               0          0         0               0        -6987       -6987
                                                                                                         ------
Comprehensive income                                                                                     437057
                                                                                                        =======
Stock options exercised                       990         99      9801               0            0
                                           ------      -----  --------        --------       ------

Balance, December 31, 1998                 560318      56032   5227487         -816863        -6987

Net income                                      0          0         0          494345            0      494345
Unrealized loss on investment
  securities available for sale net
  of income taxes                               0          0         0               0       -70384      -70384
                                           ------      -----  --------        --------       ------      ------
Comprehensive income                                                                                     423961
                                                                                                        =======
Balance, December 31, 1999                 560318      56032   5227487         -322518       -77371
                                           ======      =====  ========         =======       ======

      The accompanying notes are an integral part of these financial statements.

                        Easton Bancorp, Inc. and Subsidiary

                       Consolidated Statements of Cash Flows

                                                         Years Ended December 31,
                                                        1999       1998      1997
                                                      ---------  --------  --------
Cash flows from operating activities
  Interest received                                     4059452   3506575   3224496
  Fees, commissions, and rent received                   290292    145640     37312
  Loans originated for sale                              -70000         0         0
  Interest paid                                        -1849108  -1885161  -1642240
  Payments to suppliers and employees                  -1812384  -1376221  -1240368
                                                      ---------  --------  --------
                                                         618252    390833    379200
                                                      ---------  --------  --------

Cash flows from investing activities
  Loans originated, net of principal repayments       -12575193     50677  -4715462
  Receipt of funds held in escrow                       1175000         0         0
  Purchase of investment securities
    Available for sale                                 -1502035  -5772279         0
  Held to maturity                                            0   -250100  -1502900
  Proceeds from maturities of investment securities
    Available for sale                                  1995828   1400081         0
  Held to maturity                                            0   1250000   1250000
  Proceeds from sale of other real estate                 61699         0         0
  Purchase of premises, equipment, and software         -144251    -44234   -298893
  Purchase of other real estate                          -60450      -978     -2261
                                                      ---------  --------  --------
                                                      -11049402  -3366833  -5269516
                                                      ---------  --------  --------

Cash flows from financing activities
  Increase (decrease) in
  Time deposits                                         1954334   2786249   2994134
  Other deposits                                        1053152   3244559   2335459
  Securities sold under agreements to repurchase           -352   -200471    -92838
  Advance under note payable                            2578493   1000000         0
  Proceeds from stock options exercised                       0      9900         0
                                                      ---------  --------  --------
                                                        5585627   6840237   5236755
                                                      ---------  --------  --------

Net increase (decrease) in cash and cash equivalents   -4845523   3864237    346439

Cash and cash equivalents at beginning of year          8246585   4382348   4035909
                                                      ---------  --------  --------
Cash and cash equivalents at end of year                3401062   8246585   4382348
                                                      =========  ========  ========

   The accompanying notes are an integral part of these financial statements.

                       Easton Bancorp, Inc. and Subsidiary

                      Consolidated Statements of Cash Flows
                                   (Continued)

                                                     Years Ended December 31,
                                                       1999       1998      1997
                                                      ------     -------   ------
Reconciliation of net income to net cash provided by
   operating activities
     Net income                                       494345     444044     289921

Adjustments to reconcile net income to net cash
  provided by operating activities
   Provision for credit losses                        -98547     224281      81807
   Depreciation                                        94890      95790     100564
   Amortization of intangibles                          2998      29386      56503
   Securities amortization, net of accretion            2363       2812          0
   Deferred income taxes                              260792    -397951          0
   Gain on sale of other real estate owned             -1249          0          0
   Gain on calls of securities                             0      -2227          0
   Net loans originated for sale                      -70000          0          0
   Decrease (increase) in
     Accrued interest receivable                      -54066       1833     -67294
     Other assets                                      46920     -34601     -14189
   Increase (decrease) in
     Deferred loan origination fees                    -7750     -22487      13807
     Accrued interest payable                          13277      -4369       6296
     Other liabilities                                -65721      54322     -88215
                                                      ------    -------     ------
                                                      618252     390833     379200
                                                      ======    =======     ======

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

     Business
     --------
          Easton Bancorp, Inc. is a one-bank holding company. Easton Bank & Trust Company is a financial institution operating primarily in Talbot and Caroline Counties. The Bank offers deposit services and loans to individuals, small businesses, associations, and government entities. Other services include direct deposit of payroll and social security checks, automatic drafts from accounts, automated teller machine services, cash management services, safe deposit boxes, money orders, and travelers cheques. The Bank also offers credit card services and discount brokerage services through a correspondent.

     Principles  of  consolidation
     -----------------------------
          The consolidated financial statements of Easton Bancorp, Inc. include the accounts of its wholly owned subsidiary, Easton Bank & Trust Company. Intercompany accounts and transactions have been eliminated.

     Cash  equivalents
     -----------------
          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     Investment  securities
     ----------------------
          As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

          During 1998, the Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, which established accounting and reporting standards for derivative instruments. The Statement also provided an opportunity, at adoption only, to transfer securities from the held to maturity portfolio with no adverse consequences.

     Loan  payment  held  in  escrow
     -------------------------------
          Loan payment held in escrow represents funds due the Company from a loan settlement occurring in December, 1998. The funds were placed in an escrow account pending approval of the transaction by the bankruptcy court. Most of the funds held in escrow were placed in a noninterest-bearing account with the Company.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

1.   SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES  (Continued)

     Loans  and  allowance  for  credit  losses
     ------------------------------------------
          Loans are stated at face value less deferred origination fees and the allowance for credit losses.

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

     Loans  held  for  sale
     ----------------------
          The Company originates loans which are sold to an investor. Because of the short holding period, these loans are carried at cost, which approximates market value.

     Premises  and  equipment
     ------------------------
          Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives using the straight-line method. Leasehold improvements are amortized over the terms of the lease or the estimated useful lives of the improvements, whichever is shorter.

     Earnings  per  share
     --------------------
          Basic earnings per common share are determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are calculated including the average dilutive common stock equivalents outstanding during the period.

          Dilutive common equivalent shares consist of stock options and warrants, calculated using the treasury stock method. In loss periods, dilutive common equivalent shares are excluded since the effect would be antidilutive.

     Stock  options
     --------------
          The Company accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

2.   CASH  AND  DUE  FROM  BANKS

          The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were approximately $1,736,947, $5,244,225, and $4,069,486 for 1999, 1998, and 1997, respectively.

          Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.   INVESTMENT  SECURITIES

          Investment  securities  are  summarized  as  follows:

                                            Amortized     Unrealized  Unrealized    Market
                                               cost         gains       losses      value
                                            ---------     ----------  ----------   -------
December 31, 1999 - Available for sale
   U.S. Government agencies                  4321057             0      117229     4203828
                                            =========     =========   =========    =======

December 31, 1998 - Available for sale
  U.S. Government agencies                   4850613          7311       17898     4840026
                                            =========     =========   =========    =======

December 31, 1997 - Held to maturity
  U.S. Government agencies                   1500000          2794           0     1502794
                                            =========     =========   =========    =======

          During 1998, securities with an amortized cost of $500,000 and fair value of $501,953 were transferred from the held to maturity portfolio to the available for sale portfolio.

          The amortized cost and estimated market value of investment securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Mortgage pass-through securities are due in monthly installments.

                               December 31,
                            1999                 1998                  1997
                          Amortized   Market   Amortized   Market    Amortized   Market
                            cost      value      cost      value       cost       value
                         ---------  ---------  ---------  ---------  ----------  ------
Due
  One year or less              0         0     449898     451673     500000     500771
  After one year
   through five years     4106822   3997034    4150155    4137728    1000000    1002023
  After five years              0         0     250560     250625          0          0
Mortgage pass-through
  securities               214235    206794         0           0          0          0
                          -------  ---------   -------  ---------    -------    -------
                          4321057   4203828    4850613    4840026    1500000    1502794
                          =======  =========   =======  =========    =======    =======

          Securities  were  pledged  as  collateral  for  repurchase agreements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

4.   LOANS  AND  ALLOWANCE  FOR  CREDIT  LOSSES

          Major  classifications  of  loans  are  as  follows:

                                         1999      1998      1997
                                       --------  --------  --------
  Commercial                            7476729   4405479   2270375
  Real estate                          29441565  22174739  24273513
  Construction                          3177267   2459322   3658528
  Home equity                           2421584   2067068   2067995
  Consumer                              4054684   2725190   2859345
                                       --------  --------  --------
                                       46571829  33831798  35129756
  Less deferred loan origination fees     25135     46990     69477
  Less allowance for credit losses       610396    530000    378000
                                       --------  --------  --------
  Loans, net                           45936298  33254808  34682279
                                       ========  ========  ========

          The residential mortgage portfolio is pledged as collateral under lines of credit from correspondents and the Federal Home Loan Bank.

          The  rate  repricing  distribution  of  the  loan  portfolio  follows:

  Immediately                          7113209   3558109   4110743
  Within one year                      10914323  14121270  12664592
  Over one to five years               24736541  15728660  18346404
  Over five years                      3807756    423759      8017
                                       --------  --------  --------
                                       46571829  33831798  35129756
                                       ========  ========  ========

          Transactions  in  the  allowance  for  credit  losses  are as follows:

  Beginning balance                    530000    378000    332253
  Provision charged to operation       -98547    224281     81807
  Recoveries                           430068     25500     13752
                                       ------    ------    ------
                                       861521    627781    427812
  Charge-offs                          251125     97781     49812
                                       ------    ------    ------
  Ending balance                       610396    530000    378000
                                       ======    ======    ======

          Management  has  identified  no  significant  impaired  loans.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

4.   LOANS  AND  ALLOWANCE  FOR  CREDIT  LOSSES  (Continued)

          Nonaccrual  loans  and  loans past due 90 days or more are as follows:

                                        1999    1998     1997
                                       ------  -------  ------
  Nonaccrual
    Commercial                              0    64707   13785
    Mortgage                           100000  2184971       0
    Installment                          8770    68574   28661
                                       ------  -------  ------
                                       108770  2318252   42446
                                       ======  =======  ======

  Interest not accrued                   4658   237114    1388
                                       ======  =======  ======
  Loans past due ninety days or more,
    still accruing interest              4942    25022  218055
                                       ======  =======  ======

          The interest not accrued in 1998 includes $113,226 of interest from the nonaccrual loan which was paid off from the loan payment held in escrow.

          The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

  Construction loans                        1561318  1639393  1319956
  Lines of credit, including home equities  3456452  2012998  1472709
  Overdraft protection lines                 275035   186670   144026
  Standby letters of credit                   86244   535166   382767
                                            -------  -------  -------
                                            5379049  4374227  3319458
                                            =======  =======  =======

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

5.     PREMISES  AND  EQUIPMENT

          A summary of premises and equipment and the related depreciation expense is as follows:

                                        Estimated
                                       useful lives   1999       1998     1997
                                      -------------  -------  -------  -------
  Land                                          -     295211   295211   295211
  Land improvements                      20 years      40512    40512    40512
  Building                            10-40 years    1304503  1298872  1298872
  Furniture, fixtures, and equipment   5-10 years     663715   542701   518624
                                                     -------  -------  -------
                                                     2303941  2177296  2153219
  Accumulated depreciation                            609289   515169   439536

                                                 -----------  -------  -------
  Net premises and equipment                         1694652  1662127  1713683
                                                 ===========  =======  =======

  Depreciation expense                                 94890    95790   100564
                                                 ===========  =======  =======

6.   INTANGIBLE  ASSETS

          A  summary  of intangible assets and the related amortization follows:

                            1999   1998    1997
                            -----  -----  ------
  Organization costs            0      0  234820
  Computer software         60007  44340   44032
                            -----  -----  ------
                            60007  44340  278852
  Accumulated amortization  44316  42487  248591
                            -----  -----  ------
  Net intangible assets     15691   1853   30261
                            =====  =====  ======

  Amortization expense       2998  29386   56503
                            =====  =====  ======

7.   DEPOSITS

          Major  classifications  of  interest-bearing  deposits are as follows:

                          1999      1998      1997
                        --------  --------  --------
  Money market and NOW  11673854   9008316   9328273
  Savings                3915780   4523794   3581048
  Other time            27858566  25904232  23117983
                        --------  --------  --------
                        43448200  39436342  36027304
                        ========  ========  ========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

7.   DEPOSITS  (Continued)

          Included in other time deposits are certificates of deposit issued in denominations of $100,000 or more. The maturities and related interest expense of these deposits follow:

                           1999     1998     1997
                          -------  -------  -------
  Three months or less    4224208  1890405  1116056
  Three to twelve months  1814162  1949654  1452974
  One to five years       1888262  1238331  1579570
                          -------  -------  -------
                          7926632  5078390  4148600
                          =======  =======  =======

  Interest expense         291479   265607   234217
                          =======  =======  =======

8.   SECURITIES  SOLD  UNDER  AGREEMENTS  TO  REPURCHASE

          The Bank has repurchase agreements that are collateralized by Government agency securities owned by the Bank. During the year ended December 31, 1999, 1998 and 1997, the following applied to these repurchase agreements:

                                                                1999     1998     1997
                                                               -------  -------  ------
  Maximum amount outstanding                                   387868   540941   594632
  Average amount outstanding                                   139200   466466   478005
  Average rate paid during the year                             3.79%    4.81%    4.55%
  Investment securities underlying the agreements at year end
    Carrying value                                             317212   426649   675000
    Estimated fair value                                       317212   426649   676095

9.   NOTES  PAYABLE  AND  LINES  OF  CREDIT

          The Company may borrow up to $8,773,000 from the Federal Home Loan Bank (FHLB) through any combination of notes or line of credit advances. The line of credit interest rate is a variable rate set daily by the lender. Both the notes payable and the line of credit are secured by a floating lien on all
of  the  Company's  residential  first  mortgage loans.          The Company was
required to purchase shares of capital stock in the FHLB as a condition to obtaining the line of credit.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

9.   NOTES  PAYABLE  AND  LINES  OF  CREDIT  (Continued)

          Maturities of the Company's borrowings from the Federal Home Loan Bank are summarized:

    Maturity                                 Interest
     date             Balance      Rate      frequency
                     --------    ---------  -----------
  January 14, 2000    1000000      6.03%    At maturity
  May 4, 2000         1000000      5.30%    Monthly
  June 23, 2008       1000000      5.51%    Quarterly
  February 11, 2019    578493      5.00%    Monthly
                     --------
                      3578493
                     ========

          In addition to the line of credit available from the FHLB, the Company has federal funds lines and other lines of credit from correspondent banks totaling $6,750,000.

10.  INCOME  TAXES

          The Company has not incurred any income tax liability since its inception. The Company had net operating loss carryforwards of $389,317, $931,128, and $1,147,924 available to offset future taxable income as of December 31, 1999, 1998, and 1997, respectively.

          The statutory federal income tax rate was 34% for 1999, 1998, and 1997. The provision (benefit) for income taxes is reconciled as follows:

                                                     1999    1998     1997
                                                    ------  -------  -------
  Income before income taxes                        755137    46093   289921
                                                    ======  =======  =======

  Tax provision at statutory rates                  256747    15671    98573
  Increase (decrease) resulting from
    State income taxes, less federal benefit             0        0    13377
    Nondeductible expenses                            4045     2313     3346
    Net operating loss carryover and adjustment of
      valuation allowance                                0  -415935  -115296
                                                    ------  -------  -------
  Provision (benefit) for income taxes              260792  -397951        0
                                                    ======  =======  =======

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

10.  INCOME  TAXES  (Continued)

          The components of the deferred tax assets and liabilities as of December 31, are as follows:

                                                       1999    1998    1997
                                                      ------  ------  -------
  Deferred tax assets
    Allowance for credit losses                       128851  162357   124849
    Deferred loan origination fees                         0       0      992
    Net operating loss carryforward                   132368  316584   435721
    Start-up costs                                         0       0     8238
    Unrealized loss on securities available for sale   39858    3600        0
                                                      ------  ------  -------
                                                      301077  482541   569800
                                                      ------  ------  -------
  Deferred tax liabilities
    Depreciation                                       51356   44281    45537
    Cash method of accounting                          72704   36709    59417
                                                      ------  ------  -------
                                                      124060   80990   104954
                                                      ------  ------  -------
  Net deferred tax asset before valuation allowance   177017  401551   464846
  Valuation allowance                                      0       0  -464846
                                                      ------  ------  -------
  Net deferred tax asset                              177017  401551        0
                                                      ======  ======  =======

11.  OTHER  OPERATING  EXPENSES

          Other  operating  expenses  are  comprised  as  follows:

                                        1999    1998    1997
                                       ------  ------  ------
  Advertising                           47446   41667   47417
  Professional fees                    109104   72110   58421
  Data processing                      103784   84332   77487
  Deposit assessment                     4896    4620    3712
  Insurance                             13042   13023   14830
  Loan reports and collection costs     10095    6598    8086
  Organizational expense amortization       0   23482   46964
  Postage                               30677   27128   21813
  Proxy and transfer agent costs        16911   16762   15141
  Software amortization                  2998    5904    9539
  Stationery and supplies               72800   46339   44833
  Telephone                             28781   17225   13938
  Training                              22103   13024    5286
  Travel and entertainment              33358   13658   10283
  Other                                 74426   58688   59925
                                       ------  ------  ------
                                       570421  444560  437675
                                       ======  ======  ======

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

12.  STOCK  OPTION  AND  STOCK  WARRANT  PLANS

          The Company had an employment agreement with an executive officer that provided for options to purchase, for $10 per share, 2,797 shares each year for four years and, at the end of year five, to receive an option for 5,593 shares. The officer had to meet performance criteria established by the Board of Directors. Each option was exercisable for a period of seven years following the date of grant, but the options were forfeited when the officer left the employment of the Company.

          During 1999, the Company granted 56,000 non-qualified stock options to the chief executive officer of the Bank. The options vest at 10% per year. These options, with an exercise price of $10, expire December 31, 2009.

          The Company has adopted a stock option plan, covering 35,000 shares of common stock, intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code. The plan provides for granting options to purchase shares of the common stock to the officers and other key employees of the Company and the Bank. No options have been granted.

          The organizers of the Company and certain partnerships controlled by the organizers have purchased 272,574 shares of common stock sold in the initial offering and hold warrants to purchase up to 207,800 additional shares of common stock. The warrants are exercisable at a price of $10 per share for a period of 10 years, expiring June 30, 2003.

          A summary of the status of the Company's performance-based stock option plans follows:

  Shares                          1999   1998   1997
--------------------------------  -----  -----  ----
  Outstanding, beginning of year      0   8390  5593
  Granted                         56000      0  2797
  Exercised                           0   -990     0
  Forfeited                           0  -7400     0
                                  -----  -----  ----

  Outstanding, end of year        56000      0  8390
                                  =====  =====  ====

  Total vested                     5600      0  8390
                                  =====  =====  ====

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

12.  STOCK  OPTION  AND  STOCK  WARRANT  PLANS  (Continued)

          The weighted average fair value of options granted during 1999 and 1997 has been estimated using the Black-Scholes option-pricing model with the following assumptions:

                            1999   1997
                           ------  -----
  Dividend yield            0.00%  0.00%
  Risk-free interest rate   5.75%  5.75%
  Expected volatility      33.01%  4.50%
  Expected life in years     10.5    7.0

          Had compensation been determined in accordance with the provisions of SFAS No. 123, the Company's net income and earning per share during 1999 and 1997 would have been reduced to the following pro forma amounts:

                               1999    1997
                              ------  ------
  Net income
      As reported             494345  289921
      Pro forma               443614  282955
  Basic earnings per share
      As reported               0.88    0.52
      Pro forma                 0.79    0.51
  Diluted earnings per share
      As reported               0.88    0.48
      Pro forma                 0.79    0.47

13.  PROFIT  SHARING  PLAN

          In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. During 1999 and 1998, the Board of Directors approved contributions matching 25% of employee contributions that totaled $6,583 and $4,794, respectively. In 1997, the approved contributions matched 10% of employee contributions totaling $1,913.

14.  LEASE  COMMITMENTS

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

          The Company leases retail property in which the Denton branch is located. The lease, dated June 4, 1999, expires August 31, 2004. The lease has three 5-year renewal options with rent increases of 10% for each renewal period. The Company is responsible for real estate taxes. If the landlord decides to sell the building in which the Company's branch is located, the lease provides the Company the right to purchase the building at terms comparable to third party offers.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

14.     LEASE  COMMITMENTS  (Continued)

          Lease  obligations  will  require  payments  as  follows:

            Minimum
   Period   rentals
---------   -------
      2000    25995
      2001    25995
      2002    25995
      2003    25995
      2004    17330
            -------
             121310
            =======

          Rent expense was $16,221 for 1999 and $3,600 for each of the years ended December 31, 1998 and 1997.

15.  RELATED  PARTY  TRANSACTIONS

          The executive officers and directors of the Corporation enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans to officers and directors follows:

                      1999     1998     1997
                     -------  -------  -------
  Beginning balance  2018872  2052138  2441843
  Advances            267372   412312   465854
  Repayments         -581341  -393577  -855559
  Other changes       -18675   -52001        0
                     -------  -------  -------
  Ending balance     1686228  2018872  2052138
                     =======  =======  =======

          The Corporation engaged a firm owned by one of the organizers to construct the Bank's main office and remodel the second floor. The general contractor was paid $5,631 in 1999, $457 in 1998, and $240,028 in 1997.

          The Bank paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 1999.

          During 1999, 1998, and 1997, the Bank leased office space to a director for $7,938 each year.

          A director is a partner in a law firm that periodically provides services to the Company or Bank. During 1997, the Bank paid $897 to this law firm.

          Deposits of directors and officers with account relationships in excess of $200,000 total $3,369,825 or 7.15% of total deposits as of December 31, 1999.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

16.  CAPITAL  STANDARDS

          The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:

                                                              Minimum             To be
                                         Actual           capital adequacy    well capitalized
  (in thousands)                       Amount   Ratio      Amount   Ratio      Amount   Ratio
                                      -------  -------     -------  ------     -------  -----
      December 31, 1999
-------------------------------
    Total capital
      (to risk-weighted assets)          5363   12.44%       3450    8.00%       4312   10.00%
    Tier 1 capital
      (to risk-weighted assets)          4822   11.18%       1725    4.00%       2587    6.00%
    Tier 1 capital
      (to average fourth
        quarter assets)                  4822    8.90%       2167    4.00%       2709    5.00%

        December 31, 1998
-------------------------------
    Total capital
      (to risk-weighted assets)          4691   13.73%       2733    8.00%       3417   10.00%
    Tier 1 capital
      (to risk-weighted assets)          4263   12.48%       1367    4.00%       2050    6.00%
    Tier 1 capital
      (to average fourth
        quarter assets)                  4263    8.78%       1943    4.00%       2429    5.00%

        December 31, 1997
-------------------------------
    Total capital
      (to risk-weighted assets)          4303   13.15%       2619    8.00%       3273   10.00%
    Tier 1 capital
      (to risk-weighted assets)          3925   11.99%       1309    4.00%       1964    6.00%
    Tier 1 capital
      (to average fourth
        quarter assets)                  3925    9.18%       1710    4.00%       2137    5.00%

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

                                 December 31,
                                        1999               1998               1997
                                ------------------  -----------------  ------------------
                                Carrying  Fair      Carrying  Fair      Carrying  Fair
                                amount    value     amount    value     amount    value
                                -------  --------  --------  --------  --------  --------

  Financial assets
    Cash and due from
      banks                      2576335   2576335    976682    976682    642726    642726
    Federal funds sold            824727    824727   7269903   7269903   3739622   3739622
    Investment securities        4382828   4382828   4985626   4985626   1624500   1627294
    Loans, net                  45936298  45962204  33254808  33271318  34682279  34599709
    Accrued interest
      receivable                  300536    300536    246470    246470    248303    248303
    Loan payment held
     in escrow                         0         0   1175000   1175000         0         0

  Financial liabilities
    Noninterest-bearing
     deposits                    3678246   3678246   4682618   4682618   2060848   2060848
    Interest-bearing deposits
     and securities sold under
     agreements to
       repurchase               43728867  44018746  39717361  41076792  36508794  36779633
    Accrued interest
       payable                    108888    108888     95611     95611     99980     99980
    Note payable                 3578493   3342217   1000000   1000000         0         0

          The fair values of U.S. Government agency securities are determined using market quotations.

          The fair value of fixed-rate loans is estimated to be the present value of scheduled payments discounted using interest rates currently in effect. The fair value of variable-rate loans, including loans with a demand feature, is estimated to equal the carrying amount. The valuation of loans is adjusted for possible loan losses.

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

18.     PARENT  COMPANY  FINANCIAL  INFORMATION

          The balance sheets and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:

                                                        December 31,
Balance Sheets                                            1999     1998      1997
                                                         -------  -------  --------
                          Assets
  Cash                                                      5988    40648     64491
  Investment in subsidiary                               4797526  4350689   3945641
  Organization costs                                           0        0      2580
  Deferred income taxes                                    80116    68332         0
                                                         -------  -------  --------
            Total assets                                 4883630  4459669   4012712
                                                         =======  =======  ========

  Liabilities and Stockholders' Equity

  Stockholders' equity
    Common stock                                           56032    56032     55933
    Additional paid-in capital                           5227487  5227487   5217686
    Retained earnings (deficit)                          -322518  -816863  -1260907
                                                         -------  -------  --------
                                                         4961001  4466656   4012712
    Accumulated other comprehensive income                -77371    -6987         0
                                                         -------  -------  --------
            Total stockholders' equity                   4883630  4459669   4012712
                                                         -------  -------  --------
            Total liabilities and stockholders' equity   4883630  4459669   4012712
                                                         =======  =======  ========


                                                          Years Ended December 31,
  Statements of Income                                      1999     1998      1997
                                                         -------  -------  --------

  Interest revenue                                           556     1921      3002
  Equity in undistributed income of subsidiary            517221   412035    321742
                                                         -------  -------  --------
                                                          517777   413956    324744
                                                         -------  -------  --------
  Expenses
    Furniture and equipment                                   49       68        49
    Other                                                  35167    38176     34774
                                                         -------  -------  --------
                                                           35216    38244     34823
                                                         -------  -------  --------
  Income before income taxes                              482561   375712    289921
  Income taxes                                             11784    68332         0
                                                         -------  -------  --------
  Net income                                              494345   444044    289921
                                                         =======  =======  ========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

18.     PARENT  COMPANY  FINANCIAL  INFORMATION  (Continued)

                                                 Years Ended December 31,

Statements of Cash Flows                          1999     1998     1997
                                                 -------  -------  -------
  Cash flows from operating activities
    Interest received                                556     1921     3002
    Cash paid for operating expenses              -35216   -35664   -29664
                                                 -------  -------  -------
                                                  -34660   -33743   -26662
                                                 -------  -------  -------
  Cash flows from financing activities
    Proceeds from options exercised                    0     9900        0
                                                 -------  -------  -------
  Net (decrease) in cash                          -34660   -23843   -26662
                                                 -------  -------  -------

  Cash and equivalents at beginning of year        40648    64491    91153
                                                 -------  -------  -------
  Cash and equivalents at end of year               5988    40648    64491
                                                 =======  =======  =======

  Reconciliation of net income to net cash
    provided by operating activities
     Net income                                   494345   444044   289921
     Adjustments to reconcile net income to net
       cash used in operating activities
       Undistributed net income of subsidiary    -517221  -412035  -321742
       Deferred income taxes                      -11784   -68332        0
       Amortization                                    0     2580     5159
                                                 -------  -------  -------
                                                  -34660   -33743   -26662
                                                 =======  =======  =======

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

20.  EARNINGS  PER  SHARE

          Diluted  earnings  per  share  are  calculated  as  follows:

                                     1999      1998       1997
                                    -------  --------  ----------
  NET INCOME                         494345    444044      289921
                                    =======  ========  ==========

  Average shares outstanding         560318    560071      559328
                                    -------  --------  ----------

  Dilutive average shares
     outstanding under options
     and warrants                    245236    209832      215490

  Exercise price                      10.00     10.00       10.00

  Assumed proceeds on exercise      2452360   2098320     2154900

  Average market value                10.16     12.50       12.49

  Less:   Treasury stock purchased
             with assumed proceeds
             from exercise           241374  167865.6  172530.024

  Average shares and common
     stock equivalents               564180    602037      602288

  DILUTED EARNINGS PER SHARE           0.88      0.74        0.48
                                    =======  ========  ==========

          The stock of the Company is not traded on any public exchange. The market values are derived from trades known to management. Private sales may occur where management of the Company is unaware of the sales price.


THE  FOLLOWING COMMENT IS REQUIRED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION:

"This statement has not been reviewed or confirmed for accuracy or relevance by the Federal Deposit Insurance Corporation."

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

19.  QUARTERLY  RESULTS  OF  OPERATIONS  (UNAUDITED)

          The following is a summary of the unaudited quarterly results of operations:

                                                 Three months ended
                                ------------------------------------------------
                                December 31,  September 30,  June 30,  March 31,
                                ------------  -------------  --------  ---------
  1999
  ----
  Interest revenue                   1131539        1140479    944892     901995
  Interest expense                    508370         483768    423570     446677
  Net interest income                 623169         656711    521322     455318
  Provision for loan losses                0        -134547     18000      18000
  Net income                           95477         284872     69568      44428
  Comprehensive income                 76891         280154     37194      29722
  Earnings per share - basic            0.17           0.51      0.12       0.08
  Earnings per share - diluted          0.17           0.51      0.12       0.08

  1998
  ----
  Interest revenue                    918254         920983    857747     829660
  Interest expense                    482515         488958    461264     448055
  Net interest income                 435739         432025    396483     381605
  Provision for loan losses            61724          91212     34812      36533
  Net income                           63880         343547      9018      27599
  Comprehensive income                 54198         347835      7425      27599
  Earnings per share - basic            0.11           0.61      0.02       0.05
  Earnings per share - diluted           0.1           0.57      0.02       0.05

  1997
  ----
  Interest revenue                    892249         830754    800830     754150
  Interest expense                    449961         417765    401518     379292
  Net interest income                 442288         412989    399312     374858
  Provision for loan losses            32056           8285     19608      21858
  Net income                           89475          73323     63367      63756
  Comprehensive income                 89475          73323     63367      63756
  Earnings per share - basic            0.17           0.13      0.11       0.11
  Earnings per share - diluted          0.15           0.12       0.1       0.11

                       DIRECTORS AND EXECUTIVE OFFICERS OF
                              EASTON BANCORP, INC.

W.  DAVID  HILL,  DDS                    PRESIDENT,  WILLIAM  HILL  MANOR,  INC.
CHAIRMAN/CHIEF  EXECUTIVE  OFFICER

R.  MICHAEL  S.  MENZIES,  SR.           PRESIDENT  AND  CHIEF EXECUTIVE OFFICER
PRESIDENT                                EASTON  BANK  &  TRUST  COMPANY

SHEILA  W.  BATEMAN                      CHIEF  ADMINISTRATIVE  OFFICER
SECRETARY                                CAULK  MANAGEMENT  COMPANY

JERRY  L.  WILCOXON,  CPA                CHIEF  FINANCIAL  OFFICER
TREASURER                                BLACK  OAK  COMPUTER  SERVICE,  INC.

JACK  H.  BISHOP,  DDS                   DENTIST,  JACK  H.  BISHOP,  DDS

J.  PARKER  CALLAHAN,  JR.               FARMER

J.  FREDRICK  HEATON,  DMD               ENDODONTIST,  J.  FREDRICK  HEATON,
                                         DMDPA

WILLIAM  C.  HILL,  P.D.                 PRESIDENT,  HILL'S  DRUG  STORE,  INC.

DAVID  F.  LESPERANCE                    PRESIDENT,
                                         LESPERANCE  CONSTRUCTION,  INC.

VINODRAI  MEHTA,  MD                     PHYSICIAN,  VINODRAI  MEHTA,  MD

ROGER  A.  ORSINI,  MD                   PLASTIC  &  RECONSTRUCTIVE  SURGEON
                                         PRESIDENT  OF  SHORE  AESTHETIC
                                         &  RECONSTRUCTIVE  ASSOCIATES

MAHMOOD  S.  SHARIFF,  MD                CARDIOLOGIST,  MAHMOOD  S.  SHARIFF, MD

MYRON  J.  SZCZUKOWSKI,  JR.,  MD        ORTHOPAEDIC  SURGEON
                                         DELMARVA  ORTHOPAEDIC  CLINIC


ALL  OF  THE  PERSONS  NOTED  ABOVE  ARE  DIRECTORS  OF  EASTON  BANCORP,  INC.

                      DIRECTORS, OFFICERS AND ASSOCIATES OF
                           EASTON BANK & TRUST COMPANY

                                    DIRECTORS
                                    ---------

                               W. DAVID HILL, DDS
                              CHAIRMAN OF THE BOARD

    SHEILA W. BATEMAN, CPS - SECRETARY      JERRY L. WILCOXON, CPA - TREASURER

     JACK  H.  BISHOP,  DDS                 WILLIAM  R.  HOUCK,  DDS
     J.  PARKER  CALLAHAN,  JR.             M.  LINDA  KILDEA
     CHARLES  T.  CAPUTE                    PAMELA  H.  LAPPEN
     WALTER  E.  CHASE,  SR.                DAVID  F.  LESPERANCE
     STEPHEN  W.  CHITTY                    VINODRAI  MEHTA,  MD
     DELIA  B.  DENNY                       R.  MICHAEL  S.  MENZIES,  SR.
     J.  FREDRICK  HEATON,  DMD             ROGER  A.  ORSINI,  MD
     JEFFREY  N.  HEFLEBOWER                MARIAN  H.  SHANNAHAN
     THOMAS  E.  HILL                       MAHMOOD  S.  SHARIFF,  MD
     WILLIAM  C.  HILL                      JAMES  B.  SPEAR,  SR.

                                    OFFICERS
                                    --------

     R.  MICHAEL  S.  MENZIES,  SR.          JEFFREY  N.  HEFLEBOWER
     PRESIDENT/CHIEF  EXECUTIVE  OFFICER     EXECUTIVE  VICE  PRESIDENT

     DELIA  B.  DENNY                        PAMELA  A.  MUSSENDEN
     EXECUTIVE  VICE  PRESIDENT              SENIOR  VICE  PRESIDENT/TREASURER

     BARBARA  M.  OSTRANDER                  ROSE  K.  KLECKNER
     VICE  PRESIDENT                         ASSISTANT  TREASURER

     SUSAN  D.  HASCHEN                      KATHLEEN  A.  KURTZ
     ASSISTANT  TREASURER                    ASSISTANT  TREASURER

     BETH  A.  SANDERSON
     SENIOR  MORTGAGE  OFFICER


                                   ASSOCIATES
                                   ----------

                    ROXANNE M. ATWATER, OPERATIONS ASSISTANT
               MARCY L. BLAZEJAK, CUSTOMER SERVICE REPRESENTATIVE
                        TERRI L. BRANNOCK, BRANCH MANAGER
                WENDY A. BUCKLER, CREDIT ADMINISTRATIVE ASSISTANT
                   BRENDA L. FORBES, ADMINISTRATIVE ASSISTANT
                   LESTA R. GUNTHER, OPERATIONS ADMINISTRATOR
                 ERIC L. HONTZ, FINANCIAL SERVICE REPRESENTATIVE
                 ANNE H. HUGHES, CREDIT ADMINISTRATIVE ASSISTANT
                 LAURA M. KING, CUSTOMER SERVICE REPRESENTATIVE
           TRACY T. LEDNUM, CUSTOMER SERVICE REPRESENTATIVE SUPERVISOR
                  AMY C. LYNCH, CREDIT ADMINISTRATIVE ASSISTANT
                KERRI A. MORRIS, CUSTOMER SERVICE REPRESENTATIVE
                        CAROL S. NOTTINGHAM, RECEPTIONIST
            KIMBERLY D. RADA, SENIOR CUSTOMER SERVICE REPRESENTATIVE
                 KELLY A. REED, FINANCIAL SERVICE REPRESENTATIVE
               AVONDA N.F. ROUNDS, CUSTOMER SERVICE REPRESENTATIVE
              BRIDGET A. SCHETTINI, CUSTOMER SERVICE REPRESENTATIVE
                    JACQUELINE D. WILSON, LENDING SPECIALIST