Form 10KSB, Exhibit 13
period 2001-12-31
EASTON BANCORP INC/MD
filed 2002-03-29
CIK 880209

EXHIBIT 13


                          ANNUAL REPORT TO STOCKHOLDERS
                      FOR THE YEAR ENDED DECEMBER 31, 2001

                          ANNUAL REPORT TO STOCKHOLDERS
                                DECEMBER 31, 2001









                              EASTON BANCORP, INC.

                              EASTON BANCORP, INC.

                                   March 2002

Dear  Stockholders:

When we think of the year of 2001, we will recall the events of September 11 and the permanent impact it made on our national, corporate, and individual lives. Surely our responsibility for leadership has been redefined. Surely we realized we had become lax. Surely we are renewed in our commitment to preserve the American way.

With respect to the banking industry, September 11 was the final blow to a receding economy. Immediately after that tragic date the Federal Reserve Bank injected historic levels of liquidity into the economy and the banking system. Never before has so much monetary stimulus been injected into our Republic. As a consequence, interest rates already in decline fell to historic lows. Interest spreads (the difference between earning asset rates and deposit rates) also reached historic lows.

Notwithstanding these economic pressures, we are pleased with our performance during 2001. The enclosed financial report reflects total asset growth of 24% and total deposit growth of 25%. While we enjoy positive growth rates, earnings were reduced because of compression of spreads and net interest margin. We are hopeful that this industry trend will reverse during 2002.

Our greatest success for 2001 was the opening of Oxford Bank and Trust, a division of Easton Bank and Trust. This means we are represented with community banking solutions in Easton, Denton and Oxford, three premier community-banking markets.

With good fortune, 2002 will be remembered as the year of the recovery. While several storm clouds remain on the economic horizon, we are confident our economy will rebound; and we are confident we live and work in the greatest nation on earth.

We thank you for your confidence in Easton Bank and Trust and we will continue to strive to grow stockholder value in the coming years.



/s/ R. Michael S. Menzies                /s/ William David Hill
R. Michael S. Menzies, Sr.               William David Hill, DDS
President/CEO                            Chairman of the Board


              501 Idlewild Avenue, P.O. Box 629, Easton, MD  21601
                       410/819-0300     FAX  410/819-8091

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

                             BUSINESS OF THE COMPANY

     Easton Bancorp, Inc. (the "Company") was incorporated as a Maryland corporation on July 19, 1991, to become a one-bank holding company by acquiring all of the capital stock of Easton Bank & Trust Company (the "Bank") upon its formation. The Bank commenced business on July 1, 1993, and the only activity of the Company since then has been the ownership and operation of the Bank. The Bank was organized as a nonmember state bank under the laws of the State of Maryland. The Bank is engaged in a general commercial banking business, emphasizing in its marketing the Bank's local management and ownership, from its main office location in its primary service area, Talbot County, Maryland. During 1999, the Bank opened a full-service branch office in Denton, Maryland, which is in Caroline County. In addition, during 2001 the Bank opened a full-service branch office in Oxford, Maryland, which is in Talbot County. The Bank offers a full range of deposit services that are typically available in most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposit. In addition, the Bank offers certain retirement account services, such as Individual Retirement Accounts. The Bank offers a full range of short- to medium-term commercial and personal loans. The Bank also originates and holds or sells into the secondary market fixed and variable rate mortgage loans and real estate construction and acquisition loans. Other bank services include cash management services, safe deposit boxes, travelers checks, debit cards, credit cards, direct deposit of payroll and social security checks, and automatic drafts for various accounts.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion of the Company's financial condition and results of operations should be read in conjunction with the Company's financial statements and related notes and other statistical information included elsewhere herein.

OVERVIEW

     Consolidated income of the Company is derived primarily from operations of the Bank. Net income for 2001 decreased to $454,957 from $503,745 in 2000 due to increases in the provision for loan losses and other operating expenses in excess of the increases in net interest income and other revenue. Return on equity decreased from 9.70% for 2001 to 8.15% in 2000.

RESULTS  OF  OPERATIONS

     The Company reported net income of $454,957, or $.81 per share, for the year ended December 31, 2001, which represents a decrease of $48,788, or $.09 per share, from $503,745, or $.90 per share, for the year ended December 31, 2000. Increases in net interest income of $80,707 and other operating revenue of $297,397 were offset by increases in the provision for loan losses of $65,303 and other operating expenses of $423,336.

     Net interest income increased $80,707, or 3.00%, to $2,774,418 in 2001 from $2,693,711 in 2000. This increase in net interest income was the result of a $283,815 increase in interest income offset by an increase in interest expense of $203,108. During 2001, the Company experienced a decreasing net interest spread to 4.07% in 2001 from 4.50% in 2000. The net interest margin decreased to 4.15% in 2001 from 4.66% in 2000. The interest spread and interest margin decreased as loans and securities repriced faster than deposits.

     During 2001, the Company recorded net loan loss charge-offs of $107,679 compared to the 2000 net loan loss charge-offs of $57,271. As a result of these net loan charge-offs, the increase in nonperforming loans, and the increase in total outstanding loans, the Company increased its provision for loan losses by $65,303 to $212,946 during 2001, compared to a provision for loan losses of $147,643 in 2000.

     The Company had loans over ninety days delinquent on which the accrual of interest had been discontinued totaling $219,070 and $270,279 as of December 31, 2001 and 2000, respectively. As of December 31, 2001, the accrual of interest had been discontinued on loans totaling $133,976 where the loans were less than ninety days delinquent compared to $86,616 as of December 31, 2000. Loans over ninety days delinquent but still accruing interest increased to $747,907 as of December 31, 2001, from $97,987 as of December 31, 2000. The Company's allowance for loan losses as a percentage of its year-end loans was 1.18% at both December 31, 2001 and December 31, 2000. Net loan loss charge-offs of $107,679 during 2001 resulted in a ratio of net charge-offs to average loans of ..18%. During 2000, the Company had net charge-offs of $57,271, which was .11% of average loans.

     Noninterest income increased $297,397, or 101.43%, to $590,601 in 2001 from $293,204 in 2000. Origination fee income from mortgages originated for sale increased $217,562. During the first quarter, the Company invested in life insurance to fund supplemental retirement benefits of an executive officer. The $56,870 increase in the cash surrender value of this policy is included as other noninterest revenue. During 2001, which was the second year the Company offered a VISA debit card, the Company recorded increased fees of $9,852.

     Noninterest expense increased $423,336, or 20.87%, to $2,451,604 in 2001 from $2,028,268 in 2000. The increase was the result of an increase of $280,535 in compensation and related expenses, an increase of $22,426 for building maintenance, an increase of $19,135 for advertising costs, an increase of $14,872 for loan documentation reports and collections, and an increase of $25,981 for data processing. These increases were offset by a decrease of $25,250 in the provision for loan commitments.

     The Company's efficiency ratio, which is noninterest expense as a percentage of the sum of net interest income and noninterest income, increased to 72.86% in 2001, compared to 67.91% in 2000. This deterioration is the result of faster growth in operating expenses than in net interest income growth.

NET  INTEREST  INCOME

     The primary source of income for the Company is net interest income, which is the difference between revenue on interest-earning assets, such as investment securities and loans, and interest incurred on interest-bearing sources of funds, such as deposits and borrowings. The level of net interest income is determined primarily by the average balances of interest-earning assets and funding sources and the various rate spreads between the interest-earning assets and the Company's funding sources. The table "Average Balances, Income and Expenses, and Rates" which follows shows the Company's average volume of interest-earning assets and interest-bearing liabilities for 2001 and 2000 and related interest income/expense and yields. Changes in net interest income from period to period result from increases or decreases in the volume of interest-earning assets and interest-bearing liabilities, and increases or decreases in the average rates earned and paid on such assets and liabilities. The volume of interest-earning assets and interest-bearing liabilities is affected by the ability to manage the earning-asset portfolio (which includes loans) and the availability of particular sources of funds, such as noninterest bearing deposits. The table "Analysis of Changes in Net Interest Income" shows the amount of net interest income change from rate changes and from activity changes.

     The following table depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for 2001 and 2000.

                AVERAGE BALANCES, INCOME AND EXPENSES, AND RATES

                                              For the Year Ended                For the Year Ended
                                              December  31,  2001               December  31,  2000
                                       --------------------------------  --------------------------------
                                         Average     Income/    Yield/     Average     Income/    Yield/
ASSETS                                   Balance     Expenses    Rate      Balance     Expenses    Rate
                                       -----------  ----------  -------  -----------  ----------  -------
Federal funds sold                     $ 2,954,612  $  111,011    3.76%  $ 2,094,348  $  132,723    6.34%
Interest-bearing deposits                   14,185         520    3.67%        9,567         532    5.56%
Investment securities:
  U.S. government agency                 4,340,131     247,076    5.69%    4,768,451     291,673    6.12%
  Other                                    407,241      28,726    7.05%      194,852      15,838    8.13%
                                       -----------  ----------  -------  -----------  ----------  -------
    Total investment securities          4,747,372     275,802    5.81%    4,963,303     307,511    6.20%
                                       -----------  ----------  -------  -----------  ----------  -------
Loans:
  Demand and time                       14,348,935   1,156,761    8.06%   11,273,091   1,036,328    9.19%
  Mortgage                              41,727,127   3,538,811    8.48%   36,701,229   3,326,279    9.06%
  Installment                            3,921,552     370,998    9.46%    3,619,704     367,538   10.15%
                                       -----------  ----------  -------  -----------  ----------  -------
    Total loans                         59,997,614   5,066,570    8.44%   51,594,024   4,730,145    9.17%
Allowance for loan losses                  692,655                           710,100
                                       -----------                       -----------
    Total loans, net of allowance       59,304,959   5,066,570    8.54%   50,883,924   4,730,145    9.30%
                                       -----------  ----------  -------  -----------  ----------  -------
Total interest-earning assets           67,021,128   5,453,903    8.14%   57,951,142   5,170,911    8.92%
                                       -----------  ----------  -------  -----------  ----------  -------
Noninterest-bearing cash                 1,242,388                         1,160,522
Bank premises and equipment              1,644,342                         1,682,820
Other assets                             1,747,942                           471,746
                                       -----------                       -----------
      Total assets                     $71,655,800                       $61,266,230
                                       ===========                       ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Interest-bearing deposits:
  Savings and NOW deposits             $10,714,080  $  203,333    1.90%  $ 9,607,116  $  205,854    2.14%
  Money market deposits                  9,278,602     226,973    2.45%    8,658,405     409,971    4.73%
  Other time deposits                   38,091,737   2,139,492    5.62%   31,138,152   1,749,064    5.62%
                                       -----------  ----------  -------  -----------  ----------  -------
    Total interest-bearing deposits     58,084,419   2,569,798    4.42%   49,403,673   2,364,889    4.79%
Noninterest-bearing deposits             5,625,745           -       -     4,531,033           -       -
                                       -----------  ----------  -------  -----------  ----------  -------
    Total deposits                      63,710,164   2,569,798    4.03%   53,934,706   2,364,889    4.38%
Borrowed funds                           1,987,899     101,707    5.12%    1,904,553     103,508    5.43%
                                       -----------  ----------  -------  -----------  ----------  -------
                                        65,698,063   2,671,505    4.07%   55,839,259   2,468,397    4.42%
                                                    ----------  -------               ----------  -------
Other liabilities                          373,538                           231,194
Stockholders' equity                     5,584,199                         5,195,777
                                       -----------                       -----------
      Total liabilities and
      stockholders equity              $71,655,800                       $61,266,230
                                       ===========                       ===========

Net interest spread                                               4.07%                             4.50%
                                                                =======                           =======
Net interest income                                 $2,782,398                        $2,702,514
                                                    ==========                        ==========
Net margin on interest-earning assets                             4.15%                             4.66%
                                                                =======                           =======

________________________________________
Interest on tax-favored investments and loans are reported on a fully taxable equivalent basis.

     The key performance measure for net interest income is the "net margin on interest-bearing assets," or net interest income divided by average interest-earning assets. The Company's net interest margin for 2001 was 4.15%, compared to 4.66% for 2000. The decrease is due primarily to the slower decrease in deposit yields to loan yields. As a result of the significant amount of fixed rate loans, the Bank's net interest income may increase in a falling interest rate environment and decrease in a rising interest rate environment. Management of the Company expects to maintain this net margin on interest-earning assets. The net margin may decline, however, if competition increases, loan demand or quality decreases, or the cost of funds rises faster than the return on loans. Although such expectations are based on management's judgment, actual results will depend on a number of factors that cannot be predicted with certainty, and fulfillment of management's expectations cannot be assured.

     The following table reflects the amount of net interest income change from rate changes and from activity changes for 2001 compared to 2000 and for 2000 compared to 1999.

                           ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                  Year Ended December 31, 2001        Year Ended December 31, 2000
                                       Compared with 2000                  Compared with 1999
                                       Variance  due  to                   Variance  due  to
                                ---------------------------------  ------------------------------------
EARNING ASSETS                    Total      Rate(1)     Volume       Total      Rate(1)      Volume
                                ----------  ----------  ---------  -----------  ----------  -----------
  Interest-bearing deposits     $     (12)  $    (269)  $    257   $      508   $     508   $        -
  Federal funds sold              (21,712)    (76,229)    54,517      (10,436)     28,605      (39,041)
  Investment Securities:
    U.S. government agency        (44,597)    (18,398)   (26,199)      27,476      13,066       14,410
    Other                          12,888      (4,375)    17,263        3,650         361        3,289
  Loans:
    Demand and time               120,433    (162,327)   282,760      432,314      60,920      371,394
    Mortgage                      212,532    (242,972)   455,504      524,161     (84,460)     608,621
    Installment                     3,460     (27,189)    30,649       65,530       8,538       56,992
                                ----------  ----------  ---------  -----------  ----------  -----------
      Total interest income       282,992    (531,759)   814,751    1,043,203      27,538    1,015,665
                                ----------  ----------  ---------  -----------  ----------  -----------

INTEREST-BEARING LIABILITIES
  Savings and NOW deposits         (2,521)    (26,210)    23,689      (42,109)    (42,267)         158
  Money market deposits          (182,998)   (212,333)    29,335      220,219     100,160      120,059
  Other time deposits             390,428        (363)   390,791      428,300     129,503      298,797
  Federal funds purchased and
    short-term borrowings          (1,801)     (6,327)     4,526         (398)      1,701       (2,099)
                                ----------  ----------  ---------  -----------  ----------  -----------
      Total interest expense      203,108    (245,233)   448,341      606,012     189,097      416,915
                                ----------  ----------  ---------  -----------  ----------  -----------

  Net interest income           $  79,884   $(286,526)  $366,410   $  437,191   $(161,559)  $  598,750
                                ==========  ==========  =========  ===========  ==========  ===========

-----------------------------------------------
(1)  The  variance  that  is  both  rate/volume  related  is  included  in  the  rate  variance.

FOURTH  QUARTER  RESULTS

     Net income for the Company for the three months ended December 31, 2001, was $185,175, compared to $165,690 for the corresponding period in 2000. Fully diluted earnings per share for the fourth quarters of 2001 and 2000 were $.32 and $.29, respectively. Increases in net interest income and noninterest income for the three months ended December 31, 2001, compared to the corresponding period in 2000, were offset by increased loan loss provisions and operating expenses. Income taxes decreased during the fourth quarter of 2001 compared to the fourth quarter of 2000 as a result of lower taxable income and lower effective tax rates. The Company has made several tax-exempt loans and the increase in the cash surrender value of the life insurance policy is not subject to income taxes.

     The increase in net interest income during the fourth quarter of 2001, when compared to the corresponding period of 2000, of $40,381 was due primarily to the maturity of higher yielding deposits that were renewed at lower rates and from the lowering of savings and interest-bearing checking interest rates. Yields for loans, securities and deposits declined throughout the year, but in the fourth quarter of 2001 the decline in deposit rates was greater than the decline in yields on earning assets.

     Noninterest income increased $62,778 to $174,135 for the fourth quarter of 2001, from $111,357 for the fourth quarter of 2000. This increase was due primarily to the increase of approximately $16,000 in the cash surrender value of the life insurance policy owned by the Bank and increased mortgage origination fees of approximately $41,000.

     Total operating expenses increased $81,116 to $637,416 for the quarter ended December 31, 2001, from $556,300 for the quarter ended December 21, 2000. The increase was primarily related to the increase of salaries and benefits of approximately $75,000. In addition to additional employees hired as a result of the asset growth of the bank, two employees were hired late during the quarter as the result of the opening of the new branch in Oxford, Maryland.

     The Company recorded fourth quarter loan loss provisions of $28,744 and $(19,291) during 2001 and 2000, respectively. These provisions, or reversals, were the result of an analysis of the loan portfolios at the end of each year. At each year end, management determined that the allowance for loan losses was adequate at 1.18% of total loans.

COMPOSITION  OF  LOAN  PORTFOLIO

     Because loans are expected to produce higher yields than investment securities and other interest-earning assets (assuming that loan losses are not excessive), the absolute volume of loans and the volume as a percentage of total earning assets is an important determinant of net interest margin. Average loans, net of the allowance for loan losses, were $59,304,959 and $50,883,924 during 2001 and 2000, respectively, which constituted 88.49% and 87.80%, respectively, of average interest-earning assets for the periods. At December 31, 2001, the Company's loan to deposit ratio was 88.23%, compared to 94.98% at December 31, 2000. The Bank extends loans primarily to customers located in and near Talbot and Caroline Counties. There are no industry concentrations in the Bank's loan portfolio. The Bank does, however, have a substantial portion of its loans in real estate. Performance may be influenced by the real estate market in the region.

     The following table sets forth the composition of the Company's loan portfolio as of December 31, 2001 and 2000, respectively.

                           COMPOSITION OF LOAN PORTFOLIO

                                                      December 31,
                                     ----------------------------------------------
                                              2001                    2000
                                     ----------------------  ----------------------
                                                   Percent                 Percent
                                       Amount     of Total     Amount     of Total
                                     -----------  ---------  -----------  ---------
Commercial                           $13,231,859     20.74%  $10,032,250     18.27%
Real estate - residential             18,287,644     28.67%   17,841,007     32.50%
Real estate - commercial              16,054,944     25.16%   14,732,481     26.83%
Construction                           7,573,805     11.87%    5,096,238      9.28%
Home equity                            3,412,440      5.35%    2,727,880      4.97%
Consumer                               5,239,150      8.21%    4,474,671      8.15%
                                     -----------  ---------  -----------  ---------
  Total loans                         63,799,842    100.00%   54,904,527    100.00%
                                                  =========               =========
Less deferred loan origination fees        4,167                   9,128
Less allowance for credit losses         750,768                 645,501
                                     -----------             -----------
  Net loans                          $63,044,907             $54,249,898
                                     ===========             ===========

     The following table sets forth the maturity distribution, classified according to sensitivity to changes in interest rates, for selected components of the Company's loan portfolio as of December 31, 2001.

       LOAN MATURITY SCHEDULE AND SENSITIVITY TO CHANGES IN INTEREST RATES

                                           December 31, 2001
                           -------------------------------------------------
                                         Over One
                            One Year      Through    Over Five
                             Or Less    Five Years     Years        Total
                           -----------  -----------  ----------  -----------
Commercial                 $ 9,086,599  $ 3,563,916  $  581,344  $13,231,859
Real estate - residential    4,637,828   13,148,040     501,776   18,287,644
Real estate - commercial     3,866,346   10,353,290   1,835,308   16,054,944
Construction                 7,573,805            -           -    7,573,805
Home equity                  3,412,440            -           -    3,412,440
Consumer                     1,526,754    3,442,312     270,084    5,239,150
                           -----------  -----------  ----------  -----------
  Total                    $30,103,772  $30,507,558  $3,188,512  $63,799,842
                           ===========  ===========  ==========  ===========

Fixed interest rate        $19,556,544  $28,553,855  $3,111,052  $51,221,451
Variable interest rate      10,547,228    1,953,703      77,460   12,578,391
                           -----------  -----------  ----------  -----------
  Total                    $30,103,772  $30,507,558  $3,188,512  $63,799,842
                           ===========  ===========  ==========  ===========

     As of December 31, 2001, $51,221,451, or 80.28%, of the total loans were fixed rate loans. The significant amount of fixed rate loans was the result of the market demand of the Bank. With such a significant amount of fixed rate loans, the Bank's net interest income will decrease in a rising interest rate environment, but will increase in a falling interest rate environment, unless the loans are renegotiated.

     The Company has the following commitments, lines of credit, and letters of credit outstanding as of December 31, 2001 and 2000, respectively.

                                    2001         2000
                                 -----------  ----------
     Construction loans          $ 3,757,443  $3,438,181
     Lines of credit               5,675,616   4,912,511
     Overdraft protection lines      364,390     306,314
     Standby letters of credit       725,018     410,636
                                 -----------  ----------
     Total                       $10,522,467  $9,067,642
                                 ===========  ==========

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

     For significant problem loans, management's review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management's evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to reserve for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions. The Bank's current policy is to maintain an allowance equal to the greater of approximately 1.15% of gross loans or the results of management's evaluation of the risk associated with each loan. This allowance is increased for reserves for specific loans identified as substandard during management's loan review.

     The table "Allocation of Allowance for Loan Losses" which follows shows the specific reserves applied by loan type and also the general allowance included in the December 31, 2001 and 2000, allowance for loan losses.

     The provision for loan losses is a charge to earnings in the current period to replenish the allowance and maintain it at a level management has determined to be adequate. The allowance for loan losses was 1.18% of outstanding loans as of December 31, 2001 and 2000.

                     ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                         2001                2000
                   ------------------  ------------------
                    Amount   Percent    Amount   Percent
                   --------  --------  --------  --------
     Commercial    $195,112    25.99%  $153,566    23.79%
     Real estate    375,240    49.98%   167,380    25.93%
     Construction    37,869     5.04%    25,481     3.95%
     Home equity     19,286     2.57%    65,379    10.13%
     Consumer        62,912     8.38%    67,772    10.50%
     General         60,349     8.04%   165,923    25.70%
                   --------  --------  --------  --------
         Total     $750,768   100.00%  $645,501   100.00%
                   ========  ========  ========  ========

                            ALLOWANCE FOR LOAN LOSSES

                                                        2001       2000
                                                     ---------  ---------
     Balance at beginning of year                    $645,501   $555,129

     Loan losses:
         Commercial                                    19,537     11,697
         Real Estate                                   71,492          -
         Consumer                                     104,442     60,977
                                                     ---------  ---------
            Total loan losses                         195,471     72,674
                                                     ---------  ---------

     Recoveries on loans previously charged off
         Commercial                                       200      1,803
         Real Estate                                   64,550      3,649
         Consumer                                      23,042      9,951
                                                     ---------  ---------
            Total loan recoveries                      87,792     15,403
                                                     ---------  ---------

     Net loan losses                                  107,679     57,271
     Provision for loan losses charged to expense     212,946    147,643
                                                     ---------  ---------
     Balance at end of year                          $750,768   $645,501
                                                     =========  =========

     Allowance for loan losses to loans outstanding
         at end of year                                  1.18%      1.18%

     Net charge-offs/(recoveries) to average loans       0.18%      0.11%

     As a result of management's ongoing review of the loan portfolio, loans are classified as nonaccrual when it is not reasonable to expect collection of interest under the original terms. These loans are classified as nonaccrual even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Interest on nonaccrual loans is recognized only when received. A delinquent loan is generally placed in nonaccrual status when it becomes ninety days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there ultimately may be an actual writedown or charge-off of the principal balance of the loan which would necessitate additional charges to earnings.

     The Company had nonperforming loans totaling $1,100,953 and $454,879 as of December 31, 2001 and 2000, respectively. Where real estate acquired by foreclosure and held for sale is included with nonperforming loans, the result comprises nonperforming assets. Loans are classified as impaired when the collection of contractual obligations, including principal and interest, is doubtful. Management has identified impaired loans totaling $158,002 as of December 31, 2001, compared to no significant impaired loans as of December 31, 2000.

     A potential problem loan is one in which management has serious doubts about the borrower's future performance under the terms of the loan contract. These loans are current as to principal and interest and, accordingly, they are not included in the nonperforming assets categories. Management monitors these loans closely in order to ensure that the Company's interests are protected. At December 31, 2001, the Company had eighteen borrowers with loans considered by management to be potential problem loans totaling approximately $927,390. The level of potential problem loans is factored into the determination of the adequacy of the allowance for loan losses.

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

     Average liquid assets (cash and amounts due from banks, interest-bearing deposits in other banks, federal funds sold and investment securities) were 14.06% of average deposits for 2001, compared to 15.26% of average deposits for 2000. The Company considers its loan portfolio as an alternate source of liquidity since it has available third parties who will buy participations in loans. In January 2001, the Company invested in a bank owned life insurance policy on the life of Jeffrey N. Heflebower, an officer of the Bank. The beneficiaries of the policy include both the Bank and certain heirs of Mr. Heflebower. To fund the policy, the Bank contributed $1,225,000. The cash surrender value of the policy, which was $1,281,871 as of December 31, 2001, is not considered a liquid asset of the Company. The policy also provides supplemental retirement benefits for Mr. Heflebower.

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

     The interest rate sensitivity position at December 31, 2001, is presented in the table "Interest Sensitivity Analysis." The difference between rate-sensitive assets and rate-sensitive liabilities, or the interest rate sensitivity gap, is shown at the bottom of the table. The Company was liability-sensitive through the one-year period but asset-sensitive for longer time horizons. For liability-sensitive institutions, if interest rates should increase, the net interest margins should decline. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity.

                          INTEREST SENSITIVITY ANALYSIS

                                                              December 31, 2001
                                    ----------------------------------------------------------------------
                                                    After Three
                                       Within       but Within     After One
                                        Three         Twelve       but Within    After Five
                                       Months         Months       Five Years      Years         Total
                                    -------------  -------------  ------------  ------------  ------------
ASSETS
Earning assets:
  Federal funds sold                $  4,831,188   $          -   $         -   $         -   $ 4,831,188
  Investment securities
    available for sale                         -        163,200     4,165,095     1,603,576     5,931,871
  Loans                               22,051,291      8,052,481    30,507,558     3,188,512    63,799,842
                                    -------------  -------------  ------------  ------------  ------------
Total earning assets                $ 26,882,479   $  8,215,681   $34,672,653   $ 4,792,088   $74,562,901
                                    =============  =============  ============  ============  ============

LIABILITIES
Interest-bearing liabilities:
  Money market and NOW              $ 21,250,869   $          -   $         -   $         -   $21,250,869
  Savings deposits                     5,198,692              -             -             -     5,198,692
  Club accounts                                -         50,719             -             -        50,719
  Certificates $100,000 and over       6,821,070      4,805,549     2,568,153             -    14,194,772
  Certificates under $100,000          7,235,563      9,497,827     7,425,843             -    24,159,233
  Securities sold under
    agreements to repurchase              65,486              -             -             -        65,486
  Federal Home Loan Bank Note              1,884        605,855        36,972     1,578,164     2,222,875
                                    -------------  -------------  ------------  ------------  ------------
Total interest-bearing liabilities  $ 40,573,564   $ 14,959,950   $10,030,968   $ 1,578,164   $67,142,646
                                    =============  =============  ============  ============  ============

Period gap                          $(13,691,085)  $ (6,744,269)  $24,641,685   $ 3,213,924   $ 7,420,255

Cumulative gap                      $(13,691,085)  $(20,435,354)  $ 4,206,331   $ 7,420,255   $ 7,420,255

Ratio of cumulative gap to total
  earning assets                         (18.36)%       (27.41)%         5.64%         9.95%         9.95%

     As noted in the table "Composition of Loan Portfolio," as of December 31, 2001 approximately $36,860,608, or 57.77%, of the loan portfolio consisted of commercial loans, commercial real estate loans, and real estate construction loans. Of this amount, $20,526,750, or 55.69%, matures within one year.

     The table "Investment Securities Maturity Distribution and Yields" shows that as of December 31, 2001, the majority of the investment portfolio matures in more than one year but within five years. All debt securities of the Company have been classified as "available-for-sale." Another source of liquidity is the $5,750,000 lines of credit the Company has from correspondent banks. The Company may borrow up to $11,173,000 from the Federal Home Loan Bank.

             INVESTMENT SECURITIES MATURITY DISTRIBUTION AND YIELDS

                                                December 31, 2001      December 31, 2000
                                             ----------------------  ----------------------
                                                          Year-end                Year-end
                                             Book Value    Yields    Book Value    Yields
                                             -----------  ---------  -----------  ---------
U.S. government agencies
  One year or less                           $   163,200      6.08%  $   433,086      5.74%
  Over one through five years                  4,165,095      4.10%    3,182,139      5.71%
  Over five years through ten years              145,583      5.77%            -         -
  Over ten years                               1,457,993      6.64%    1,363,703      7.09%
                                             -----------  ---------  -----------  ---------
Total U.S. Treasury and Government Agencies  $ 5,931,871      4.82%  $ 4,978,928      6.09%
                                             ===========  =========  ===========  =========

DEPOSITS  AND  OTHER  INTEREST-BEARING  LIABILITIES

     Average interest-bearing liabilities increased $8,764,092, or 17.08%, to $60,072,318 in 2001, from $51,308,226 in 2000. Average interest-bearing deposits  increased  $8,680,746,  or  17.57%,  to  $58,084,419  in  2001,  from
$49,403,673 in 2000. These increases in all categories of interest-bearing deposits are the result of continued promotional efforts by management to increase the deposits and loans of the Bank, as well as a loss of confidence in the stock market by customers. At December 31, 2001, total deposits were $71,455,256, compared to $57,118,430 at December 31, 2000, an increase of 25.10%.

     The following table sets forth the deposits of the Company by category as of December 31, 2001 and 2000, respectively.

                                 DEPOSITS

                                              December  31,
                           --------------------------------------------------
                                     2001                      2000
                           ------------------------  ------------------------
                                        Percent of                Percent of
                             Amount      Deposits      Amount      Deposits
                           -----------  -----------  -----------  -----------
Demand deposit accounts    $ 6,600,971        9.24%  $ 5,048,604        8.84%
NOW accounts                11,184,109       15.65%    6,018,901       10.54%
Money market accounts       10,066,760       14.09%    9,405,617       16.47%
Savings accounts             5,249,411        7.35%    3,371,237        5.90%
Time deposits less than
  $100,000                  24,159,233       33.81%   21,753,717       38.08%
Time deposits of $100,000
  or over                   14,194,772       19.86%   11,520,354       20.17%
                           -----------  -----------  -----------  -----------
    Total deposits         $71,455,256      100.00%  $57,118,430      100.00%
                           ===========  ===========  ===========  ===========

     Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits increased $11,662,408 during 2001. Deposits, and particularly core deposits, have been the Company's primary source of funding and have enabled the Company to meet both its short-term and long-term liquidity needs. Management anticipates that such deposits will continue to be the Company's primary source of funding in the future, but management anticipates more borrowings from the Federal Home Loan Bank as a secondary funding source. The Company's loan-to-deposit ratio was 88.23% at December 31, 2001, and 94.98% at the end of 2000, with a 2001 ratio of average loans to average deposits of 93.09%. The maturity distribution of the Company's time deposits over $100,000 at December 31, 2001, is shown in the following table.

                           MATURITIES OF CERTIFICATES OF DEPOSIT
                        AND OTHER TIME DEPOSITS OF $100,000 OR MORE

                                                 December 31, 2001
                         -----------------------------------------------------------------
                                     After Three      After Six
                           Within      Through         Through       After
                           Three         Six           Twelve        Twelve
                           Months       Months         Months        Months       Total
                         ----------  ------------  --------------  ----------  -----------
Certificates of deposit
 of $100,000 or more     $6,821,070  $  1,830,341  $    2,975,208  $2,568,153  $14,194,772
                         ==========  ============  ==============  ==========  ===========

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

     Borrowed funds consist primarily of short-term borrowings in the form of securities sold under agreements to repurchase and notes from the Federal Home Loan Bank. Average borrowings were $1,987,899 and $1,904,553 during 2001 and 2000, respectively. As previously noted, the Company's primary funding source is core deposits.

NONINTEREST  INCOME

     Noninterest income for 2001 was $590,601, compared to noninterest income in 2000 of $293,204, an increase of $297,397, or 101.43%. Origination fee income from mortgages originated for sale increased $217,562. During much of 2001, the Company had two mortgage originators, compared to one originator during 2000. During the first quarter, the Company invested in life insurance to fund supplemental retirement benefits of an executive officer. The $56,870 increase in the cash surrender value of this policy is included as other noninterest income. During 2001, which was the second year the Company offered a VISA debit card, the Company recorded increased fees of $9,852.

     The following table presents the principal components of noninterest income for the years ended December 31, 2001 and 2000, respectively.

                               NONINTEREST INCOME
                                                                   2001       2000
                                                                 ---------  ---------

     Service charges on deposit accounts                         $171,384   $165,874
     Mortgage banking fees                                        304,953     87,391
     Other noninterest income                                     114,264     39,939
                                                                 ---------  ---------
     Total noninterest income                                    $590,601   $293,204
                                                                 =========  =========

     Noninterest income as a percentage of average total assets      0.82%      0.48%
                                                                 =========  =========

NONINTEREST  EXPENSE

     Noninterest expense increased $423,336, or 20.87%, to $2,451,604 in 2001, from $2,028,268 in 2000. The increase was the result of an increase of $280,535, or 23.96%, in compensation and related expenses, an increase of $22,426, or 37.23%, for building maintenance, an increase of $19,135, or 37.00%, for advertising costs, an increase of $14,872, or 118.81%, for loan documentation reports and collections, and an increase of $25,981, or 18.82%, for data processing. These increases were offset by a decrease of $25,250 in the provision for loan commitments. During the fourth quarter of 2001, the Company opened a second Talbot County branch in Oxford, Maryland. Personnel costs, occupancy costs, data processing costs and especially advertising costs increased as a result of the opening of the new branch. In addition, compensation costs increased as a result of additional commissions paid to the mortgage originators and because the bank filled its senior lender position for six months of the year. Annual pay raises and four additional staff also contributed to the increased personnel costs. Finally, data processing costs have increased as the Company's deposit base has grown and as the Company has purchased additional services from the processor.

     As the Company experienced greater net loan losses, it also incurred greater collection costs. The increased collection costs were more than offset by the decrease in the provision for loan commitments. Management reviewed the outstanding commitments as of December 31, 2001, determining that the reserve of $80,518, or .77% of outstanding commitments, was adequate. No provision was recorded for loan commitment losses during 2001.

     The following table presents the principal components of noninterest expense for the years ended December 31, 2001 and 2000, respectively.

                               NONINTEREST EXPENSE

                                                                     2001         2000
                                                                  -----------  -----------
     Compensation and related expenses                            $1,451,382   $1,170,847
     Occupancy expense                                               156,775      114,246
     Furniture and equipment expense                                 120,254      103,043
     Advertising                                                      70,848       51,713
     Professional fees                                                94,166       85,258
     Data processing                                                 164,028      138,047
     Deposit assessment                                               11,154       10,085
     Insurance                                                         9,991       11,891
     Loan reports and collection costs                                27,389       12,517
     Postage                                                          47,590       38,456
     Provision for loan commitments                                        -       25,250
     Proxy and transfer agent costs                                   22,658       17,061
     Stationery and supplies                                          71,651       72,819
     Telephone and postage                                            30,495       29,807
     Training                                                         17,909       19,277
     Travel and entertainment                                         32,565       26,967
     Other                                                           122,749      100,984
                                                                  -----------  -----------
        Total noninterest expense                                 $2,451,604   $2,028,268
                                                                  ===========  ===========

     Noninterest expense as a percentage of average total assets        3.42%        3.31%
                                                                  ===========  ===========

CAPITAL

     Under the capital guidelines of the Federal Reserve Board and the FDIC, the Company and the Bank are currently required to maintain a minimum risk-based total capital ratio of 8%, with at least 4% being Tier 1 capital. Tier 1 capital consists of common stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less certain intangibles. In addition, the Company and the Bank must maintain a minimum Tier 1 leverage ratio (Tier 1 capital to total assets) of at least 4%.

     At December 31, 2001, the Company and the Bank exceeded their regulatory capital ratios, as set forth in the following table.

                         ANALYSIS  OF  CAPITAL

                                                      Required
                                      Company  Bank   Minimums
                                      -------  -----  --------
     Tier 1 risk-based capital ratio     9.0%   9.0%      4.0%
     Total risk-based capital ratio     10.2%  10.1%      8.0%
     Tier 1 leverage ratio               7.6%   7.5%      4.0%

ACCOUNTING  RULE  CHANGES

     Summarized below are the accounting rule changes impacting financial institutions that were approved during 2001.

     FASB Statement No. 142, Goodwill and Other Intangible Assets, changes the accounting for acquired goodwill and other intangibles. Annually, management should review these items to determine if they should be reduced due to impairment. Systematic amortization is no longer permitted. The effective date of the Statement is for fiscal years beginning after December 15, 2001. Core deposit intangibles are not goodwill and are still amortizable.

     FASB Statement No. 143, Accounting for Asset Retirement Obligations, applies to legal obligations associated with retirement of a tangible long-lived asset. The Statement requires that management recognize the fair value of an asset retirement obligation in the period incurred, adding capitalization of this cost to the cost of the asset. Annually the asset, including the capitalized cost, should be reviewed for impairment. The effective date of the Statement is for years beginning after June 15, 2002.

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

     As of March 15, 2002, there were approximately 457 holders of record of the Common Stock and 560,318 shares of Common Stock issued and outstanding. In addition, there were approximately 224,600 shares of Common Stock issuable pursuant to options and warrants which may be issued in the next 60 days. There is no established public trading market in the stock, and there is no likelihood that a trading market will develop in the near future. The development of a trading market may be inhibited because a large portion of the Company's shares is held by insiders. Transactions in the Common Stock are infrequent and are negotiated privately between the persons involved in those transactions.

     All outstanding shares of Common Stock of the Company are entitled to share equally in dividends from funds legally available, when, as, and if declared by the Board of Directors. In the fourth quarter of 2000, the Company paid a cash dividend of $.05 per share to stockholders of record as of October 31, 2000. The total dividend paid was $28,016. The Company also paid cash dividends of $.05 per share during each quarter of 2001. The total 2001 dividend paid was $112,064. The Company currently has no source of income other than dividends and other payments received from the Bank. The Company does intend to pay a quarterly cash dividend; however, any future dividends will depend upon the Company's financial performance and capital requirements.

                         REPORT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
Easton Bancorp, Inc. and Subsidiary
Easton, Maryland



     We have audited the consolidated balance sheets of Easton Bancorp, Inc. and Subsidiary as of December 31, 2001, 2000, and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Easton Bancorp, Inc. and Subsidiary as of December 31, 2001, 2000, and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


                                            /s/  Rowles & Company LLP

Salisbury, Maryland
January 25, 2002

                      EASTON BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                           December 31,
                                                                2001           2000           1999
                                                             -----------  --------------  ------------
                                   ASSETS
Cash and due from banks                                      $ 1,415,318  $   1,202,011   $ 2,576,335
Federal funds sold                                             4,831,188      1,325,552       824,727
Investment in Federal Home Loan Bank stock                       431,500        204,200       179,000
Investment securities available for sale                       5,931,871      4,978,928     4,203,828
Loans held for sale                                              622,000        353,110        70,000
Loans, less allowance for loan losses of
  $750,768, $645,501, and $555,129                            63,044,907     54,249,898    45,991,565
Cash value of life insurance                                   1,281,871              -             -
Premises and equipment                                         1,624,379      1,670,019     1,694,652
Accrued interest receivable                                      432,134        397,492       300,536
Other assets                                                     135,173        115,072        61,695
Deferred income taxes                                             70,262         40,211       177,017
                                                             -----------  --------------  ------------
     Total assets                                            $79,820,603  $  64,536,493   $56,079,355
                                                             ===========  ==============  ============

                   LIABILITIES AND STOCKHOLDERS' EQUITY

Deposits
  Noninterest-bearing                                        $ 6,600,971  $   5,048,604   $ 3,678,246
  Interest-bearing                                            64,854,285     52,069,826    43,448,200
                                                             -----------  --------------  ------------
     Total deposits                                           71,455,256     57,118,430    47,126,446
Accrued interest payable                                         112,507        138,693       108,888
Securities sold under agreements to repurchase                    65,486         69,984       280,667
Notes payable                                                  2,222,875      1,630,092     3,578,493
Other liabilities                                                149,775        153,025       101,231
                                                             -----------  --------------  ------------
     Total liabilities                                        74,005,899     59,110,224    51,195,725
                                                             -----------  --------------  ------------
Stockholders' equity
 Common stock, par value $.10 per share; authorized
  5,000,000 shares, issued and outstanding 560,318 shares         56,032         56,032        56,032
 Additional paid-in capital                                    5,227,487      5,227,487     5,227,487
 Retained earnings (deficit)                                     496,104        153,211      (322,518)
                                                             -----------  --------------  ------------
                                                               5,779,623      5,436,730     4,961,001
Accumulated other comprehensive income                            35,081        (10,461)      (77,371)
                                                             -----------  --------------  ------------
     Total stockholders' equity                                5,814,704      5,426,269     4,883,630
                                                             -----------  --------------  ------------
     Total liabilities and stockholders' equity              $79,820,603  $  64,536,493   $56,079,355
                                                             ===========  ==============  ============

   The accompanying notes are an integral part of these financial statements.

                      EASTON BANCORP, INC. AND SUBSIDIARY

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                    Years Ended December 31,
                                                                  2001        2000        1999
                                                               ----------  ----------  -----------
INTEREST REVENUE
  Loans, including fees                                        $5,063,793  $4,730,145  $3,708,140
  Deposits in banks                                                   496         508           -
  U.S. government agency securities                               243,224     283,626     256,150
  Federal funds sold                                              111,011     132,723     143,159
  Dividends                                                        27,399      15,106      11,456
                                                               ----------  ----------  -----------
       Total interest revenue                                   5,445,923   5,162,108   4,118,905
                                                               ----------  ----------  -----------
INTEREST EXPENSE
  Interest on deposits                                          2,569,798   2,364,889   1,758,479
  Interest on borrowed funds                                      101,707     103,508     103,906
                                                               ----------  ----------  -----------
       Total interest expense                                   2,671,505   2,468,397   1,862,385
                                                               ----------  ----------  -----------

       Net interest income                                      2,774,418   2,693,711   2,256,520

PROVISION FOR LOAN LOSSES                                         212,946     147,643    (114,136)
                                                               ----------  ----------  -----------
       Net interest income after provision for loan losses      2,561,472   2,546,068   2,370,656
                                                               ----------  ----------  -----------

NONINTEREST REVENUE
  Service charges on deposit accounts                             171,384     165,874     128,705
  Mortgage banking fees                                           304,953      87,391      29,785
  Other noninterest revenue                                       114,264      39,939      82,399
                                                               ----------  ----------  -----------
       Total other noninterest revenue                            590,601     293,204     240,889
                                                               ----------  ----------  -----------

NONINTEREST EXPENSE
  Compensation and related expenses                             1,451,382   1,170,847   1,113,979
  Occupancy                                                       156,775     114,246      75,793
  Furniture and equipment                                         120,254     103,043      80,626
  Other operating                                                 723,193     640,132     586,010
                                                               ----------  ----------  -----------
       Total other noninterest expense                          2,451,604   2,028,268   1,856,408
                                                               ----------  ----------  -----------

Income before income taxes                                        700,469     811,004     755,137

Income tax expense                                                245,512     307,259     260,792
                                                               ----------  ----------  -----------

NET INCOME                                                     $  454,957  $  503,745  $  494,345
                                                               ==========  ==========  ===========

Earnings per common share
  Basic                                                        $     0.81  $     0.90  $     0.88
  Diluted                                                      $     0.80  $     0.87  $     0.88

   The accompanying notes are an integral part of these financial statements.

                                       EASTON BANCORP, INC. AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                    Accumulated
                                                         Additional    Retained        other
                                      Common stock         paid-in     earnings    comprehensive    Comprehensive
                                    Shares   Par value     capital    (deficit)       income           income
                                    -------  ----------  -----------  ----------  ---------------  ---------------
Balance, December 31, 1998          560,318  $   56,032  $ 5,227,487  $(816,863)  $       (6,987)

Net income                                -           -            -    494,345                -   $      494,345
Unrealized loss on investment
  securities available for sale
  net of income taxes of ($36,258)        -           -            -          -          (70,384)         (70,384)
                                                                                                   ---------------
Comprehensive income                      -           -            -          -                -   $      423,961
                                    -------  ----------  -----------  ----------  ---------------  ===============
Balance, December 31, 1999          560,318      56,032    5,227,487   (322,518)         (77,371)

Net income                                -           -            -    503,745                -   $      503,745
Unrealized gain on investment
  securities available for sale
  net of income taxes of $34,470          -           -            -          -           66,910           66,910
                                                                                                   ---------------
Comprehensive income                      -           -            -          -                -   $      570,655
                                                                                                   ===============
Cash dividend, $.05 per share             -           -            -    (28,016)               -
                                    -------  ----------  -----------  ----------  ---------------
Balance, December 31, 2000          560,318      56,032    5,227,487    153,211          (10,461)

Net income                                -           -            -    454,957                -   $      454,957
Unrealized gain on investment
  securities available for sale
  net of income taxes of $23,461          -           -            -          -           45,542           45,542
                                                                                                   ---------------
Comprehensive income                      -           -            -          -                -   $      500,499
                                                                                                   ===============
Cash dividend, $.20 per share             -           -            -   (112,064)               -
                                    -------  ----------  -----------  ----------  ---------------
Balance, December 31, 2001          560,318  $   56,032  $ 5,227,487  $ 496,104   $       35,081
                                    =======  ==========  ===========  ==========  ===============

   The accompanying notes are an integral part of these financial statements.

                                EASTON BANCORP, INC. AND SUBSIDIARY

                               CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Years Ended December 31,
                                                                       2001           2000           1999
                                                                   -------------  ------------  --------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                                $  5,416,584   $ 5,032,585   $   4,059,452
  Proceeds from loan sales                                           17,181,217     5,591,940               -
  Fees, commissions, and rent received                                  538,465       298,503         290,292
  Loans originated for sale                                         (17,450,107)   (5,875,050)        (70,000)
  Interest paid                                                      (2,754,562)   (2,438,592)     (1,849,108)
  Payments to suppliers and employees                                (2,298,145)   (1,902,206)     (1,812,384)
  Income taxes paid                                                    (289,286)     (206,100)              -
                                                                   -------------  ------------  --------------
                                                                        344,166       501,080         618,252
                                                                   -------------  ------------  --------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Loans originated, net of principal repayments                      (9,002,995)   (8,395,862)    (12,575,193)
  Receipt of funds held in escrow                                             -             -       1,175,000
  Purchase of investment securities available for sale               (5,584,603)   (4,102,849)     (1,468,635)
  Proceeds from calls and maturities of investment securities
    available for sale                                                4,690,401     2,167,738       1,995,828
  Proceeds from sales of investment securities available for sale             -     1,263,844               -
  Purchase of Federal Home Loan Bank stock                             (227,300)      (25,200)        (33,400)
  Investment in life insurance contract                              (1,225,000)            -               -
  Proceeds from sale of other real estate and repossessions              18,505             -          61,699
  Purchase of premises, equipment, and software                        (107,278)      (85,804)       (144,251)
  Purchase of other real estate                                               -        (1,330)        (60,450)
                                                                   -------------  ------------  --------------
                                                                    (11,438,270)   (9,179,463)    (11,049,402)
                                                                   -------------  ------------  --------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Increase (decrease) in
    Time deposits                                                     5,079,934     5,706,197       1,954,334
    Other deposits                                                    9,256,892     4,285,787       1,053,152
    Securities sold under agreements to repurchase                       (4,498)     (210,683)           (352)
  Advances under note payable, net of repayments                        592,783    (1,948,401)      2,578,493
  Dividends paid                                                       (112,064)      (28,016)              -
                                                                   -------------  ------------  --------------
                                                                     14,813,047     7,804,884       5,585,627
                                                                   -------------  ------------  --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                  3,718,943      (873,499)     (4,845,523)

Cash and cash equivalents at beginning of year                        2,527,563     3,401,062       8,246,585
                                                                   -------------  ------------  --------------
Cash and cash equivalents at end of year                           $  6,246,506   $ 2,527,563   $   3,401,062
                                                                   =============  ============  ==============

   The accompanying notes are an integral part of these financial statements.

                                     EASTON BANCORP, INC. AND SUBSIDIARY

                                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                 (continued)

                                                                              Years Ended December 31,
                                                                        2001          2000            1999
                                                                   -------------  ------------  --------------
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED BY
  OPERATING ACTIVITIES
    Net income                                                     $    454,957   $   503,745   $     494,345

ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED BY
    OPERATING ACTIVITIES
    Provision for loan losses                                           212,946       172,893         (98,547)
    Depreciation                                                        121,742       110,437          94,890
    Amortization of intangibles                                           9,663         6,156           2,998
    Securities amortization, net of accretion                            10,263       (12,792)          2,363
    Deferred income taxes                                               (53,513)      102,337         260,792
    Increase in cash surrender value of life insurance                  (56,871)            -               -
    Loss (gain) on sale of other real estate owned
      and repossessions                                                   1,495             -          (1,249)
    Loss on sales and calls of securities                                     -        10,338               -
    Net loans originated for sale                                      (268,890)     (283,110)        (70,000)
    Decrease (increase) in
      Accrued interest receivable                                       (34,642)      (96,956)        (54,066)
      Other assets                                                      (34,865)      (21,926)         46,920
    Increase (decrease) in
      Deferred loan origination fees                                     (4,960)      (30,113)         (7,750)
      Accrued interest payable                                          (26,186)       29,805          13,277
      Accrued income taxes, net of prepaid taxes                          9,739        (1,178)              -
      Other liabilities                                                   3,288        11,444         (65,721)
                                                                   -------------  ------------  --------------
                                                                   $    344,166   $   501,080   $     618,252
                                                                   =============  ============  ==============

Noncash financing and investing activities
  Other assets acquired through repossession                       $          -   $    20,000   $           -
                                                                   =============  ============  ==============

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

     Principles of consolidation
     ---------------------------
          The consolidated financial statements of Easton Bancorp, Inc. include the accounts of its wholly owned subsidiary, Easton Bank & Trust Company. Intercompany accounts and transactions have been eliminated.

     Cash equivalents
     ----------------
          For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, and federal funds sold.

     Investment securities
     ---------------------
          As securities are purchased, management determines if the securities should be classified as held to maturity or available for sale. Securities which management has the intent and ability to hold to maturity are recorded at amortized cost which is cost adjusted for amortization of premiums and accretion of discounts to maturity. Securities which may be sold before maturity are classified as available for sale and carried at fair value with unrealized gains and losses included in stockholders' equity on an after tax basis.

     Loans held for sale
     -------------------
          The Company originates loans that are sold to investors. Because of the short holding period, these loans are carried at cost, which approximates market value.

     Loans and allowance for loan losses
     -----------------------------------
          Loans are stated at face value, plus deferred origination costs, less deferred origination fees and the allowance for loan losses. Interest on loans is credited to income based on the principal amounts outstanding. Origination fees are recorded as income over the contractual life of the related loans as an adjustment of yield. The accrual of interest is discontinued when any portion of the principal or interest is ninety days past due and collateral is insufficient to discharge the debt in full.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Loans and allowance for loan losses (continued)
     -----------------------------------------------
          The Bank maintains an allowance for loan losses that is adequate to provide for potential loan losses based on management's review and analysis of the loan portfolio. For significant problem loans, management's review consists of an evaluation of the financial strengths of the borrowers and guarantors, the related collateral, and the effects of economic conditions. The Bank uses a loan grading system where all loans are graded based on management's evaluation of the risk associated with each loan. Based on the loan grading, a factor is applied to the loan balance to provide for potential losses. The overall evaluation of the adequacy of the total allowance for loan losses is based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions.

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

     Premises and equipment
     ----------------------
          Premises and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are computed over the estimated useful lives using the straight-line method. Leasehold improvements are amortized over the terms of the lease or the estimated useful lives of the improvements, whichever is shorter.

     Advertising
     -----------
          Advertising costs are expensed over the life of ad campaigns. General purpose advertising is charged to expense as incurred.

     Income taxes
     ------------
          The provision for income taxes includes taxes payable for the current year and deferred income taxes. Deferred income taxes are provided for the temporary differences between financial and taxable income.

          Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

     Earnings per share
     ------------------
          Basic earnings per common share are determined by dividing net income by the weighted average number of shares of common stock outstanding. Diluted earnings per share are calculated including the average dilutive common stock equivalents outstanding during the period.

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

     Stock options
     -------------
          The Company accounts for stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25").

2.   CASH AND DUE FROM BANKS

          The Bank normally carries balances with other banks that exceed the federally insured limit. The average balances carried in excess of the limit, including unsecured federal funds sold to the same banks, were $2,968,797, $2,094,348, and $1,736,947 for 2001, 2000, and 1999,
     respectively.

          Banks are required to carry noninterest-bearing cash reserves at specified percentages of deposit balances. The Bank's normal amount of cash on hand and on deposit with other banks is sufficient to satisfy the reserve requirements.

3.   INVESTMENT SECURITIES

          Investment securities, comprised of U.S. government agencies, are summarized as follows:

                      2001        2000        1999
                   ----------  ----------  ----------
Amortized cost     $5,878,717  $4,994,778  $4,321,057
Unrealized gains       63,727      16,747           -
Unrealized losses      10,573      32,597     117,229
                   ----------  ----------  ----------
Market value       $5,931,871  $4,978,928  $4,203,828
                   ==========  ==========  ==========

          The amortized cost and estimated market value of investment securities, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations. Mortgage pass-through securities are due in monthly installments.

          Proceeds from the sale of investments for sale in 2000 were $1,263,844. Gross gains of $10,338 were recorded on these sales.

                                 2001                    2000                    1999
                        ---------------------   ----------------------  ----------------------
                        Amortized     Market    Amortized     Market    Amortized     Market
                           cost       value        cost       value        cost       value
                        ----------  ----------  ----------  ----------  ----------  ----------
Due
  One year or less      $  159,966  $  163,200  $  250,000  $  247,930  $        -  $        -
  After one year
    through five years   3,910,516   3,932,301   3,205,948   3,182,139   4,106,822   3,997,034
Mortgage pass-through
  securities             1,808,235   1,836,370   1,538,830   1,548,859     214,235     206,794
                        ----------  ----------  ----------  ----------  ----------  ----------
                        $5,878,717  $5,931,871  $4,994,778  $4,978,928  $4,321,057  $4,203,828
                        ==========  ==========  ==========  ==========  ==========  ==========

          Securities totaling $1,430,697 were pledged as collateral for repurchase agreements and to secure government deposits as of December 31, 2001.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


4.   LOANS AND ALLOWANCE FOR LOAN LOSSES

          Major classifications of loans are as follows:

                                                         2001         2000          1999
                                                      -----------  -----------  ------------
Commercial                                            $13,231,859  $10,032,250  $ 7,476,729
Real estate                                            34,342,588   32,573,488   29,441,565
Construction                                            7,573,805    5,096,238    3,177,267
Home equity                                             3,412,440    2,727,880    2,421,584
Consumer                                                5,239,150    4,474,671    4,054,684
                                                      -----------  -----------  ------------
                                                       63,799,842   54,904,527   46,571,829
Less deferred loan origination fees, net of deferred
  origination costs                                         4,167        9,128       25,135
Less allowance for credit losses                          750,768      645,501      555,129
                                                      -----------  -----------  ------------
Loans, net                                            $63,044,907  $54,249,898  $45,991,565
                                                      ===========  ===========  ============

     The residential mortgage portfolio is pledged as collateral under lines of credit from correspondents and the Federal Home Loan Bank.

     The rate repricing distribution of the loan portfolio follows:

Immediately                                           $17,857,739  $11,846,512  $ 7,113,209
Within one year                                        12,246,033   11,460,593   10,914,323
Less deferred loan origination fees, net of deferred   30,507,558   27,440,510   24,736,541
Over five years                                         3,188,512    4,156,912    3,807,756
                                                      -----------  -----------  ------------
                                                      $63,799,842  $54,904,527  $46,571,829
                                                      ===========  ===========  ============

     Transactions in the allowance for loan losses are as follows:

Beginning balance                                     $   645,501  $   555,129  $   490,322
Provision charged (credited) to operations                212,946      147,643     (114,136)
Less deferred loan origination fees, net of deferred       87,792       15,403      430,068
                                                      -----------  -----------  ------------
                                                          946,239      718,175      806,254
Charge-offs                                               195,471       72,674      251,125
                                                      -----------  -----------  ------------
Ending balance                                        $   750,768  $   645,501  $   555,129
                                                      ===========  ===========  ============

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


4.   LOANS  AND  ALLOWANCE  FOR  LOAN  LOSSES  (Continued)

          Nonaccrual  loans  and  loans past due 90 days or more are as follows:

                                                 2001         2000        1999
                                              -----------  ----------  ----------
Nonaccrual
  Commercial                                  $   116,106  $   88,886  $        -
  Mortgage                                        213,355     228,499     100,000
  Installment                                      23,585      39,510       8,770
                                              -----------  ----------  ----------
                                              $   353,046  $  356,895  $  108,770
                                              ===========  ==========  ==========

Interest not accrued                          $    19,654  $   28,931  $    4,658
                                              ===========  ==========  ==========
Loans past due ninety days or more,
  still accruing interest                     $   747,907  $   97,984  $    4,942
                                              ===========  ==========  ==========

          Included in nonaccrual loans at December 31, 2001, are impaired loans totaling $158,002 with average outstanding balances of $179,538. Management allocated $52,578 of the allowance for loan losses to impaired loans and charged-off $29,492 in 2001. No interest was recognized on these loans in 2001.

          The following commitments, lines of credit, and letters of credit are outstanding as of December 31:

Construction loans                            $ 3,757,443  $3,438,181  $1,561,318
Lines of credit, including home equity lines    5,675,616   4,912,511   3,456,452
Overdraft protection lines                        364,390     306,314     275,035
Standby letters of credit                         725,018     410,636      86,244
                                              -----------  ----------  ----------
                                              $10,522,467  $9,067,642  $5,379,049
                                              ===========  ==========  ==========

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


5.   PREMISES  AND  EQUIPMENT

          A summary of premises and equipment and the related depreciation expense is as follows:

                                     Estimated
                                    useful lives     2001        2000        1999
                                    ------------  ----------  ----------  ----------
Land                                        -     $  295,211  $  295,211  $  295,211
Land improvements                      20 years       40,512      40,512      40,512
Building                             10-40 years   1,304,503   1,304,503   1,304,503
Furniture, fixtures, and equipment    5-10 years     749,934     703,428     663,715
                                                  ----------  ----------  ----------
                                                   2,390,160   2,343,654   2,303,941
Accumulated depreciation                             765,781     673,635     609,289
                                                  ----------  ----------  ----------
Net premises and equipment                        $1,624,379  $1,670,019  $1,694,652
                                                  ==========  ==========  ==========

Depreciation expense                              $  121,742  $  110,437  $   94,890
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

          Lease  obligations  will  require  payments  as  follows:

        Minimum
Period  rentals
------  --------
2002    $ 39,395
2003      29,595
2004      20,930
2005       1,800
        --------
        $ 91,720
        ========

          Rent expense was $32,022 for 2001, $29,595 for 2000, and $16,221 for
     1999.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


7.   DEPOSITS

          Major classifications of interest-bearing deposits are as follows:

                                                                 2001          2000          1999
                                                             ------------  ------------  ------------
Money market and NOW                                         $21,250,869   $15,424,518   $11,673,854
Savings                                                        5,249,411     3,371,237     3,915,780
Other time                                                    38,354,005    33,274,071    27,858,566
                                                             ------------  ------------  ------------
                                                             $64,854,285   $52,069,826   $43,448,200
                                                             ============  ============  ============

          Included in other time deposits are certificates of deposit issued in denominations of $100,000 or more. The maturities and related interest expense of these deposits follow:

                                                                 2001          2000          1999
                                                             ------------  ------------  ------------
Three months or less                                         $ 6,821,070   $ 3,748,299   $ 4,224,208
Three to twelve months                                         4,805,549     4,127,645     1,814,162
One to five years                                              2,568,153     3,644,410     1,888,262
                                                             ------------  ------------  ------------
                                                             $14,194,772   $11,520,354   $ 7,926,632
                                                             ============  ============  ============

Interest expense                                             $   809,945   $   659,468   $   291,479
                                                             ============  ============  ============

          At December 31, 2001, one NOW account had a balance representing 5.06% of total deposits.

8.   SECURITIES  SOLD  UNDER  AGREEMENTS  TO  REPURCHASE

          Securities sold under agreements to repurchase represent overnight borrowings from customers. The government agency securities that are the collateral for these agreements are owned by the Company and maintained in the custody of a nonaffiliated bank designated by the Company. Additional information is as follows:

                                                                 2001          2000          1999
                                                             ------------  ------------  ------------
Maximum amount outstanding                                   $    79,999   $    77,808   $   387,868
Average amount outstanding                                        62,059        50,836       139,200
Average rate paid during the year                                   4.01%         3.99%         3.79%
Investment securities underlying the agreements at year end
  Carrying value                                             $   163,200   $    99,875   $   317,212
  Estimated fair value                                           163,200        99,875       317,212

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


9.   NOTES  PAYABLE  AND  LINES  OF  CREDIT

          The Company may borrow up to $11,173,000 from the Federal Home Loan Bank (FHLB) through any combination of notes or line of credit advances. The line of credit interest rate is a variable rate set daily by the lender. Both the notes payable and the line of credit are secured by a floating lien on all of the Company's residential first mortgage loans. The Company was required to purchase shares of capital stock in the FHLB as a condition to obtaining the line of credit.

          The Company's borrowings from the Federal Home Loan Bank are summarized:

                       Maturity                                    Interest
                         date              Rate         Balance    frequency
                   -----------------       -----       ----------  ---------
                   December 2, 2002        2.60%          600,000  Quarterly
                   June 23, 2008           5.51%        1,000,000  Quarterly
                   February 11, 2019       5.00%          622,875  Monthly
                                                       ----------
                                                       $2,222,875
                                                       ==========

          These notes will require principal repayments as follows:

                         Year                             Amount
                   -----------------                   ----------

                         2002                          $  607,739
                         2003                               8,298
                         2004                               8,900
                         2005                               9,542
                         2006                              10,232
                  Remaining balance                     1,578,164
                                                       ----------
                                                       $2,222,875
                                                       ==========

          The $1,000,000 note due June 23, 2008 is callable June 23, 2003, but reported above based on its final maturity without considering the call date.

          In addition to the line of credit available from the FHLB, the Company has federal funds lines and other lines of credit from correspondent banks totaling $5,750,000.

10.  INCOME  TAXES

          The components of income tax expense, are as follows:

             2001       2000      1999
           ---------  --------  --------
Current
  Federal  $248,263   $162,724  $      -
  State      50,762     42,199         -
           ---------  --------  --------
            299,025    204,923         -
Deferred    (53,513)   102,336   260,792
           ---------  --------  --------
           $245,512   $307,259  $260,792
           =========  ========  ========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


10.  INCOME  TAXES  (Continued)

          The components of the deferred tax (benefit) are as follows:

                                                      2001       2000       1999
                                                    ---------  ---------  --------
Provision for loan losses                           $(82,239)  $(84,280)  $ 33,506
Net operating loss carryforward                            -    132,368    184,216
Pension reserve                                       (3,797)         -          -
Depreciation                                           6,343     19,226      7,075
Cash method of accounting                             26,180     35,022     35,995
                                                    ---------  ---------  --------
                                                    $(53,513)  $102,336   $260,792
                                                    =========  =========  ========

          The components of the deferred tax assets and liabilities as of December 31, are as follows:

Deferred tax assets
  Allowance for loan losses                         $295,370   $213,131   $128,851
  Net operating loss carryforward                          -          -    132,368
  Pension reserve under life insurance contract        3,797          -          -
  Unrealized loss on securities available for sale         -      5,388     39,858
                                                    ---------  ---------  --------
                                                     299,167    218,519    301,077
                                                    ---------  ---------  --------
Deferred tax liabilities
  Depreciation                                        76,925     70,582     51,356
  Cash method of accounting                          133,908    107,726     72,704
  Unrealized gain on securities available for sale    18,072          -          -
                                                    ---------  ---------  --------
                                                     228,905    178,308    124,060
                                                    ---------  ---------  --------
Net deferred tax asset                              $ 70,262   $ 40,211   $177,017
                                                    =========  =========  ========

          The statutory federal income tax rate was 34% for 2001, 2000, and 1999. The provision for income taxes is reconciled as follows:

Income before income taxes                          $700,469   $811,004   $755,137
                                                    ---------  ---------  --------
Tax provision at statutory rates                    $238,159   $275,741   $256,747
Increase (decrease) resulting from
  State income taxes, less federal benefit            27,251     33,989          -
  Nondeductible expenses                               4,286      4,161      4,045
  Tax-exempt income                                  (20,712)         -          -
  Recognize change in expected tax reversal rate      (3,472)    (7,751)         -
  Other                                                    -      1,119          -
                                                    ---------  ---------  --------
Provision for income taxes                          $245,512   $307,259   $260,792
                                                    =========  =========  ========

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


11.  OTHER  OPERATING  EXPENSES

          Other operating expenses are comprised as follows:

                                           2001          2000         1999
                                        -----------  ------------  -----------
Advertising                             $   70,848   $    51,713   $   47,446
Professional fees                           94,166        85,258      109,104
Data processing                            164,028       138,047      103,784
Deposit assessment                          11,154        10,085        4,896
Insurance                                    9,991        11,891       13,042
Loan reports and collection costs           27,389        12,517       10,095
Provision for loss on loan commitments           -        25,250       15,589
Postage                                     47,590        38,456       30,677
Proxy and transfer agent costs              22,658        17,061       16,911
Software amortization                        9,664         6,155        2,998
Stationery and supplies                     71,651        72,819       72,800
Telephone                                   30,495        29,807       28,781
Training                                    17,909        19,277       22,103
Travel and entertainment                    32,565        26,967       33,358
Other                                      113,085        94,829       74,426
                                        -----------  ------------  -----------
                                        $  723,193   $   640,132   $  586,010
                                        ===========  ============  ===========

12.  RELATED  PARTY  TRANSACTIONS

          The executive officers and directors of the Company enter into loan transactions with the Bank in the ordinary course of business. The terms of these transactions are similar to the terms provided to other borrowers entering into similar loan transactions. A summary of the activity of loans to officers and directors follows:

                                           2001          2000         1999
                                        -----------  ------------  -----------
Beginning balance                       $1,691,783   $ 1,686,228   $2,018,872
Advances                                   407,889     1,059,786      267,372
Repayments                                (271,203)   (1,034,124)    (581,341)
Other changes                               57,044       (20,107)     (18,675)
                                        -----------  ------------  -----------
Ending balance                          $1,885,513   $ 1,691,783   $1,686,228
                                        ===========  ============  ===========

          The Company paid rent to a company that is owned by a director. Annual rental payments of $3,600 were paid for each of the three years ended December 31, 2001.

          The Company engaged a firm owned by one of the organizers to remodel the second floor of the main office. The general contractor was paid $5,631 in 1999.

          Officers, directors, and employees are depositors of the Bank, receiving the same deposit rate and terms as other customers with similar deposits. As of December 31, 2001, the deposits of executive officers and directors were approximately 3.5 % of total deposits.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


12.  RELATED  PARTY  TRANSACTIONS  (CONTINUED)

          During 2001, 2000, and 1999, the Bank leased office space to a director for $7,938 each year.

          A director is a partner in a law firm that periodically provides services to the Company or Bank. During 2001 payments to that law firm total $3,840.

13.  STOCK  OPTION  AND  STOCK  WARRANT  PLANS

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

          A summary of the status of the Company's performance-based stock option plans follows:

                       Shares                           2001    2000    1999
-----------------------------------------------------  ------  ------  ------
Outstanding, beginning of year                         56,000  56,000       -
Granted                                                     -       -  56,000
Exercised                                                   -       -       -
Forfeited                                                   -       -       -
                                                       ------  ------  ------

Outstanding, end of year                               56,000  56,000  56,000
                                                       ======  ======  ======

Total vested                                           16,800  11,200   5,600
                                                       ======  ======  ======

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

                              1999
                            ---------
Dividend yield                  0.00%
Risk-free interest rate         5.75%
Expected volatility            33.01%
Expected life in years          10.5

          Had compensation been determined in accordance with the provisions of SFAS No. 123, the Company's net income and earnings per share during 1999, would have been reduced to the following pro forma amounts:

                              1999
                            ---------
Net income
    As reported             $494,345
    Pro forma                443,614
Basic earnings per share
    As reported                 0.88
    Pro forma                   0.79
Diluted earnings per share
    As reported                 0.88
    Pro forma                   0.79

14.  PROFIT  SHARING  AND  RETIREMENT  PLANS

          In 1996, the Bank adopted a defined contribution profit sharing plan under Section 401(k) of the Internal Revenue Code. The plan covers substantially all of the employees and allows discretionary Bank contributions. During 2001, 2000, and 1999, the Board of Directors approved contributions that totaled $11,575, $9,492, and $6,583, respectively, matching 25% of employee contributions.

          In February 2001, the Bank purchased life insurance, investing $1,225,000 to fund supplemental retirement benefits for an executive officer of the Bank. Vesting occurs at the rate of 10% per year. During 2001 the Bank incurred expenses of $10,621 related to this benefit.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


15.  FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

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

          The fair value of financial instruments equals the carrying value of the instruments except for the following:

                                        2001                      2000                      1999
                              ----------------------------------------------------------------------------
                               Carrying       Fair       Carrying       Fair       Carrying       Fair
                                amount        value       amount        value       amount        value
                              -----------  -----------  -----------  -----------  -----------  -----------
Financial assets
  Loans, net                  $63,044,907  $63,963,437  $54,249,898  $54,153,821  $45,991,565  $46,017,471

Financial liabilities
  Interest-bearing deposits
   and securities sold under
   agreements to repurchase   $64,919,771  $65,542,890  $52,139,810  $52,368,199  $43,728,867  $44,018,746
  Notes payable                 2,222,875    2,238,502    1,630,092    1,579,782    3,578,493    3,578,493

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

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


16.  CAPITAL  STANDARDS

          The Federal Reserve Board and the Federal Deposit Insurance Corporation have adopted risk-based capital standards for banking organizations. These standards require ratios of capital to assets for minimum capital adequacy and to be classified as well capitalized under prompt corrective action provisions. The capital ratios and minimum capital requirements of the Bank are as follows:

                                                     Minimum           To be
                                   Actual       capital adequacy  well capitalized
(in thousands)                 Amount   Ratio    Amount   Ratio   Amount   Ratio
                               -------  ------  --------  ------  -------  ------
DECEMBER 31, 2001
------------------------
  Total capital
    (to risk-weighted assets)  $ 6,470   10.1%  $  5,110    8.0%  $ 6,387   10.0%
  Tier 1 capital
    (to risk-weighted assets)  $ 5,752    9.0%  $  2,555    4.0%  $ 3,832    6.0%
  Tier 1 capital
    (to average fourth
      quarter assets)          $ 5,752    7.5%  $  3,061    4.0%  $ 3,826    5.0%

December 31, 2000
------------------------
  Total capital
    (to risk-weighted assets)  $ 6,016   11.8%  $  4,075    8.0%  $ 5,094   10.0%
  Tier 1 capital
    (to risk-weighted assets)  $ 5,379   10.6%  $  2,038    4.0%  $ 3,056    6.0%
  Tier 1 capital
    (to average fourth
      quarter assets)          $ 5,379    8.3%  $  2,585    4.0%  $ 3,232    5.0%

December 31, 1999
------------------------
  Total capital
    (to risk-weighted assets)  $ 5,363   12.4%  $  3,450    8.0%  $ 4,312   10.0%
  Tier 1 capital
    (to risk-weighted assets)  $ 4,822   11.2%  $  1,725    4.0%  $ 2,587    6.0%
  Tier 1 capital
    (to average fourth
      quarter assets)          $ 4,822    8.9%  $  2,167    4.0%  $ 2,709    5.0%

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


17.  EARNINGS  PER  SHARE

          Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of earnings per share under the treasury stock method which could occur if options or warrants representing contracts to issue common stock were exercised.

          Earnings per share (EPS) are calculated as follows:

                                    2001      2000      1999
                                  --------  --------  --------
Net income                        $454,957  $503,745  $494,345
Weighted average basic shares      560,318   560,318   560,318
Basic EPS                         $   0.81  $   0.90  $   0.88
Weighted average dilutive shares     8,427    15,634     3,862
Diluted EPS shares                 568,745   575,952   564,180
Diluted EPS                       $   0.80  $   0.87  $   0.88

18.  PARENT  COMPANY  FINANCIAL  INFORMATION

          The balance sheets and statements of income and cash flows for Easton Bancorp, Inc. (Parent Only) follow:

                                                                    December 31,
BALANCE SHEETS                                             2001          2000         1999
                                                       -------------  -----------  -----------
                                     Assets
Cash                                                   $      11,986  $   42,843   $    5,988
Investment in subsidiary                                   5,787,384   5,368,717    4,797,526
Refundable taxes, net of refund due bank                      15,334      14,709            -
Deferred income taxes                                              -           -       80,116
                                                       -------------  -----------  -----------
          Total assets                                    $5,814,704  $5,426,269   $4,883,630
                                                       =============  ===========  ===========

                      Liabilities and Stockholders' Equity

Stockholders' equity
  Common stock                                         $      56,032  $   56,032   $   56,032
  Additional paid-in capital                               5,227,487   5,227,487    5,227,487
  Retained earnings (deficit)                                496,104     153,211     (322,518)
                                                       -------------  -----------  -----------
                                                           5,779,623   5,436,730    4,961,001
Accumulated other comprehensive income                        35,081     (10,461)     (77,371)
                                                       -------------  -----------  -----------
          Total stockholders' equity                       5,814,704   5,426,269    4,883,630
                                                       -------------  -----------  -----------
          Total liabilities and stockholders' equity       5,814,704  $5,426,269   $4,883,630
                                                       =============  ===========  ===========

                      EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

18.  PARENT  COMPANY  FINANCIAL  INFORMATION  (Continued)

                                                            Years Ended December 31,
STATEMENTS OF INCOME                                     2001        2000        1999
                                                      ----------  ----------  ----------

Revenue
  Interest revenue                                    $     643   $   1,955   $     556
  Dividends                                             112,064      28,016           -
  Equity in undistributed income of subsidiary          373,125     504,280     517,221
                                                      ----------  ----------  ----------
                                                        485,832     534,251     517,777
                                                      ----------  ----------  ----------
Expenses
  Furniture and equipment                                    50          54          49
  Other                                                  46,159      45,161      35,167
                                                      ----------  ----------  ----------
                                                         46,209      45,215      35,216
                                                      ----------  ----------  ----------
Income before income taxes                              439,623     489,036     482,561
Income tax benefit                                       15,334      14,709      11,784
                                                      ----------  ----------  ----------
Net income                                            $ 454,957   $ 503,745   $ 494,345
                                                      ==========  ==========  ==========

                                                            Years Ended December 31,
STATEMENTS OF CASH FLOWS                                   2001        2000        1999
                                                      ----------  ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
  Interest received                                   $     643   $   1,955   $     556
  Dividends received                                    112,064      28,016           -
  Income taxes refunded                                  14,709      80,116           -
  Cash paid for operating expenses                      (46,209)    (45,216)    (35,216)
                                                      ----------  ----------  ----------
                                                         81,207      64,871     (34,660)
                                                      ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Dividends paid                                       (112,064)    (28,016)          -
                                                      ----------  ----------  ----------

NET INCREASE (DECREASE) IN CASH                         (30,857)     36,855     (34,660)
                                                      ----------  ----------  ----------

Cash at beginning of year                                42,843       5,988      40,648
                                                      ----------  ----------  ----------
Cash at end of year                                   $  11,986   $  42,843   $   5,988
                                                      ==========  ==========  ==========

RECONCILIATION OF NET INCOME TO NET CASH
  PROVIDED BY OPERATING ACTIVITIES
   Net income                                         $ 454,957   $ 503,745   $ 494,345
   Adjustments to reconcile net income to net
     cash provided by (used in) operating activities
     Undistributed net income of subsidiary            (373,125)   (504,280)   (517,221)
     Deferred income taxes                                    -      80,116     (11,784)
     Increase in other assets                              (625)    (14,710)          -
                                                      ----------  ----------  ----------
                                                      $  81,207   $  64,871   $ (34,660)
                                                      ==========  ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                       EASTON BANCORP, INC. AND SUBSIDIARY

                   Notes to Consolidated Financial Statements


19.  QUARTERLY  RESULTS  OF  OPERATIONS  (UNAUDITED)

          The following is a summary of the unaudited quarterly results of operations:

                                               Three months ended
                               December 31,    September 30,    June 30,   March 31,
                              --------------  ---------------  ----------  ----------
2001
----
Interest revenue              $   1,330,409   $    1,381,884   $1,384,313  $1,349,317
Interest expense                    602,697          682,549      705,325     680,934
Net interest income                 727,712          699,335      678,988     668,383
Provision for loan losses            28,744           79,814       56,034      48,354
Net income                          185,175           93,648       75,715     100,419
Comprehensive income                166,000          122,220       77,066     135,213
Earnings per share - basic    $        0.33   $         0.17   $     0.14  $     0.18
Earnings per share - diluted  $        0.32   $         0.16   $     0.14  $     0.18

2000
----
Interest revenue              $   1,379,233   $    1,369,086   $1,259,278  $1,154,511
Interest expense                    691,902          675,368      567,022     534,105
Net interest income                 687,331          693,718      692,256     620,406
Provision for loan losses           (19,291)          47,670       65,331      53,933
Net income                          165,690          136,029      101,633     100,393
Comprehensive income                208,489          163,651      108,796      89,719
Earnings per share - basic    $        0.30   $         0.24   $     0.18  $     0.18
Earnings per share - diluted  $        0.29   $         0.24   $     0.17  $     0.17

1999
----
Interest revenue              $   1,131,539   $    1,140,479   $  944,892  $  901,995
Interest expense                    508,370          483,768      423,570     446,677
Net interest income                 623,169          656,711      521,322     455,318
Provision for loan losses                 -         (139,744)      12,804      12,804
Net income                           95,477          284,872       69,568      44,428
Comprehensive income                 76,891          280,154       37,194      29,722
Earnings per share - basic    $        0.17   $         0.51   $     0.12  $     0.08
Earnings per share - diluted  $        0.17   $         0.51   $     0.12  $     0.08


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

            DIRECTORS  AND  EXECUTIVE  OFFICERS  OF
                      EASTON  BANCORP,  INC.

W. DAVID HILL, DDS                 PRESIDENT, WILLIAM HILL MANOR, INC.
CHAIRMAN/CHIEF EXECUTIVE OFFICER

R. MICHAEL S. MENZIES, SR.         PRESIDENT AND CHIEF EXECUTIVE OFFICER
PRESIDENT                          EASTON  BANK  &  TRUST  COMPANY

SHEILA A. WAINWRIGHT               CHIEF  ADMINISTRATIVE  OFFICER
SECRETARY                          CAULK  MANAGEMENT  COMPANY

JERRY L. WILCOXON, CPA             CERTIFIED PUBLIC ACCOUNTANT
TREASURER                          ANTHONY, WALTER, DUNCAN & WILCOXON, LLP

JACK H. BISHOP, DDS                DENTIST,  JACK  H.  BISHOP,  DDS

J. PARKER CALLAHAN, JR.            FARMER

STEPHEN W. CHITTY                  PRESIDENT, TALBOT CROWN AND BRIDGE DENTAL
                                   LABORATORY

J. FREDRICK HEATON, DMD            ENDODONTIST, J. FREDRICK HEATON, DMDPA

THOMAS E. HILL                     INVESTMENT BANKER, LEGG MASON WOOD & WALKER

WILLIAM C. HILL, P.D.              PRESIDENT, HILL'S DRUG STORE, INC.

WILLIAM R. HOUCK, DDS              PEDIATRIC DENTIST, WILLIAM R. HOUCK, DDS

DAVID F. LESPERANCE                PRESIDENT, LESPERANCE CONSTRUCTION COMPANY

VINODRAI MEHTA, MD                 PHYSICIAN, VINODRAI MEHTA, MD

ROGER A. ORSINI, MD                PLASTIC & RECONSTRUCTIVE SURGEON, PRESIDENT,
                                   SHORE AESTHETIC & RECONSTRUCTIVE ASSOCIATES

MAHMOOD S. SHARIFF, MD             CARDIOLOGIST, MAHMOOD S. SHARIFF, MD

JAMES B. SPEAR, SR.                CHIEF EXECUTIVE OFFICER, J.B. SALES CO., INC.

MYRON J. SZCZUKOWSKI, JR., MD      ORTHOPAEDIC  SURGEON
                                   DELMARVA  ORTHOPAEDIC  CLINIC

ALL OF THE PERSONS NOTED ABOVE ARE DIRECTORS OF EASTON BANCORP, INC.

                                 DIRECTORS, OFFICERS AND ASSOCIATES OF
                                     EASTON BANK & TRUST COMPANY

                                                DIRECTORS
                                                ---------

                                           W. DAVID HILL, DDS
                                            CHAIRMAN OF THE BOARD

                                   SHEILA A. WAINWRIGHT, CPS - SECRETARY

                          JACK H. BISHOP, DDS               M. LINDA KILDEA
                          J. PARKER CALLAHAN, JR.           PAMELA H. LAPPEN
                          CHARLES T. CAPUTE                 DAVID F. LESPERANCE
                          WALTER E. CHASE, SR.              R. MICHAEL S. MENZIES, SR.
                          DELIA B. DENNY                    MARIAN H. SHANNAHAN
                          J. FREDRICK HEATON, DMD           MAHMOOD S. SHARIFF, MD
                          JEFFREY N. HEFLEBOWER             JAMES B. SPEAR, SR.
                          WILLIAM C. HILL                   JERRY L. WILCOXON, CPA

                                                 OFFICERS
                                                 --------

                          R. MICHAEL S. MENZIES, SR.         DELIA B. DENNY
                          PRESIDENT/CHIEF EXECUTIVE OFFICER  EXECUTIVE VICE PRESIDENT
                          JEFFREY N. HEFLEBOWER              PAMELA A. MUSSENDEN
                          EXECUTIVE VICE PRESIDENT           SENIOR VICE PRESIDENT/TREASURER
                          ROSE K. KLECKNER                   KATHLEEN A. KURTZ
                          VICE PRESIDENT                     VICE PRESIDENT
                          LISA A. IRONS                      TERRI L. BRANNOCK
                          MORTGAGE OFFICER                   ASSISTANT TREASURER
                          SUSAN D. HASCHEN                   JACQUELINE D. WILSON
                          ASSISTANT TREASURER                ASSISTANT TREASURER

                                                  ASSOCIATES
                                                  ----------

WENDY A. BUCKLER, CREDIT ADMINISTRATIVE ASSISTANT            CAMILLE A. PECORAK, ADMINISTRATIVE ASSISTANT
ROCHELLE L. CORKELL, CUSTOMER SERVICE REPRESENTATIVE         CASEY A. PINDER, CUSTOMER SERVICE REPRESENTATIVE
BRENDA L. FORBES, LOAN PROCESSOR                             KIMBERLY D. RADA, SENIOR CUSTOMER SERVICE REPRESENTATIVE
BEVERLY A. FORT, INFORMATION MANAGER                         BRENDA S. RASH, OPERATIONS ASSISTANT
CHRISTINE L. FOXWELL, CREDIT ADMINISTRATIVE ASSISTANT        KELLY A. REED, FINANCIAL SERVICE REPRESENTATIVE
VERLYNN A. HANEKE, CUSTOMER SERVICE REPRESENTATIVE
ERIC L. HONTZ, OPERATIONS ASSISTANT                          AVONDA N.F. ROUNDS, CUSTOMER SERVICE REPRESENTATIVE
ANNE H. HUGHES, CREDIT ADMINISTRATIVE ASSISTANT              BRIDGET A. SCHETTINI, CUSTOMER SERVICE REPRESENTATIVE
LAURA M. KING, OPERATIONS ASSISTANT                          BEVERLY M. THOMAS, FINANCIAL SERVICE REPRESENTATIVE
TRACY T. LEDNUM, CUSTOMER SERVICE REPRESENTATIVE SUPERVISOR  SUZANNE W. WIELAND, CUSTOMER SERVICE REPRESENTATIVE
AMY C. LYNCH, MORTGAGE COORDINATOR                           JAMES W. WILLEY, FINANCIAL SERVICE REPRESENTATIVE
STEPHEN J. MAYES, DOCUMENT TRANSPORTATION MANAGER            SHERRY L. WINSTEAD, CUSTOMER SERVICE REPRESENTATIVE